April 12	Filed pursuant to Rule 424(b)(4) Registration No. 333-233534

PROSPECTUS

26,669,650 shares of common stock

This prospectus relates to the offer and sale of up to 26,669,650 shares of common stock, par value $0.00067, of BioLargo, Inc., a Delaware corporation, by the selling stockholders identified herein (referred to collectively herein as the “selling stockholders,” or individually as a “selling stockholder”). The shares are all issuable upon exercise of warrants granted to the selling stockholders at various times. The exercise price and other terms of the warrants vary and are described in more detail in this prospectus.

The warrants were issued between December 16, 2014 and September 12, 2019, at exercise prices ranging from $0.25 to $0.70 per share. The warrants expire on various dates ranging from December 16, 2019 through September 12, 2024. As of the date of this prospectus, warrants to purchase 616,000 shares at $0.30 have expired. The warrants were issued pursuant to various warrant agreements, all of which are listed as Exhibits to the registration statement of which this prospectus is part.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders. We may receive up to approximately $7,265,000 aggregate gross proceeds in the event the remaining warrants are exercised.

After exercise of the warrants, the selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this prospectus. Each selling stockholder may be considered “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Since January 23, 2008, our common stock has been quoted on the OTC Markets “OTCQB” marketplace (formerly known as the “OTC Bulletin Board”, and referred to in this prospectus as the “OTC Markets”) under the trading symbol “BLGO.” On April 21, 2020, the last reported sale price of our common stock on the OTC Markets was $0.16.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 3 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 12, 2021

iii

Unless otherwise specified, the information in this prospectus is set forth as of April 12, 2021, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

iv

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this registration statement fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to “BioLargo,” the “Company,” “our company,” “we,” “us” and “our,” we mean BioLargo, Inc., a Delaware corporation, and its subsidiaries, BioLargo Life Technologies, Inc., a California corporation, Odor-No-More, Inc., a California corporation, BioLargo Water Investment Group, Inc., a California corporation (and its subsidiary, BioLargo Water, Inc., a Canadian corporation), BioLargo Development Corp., a California corporation, BioLargo Engineering, Science & Technologies, LLC, Tennessee limited liability company, and partially owned Clyra Medical Technologies, Inc., a California corporation. This prospectus contains forward-looking statements and information relating to BioLargo. See “Cautionary Note Regarding Forward Looking Statements” on page 14.

Our Company

BioLargo, Inc. is a Delaware corporation.

Our principal executive offices are located at 14921 Chestnut St., Westminster, California 92683. Our telephone number is (888) 400-2863.

ABOUT THIS REGISTRATION

The Registration Statement

This prospectus covers 26,669,650 shares of stock, all of which are offered for sale by the selling stockholders. As of the date of this prospectus, warrants to purchase 616,000 shares at $0.30 have expired. The shares offered hereby are not yet issued and outstanding but will be issued upon exercise of warrants issued to the selling stockholders.

Securities Offered

Common stock to be offered by the selling stockholders	26,669,650 shares issuable upon the exercise of outstanding warrants, less expired warrants to purchase 616,000 shares.

Common stock outstanding prior to this offering	239,723,128 shares, as of April 7, 2021.

Common stock to be outstanding after giving effect to the issuance of 26,053,650 additional shares registered hereunder	Assuming all warrants are exercised, 265,776,778 shares.

Use of Proceeds

We will receive no proceeds from the sale of shares of common stock by the selling stockholders in this offering. We will receive up to $7,265,000 in aggregate gross proceeds upon exercise of the warrants. Any proceeds that we receive from the selling stockholders upon exercise of the warrants will be used for working capital requirements of the Company’s business divisions and for the repayment of debt. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Symbol on the OTC Markets	“BLGO”

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to our Business

COVID-19

The Covid-19 crisis creates an environment in which no person can be certain about what is next. The global reach and impact are far reaching and place extreme pressure on financing, sales, accounts receivable collection cycles, and any growth plan. We believe the Covid-19 virus crisis may have a delaying effect on our plans for growth and expansion. We urge the reader to consider our forward-looking statements in light of the extraordinary circumstances of today’s business, social and economic climate. While our company is mobilizing to be a solutions provider to help inhibit the spread of Covid-19, these business plans are not mature and may be more difficult that we expect. While it may be reasonable to assume that the crisis will subside, we cannot be certain about the timing and a host of impacts that cannot be easily predicted to occur.

Our limited operating history makes evaluation of our business difficult.

We have limited and only nominal historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Because our operations are not yet sufficient to fund our operational expenses, we rely on investor capital to fund operations. Our limited operational history makes it difficult to forecast the need for future financing activities. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. Our failure to address these risks and difficulties successfully could seriously harm us.

We have never generated significant revenues, have a history of losses, and cannot assure you that we will ever become or remain profitable.

We have not yet generated enough revenue or gross profit from operations to fund our expenses, and, accordingly, we have incurred net losses every year since our inception. We have funded the majority of our activities through the issuance of convertible debt or equity securities. Although we are devoting more energy and money to our sales and marketing activities, we continue to anticipate net losses and negative cash flow for the foreseeable future. Our ability to reach positive cash flow depends on many factors, including our ability to fund sales and marketing activities, and the rate of client adoption. There can be no assurance that our revenues will be sufficient for us to become profitable in 2021 or future years, or thereafter maintain profitability. We may also face unforeseen problems, difficulties, expenses or delays in implementing our business plan, including regulatory hurdles.

Our cash requirements are significant. We will continue to require additional financing to sustain our operations and without it we may not be able to continue operations.

Our cash requirements and expenses continue to be significant. Our net cash used in continuing operations for the year ended December 31, 2020, was $4,154,000, almost $350,000 per month on average. During 2020, we generated $2,432,000 in consolidated gross revenues, about $200,000 per month on average. Thus, in order to become profitable, we must significantly increase our revenues. Although our revenues are increasing through sales of our products and from our engineering division, we expect to continue to use cash in 2021 as it becomes available and to continue to sell our securities to fund operations.

At December 31, 2020, we had working capital deficit of $2,039,000. Our auditor’s report for the year ended December 31, 2020 includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional financing to continue these operations.

We have relied on private securities offerings, as well as Lincoln Park Capital (see below), to provide cash needed to close the gap between operational revenue and expenses. Our ability to rely on private financing may change if the United States enters a recession, if the Dow Industrial Average or Nasdaq composite decline significantly, if interest rates rise, if real estate declines, or many other factors that impact private investors’ willingness to invest in high-risk companies. Thus, while we have been able to rely on private investments in the past, we may not be able to do so in the near future.

In the year ended December 31, 2020, we relied on our agreements with Lincoln Park Capital to sell shares and raise capital, as well as other private investors. In total, received almost $3 million from stock sales. In the year ended December 31, 2020, we issued more than 17 million shares of stock to these investors. In the year ended December 31, 2019, we had received more than $4 million from the sale of convertible notes, and in the year ended December 31, 2020, we issued more than 30 million shares of stock to convert those notes to equity and fund operations and R&D for the year.

In the three months ended March 31, 2021, we sold 12,511,674 shares of stock to Lincoln Park and received $2,020,031 in gross and net proceeds.

These issuances are dilutive to our existing stockholders. We intend to continue these financing activities, and thus intend to continue to dilute the existing stockholders.

We regularly issue stock, or stock options, instead of cash, to pay some of our operating expenses. These issuances are dilutive to our existing stockholders.

We are party to agreements that provide for the payment of, or permit us to pay at our option, securities rather than cash in consideration for services provided to us. We include these provisions in agreements to allow us to preserve cash. We anticipate that we will continue to do so in the future. All such issuances preserve our cash reserves, but are also dilutive to our stockholders because they increase (and will increase in the future) the total number of shares of our common stock issued and outstanding, even though such arrangements assist us with managing our cash flow. These issuances also increase the expense amount recorded.

Our stockholders face further potential dilution in any new financing.

In the year ended December 31, 2020, we issued almost 60 million shares of our common stock, almost all which was issued for current and past financing activities that included our retiring debt of almost $5 million plus funding current operating activities and R&D for the year. In the three months ended March 31, 2021, we issued approximately 14 million shares of stock. Our private securities offerings typically provide for convertible securities, including notes and warrants. Those warrants often include provisions that require investors to pay for the underlying shares with cash, which if executed would generate working capital for the company. Any additional capital that we raise would dilute the interest of the current stockholders and any persons who may become stockholders before such financing. Given the price of our common stock, such dilution in any financing of a significant amount could be substantial.

We may be required to seek stockholder approval to amend our charter to increase our authorized number of shares

We have approximately 240 million common shares outstanding. We have reserved for further issuance approximately 115 million shares: 16 million to Lincoln Park, 42 million under our 2018 Equity Plan, 32 million to warrant holders, 18 million to “non-plan” option holders, and 6 million outstanding in our 2007 equity plan. As our Certificate of Incorporation authorizes us to issue 400 million shares, we currently less than 50 million shares available. If we run out of shares to issue, the Company would be required to secure stockholder approval to amend the charter and increase the authorized number of shares. If our stockholders do not agree to increase the number of shares our Certificate of Incorporation authorizes us to issue, we may have to cease further financing activities. If we were forced to do so, we would run out of cash and significantly curtail our operations.

Our stockholders face further potential adverse effects from the terms of any preferred stock that may be issued in the future.

Our certificate of incorporation authorizes 50 million shares of preferred stock. None are outstanding as of the date hereof. In order to raise capital to meet expenses or to acquire a business, our board of directors may issue additional stock, including preferred stock. Any preferred stock that we may issue may have voting rights, liquidation preferences, redemption rights and other rights, preferences and privileges. The rights of the holders of our common stock will be subject to, and in many respects subordinate to, the rights of the holders of any such preferred stock. Furthermore, such preferred stock may have other rights, including economic rights, senior to our common stock that could have a material adverse effect on the value of our common stock. Preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, can also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company.

Our revenue growth rate may not be indicative of future performance and may slow over time.

Although we have grown rapidly over the last several years, our revenue growth rate may slow over time for a number of reasons, including increasing competition, market saturation, slowing demand for our products and services, increasing regulatory costs and challenges, the impact of COVID-19, and failure to capitalize on growth opportunities.

We do not have contracts with customers that require the purchase of a minimum amount of our products.

None of our customers provide us with firm, long-term or short-term volume purchase commitments. As a result, we could have periods during which we have no or limited orders for our products but will continue to have fixed costs. We may not be able to find new customers in a timely manner if we experience no or limited purchase orders. Periods of no or limited purchase orders for our products, particularly from one or more of our four largest customers, could adversely affect our business, financial condition and results of operations.

There are several specific business opportunities we are considering in further development of our business. None of these opportunities is yet the subject of a definitive agreement, and many of these opportunities will require additional funding obligations on our part, for which funding is not currently in place.

In furtherance of our business plan, we are presently considering a number of opportunities to promote our business, to further develop and broaden, and to license, our technology with third parties. While discussions are underway with respect to such opportunities, there are no definitive agreements in place with respect to any of such opportunities at this time. There can be no assurance that any of such opportunities being discussed will result in definitive agreements or, if definitive agreements are entered into, that they will be on terms that are favorable to us.

Moreover, should any of these opportunities result in definitive agreements being executed or consummated, we may be required to expend additional monies above and beyond our current operating budget to promote such endeavors. No such financing is in place at this time for such endeavors, and we cannot assure you that any such financing will be available, or if it is available, whether it will be on terms that are favorable to our company.

We expect to incur future losses and may not be able to achieve profitability.

Although we are generating revenue from the sale of our products and from providing services, and we expect to generate revenue from new products we are introducing, and eventually from other license or supply agreements, we anticipate net losses and negative cash flow to continue for the foreseeable future until our products are expanded in the marketplace and they gain broader acceptance by resellers and customers. Our current level of sales is not sufficient to support the financial needs of our business. We cannot predict when or if sales volumes will be sufficiently large to cover our operating expenses. We intend to expand our marketing efforts of our products as financial resources are available, and we intend to continue to expand our research and development efforts. Consequently, we will need to generate significant additional revenue or seek additional financings to fund our operations. This has put a proportionate corresponding demand on capital. Our ability to achieve profitability is dependent upon our efforts to deliver a viable product and our ability to successfully bring it to market, which we are currently pursuing. Although our management is optimistic that we will succeed in licensing our technology, we cannot be certain as to timing or whether we will generate sufficient revenue to be able to operate profitably. If we cannot achieve or sustain profitability, then we may not be able to fund our expected cash needs or continue our operations. If we are not able to devote adequate resources to promote commercialization of our technology, then our business plans will suffer and may fail.

Because we have limited resources to devote to sales, marketing and licensing efforts with respect to our technology, any delay in such efforts may jeopardize future research and development of technologies and commercialization of our technology. Although our management believes that it can finance commercialization efforts through sales of our securities and possibly other capital sources, if we do not successfully bring our technology to market, our ability to generate revenues will be adversely affected.

Our internal controls are not effective.

We have determined that our disclosure controls and procedures and our internal control over financial reporting are currently not effective. The lack of effective internal controls, has not yet, but could in the future, materially adversely affect our financial condition and ability to carry out our business plan. As more financial resources come available, we need to invest in additional personnel to better manage the financial reporting processes.

If we are not able to manage our anticipated growth effectively, we may not become profitable.

We anticipate that expansion will continue to be required to address potential market opportunities for our technologies and our products. Our existing infrastructure is limited. While we believe our current manufacturing processes as well as our office and warehousing provide the basic resources to expand to sales of  more than $2 million per month, our infrastructure will need more staffing to support manufacturing, customer service, administration as well as sales/account executive functions. There can be no assurance that we will have the financial resources to create new infrastructure, or that any such infrastructure will be sufficiently scalable to manage future growth, if any. There also can be no assurance that, if we invest in additional infrastructure, we will be effective in expanding our operations or that our systems, procedures or controls will be adequate to support such expansion. In addition, we will need to provide additional sales and support services to our partners if we achieve our anticipated growth with respect to the sale of our technology for various applications. Failure to properly manage an increase in customer demands could result in a material adverse effect on customer satisfaction, our ability to meet our contractual obligations, and our operating results.

Some of the products incorporating our technology will require regulatory approval.

The products in which our technology may be incorporated have both regulated and non-regulated applications. The regulatory approvals for certain applications may be difficult, impossible, time consuming and/or expensive to obtain. While our management believes such approvals can be obtained for the applications contemplated, until those approvals from the FDA or the EPA or other regulatory bodies, at the federal and state levels, as may be required are obtained, we may not be able to generate commercial revenues for regulated products. Certain specific regulated applications and their use require highly technical analysis and additional third-party validation and will require regulatory approvals from organizations like the FDA. Certain applications may also be subject to additional state and local agency regulations, increasing the cost and time associated with commercial strategies. Additionally, most products incorporating our technology that may be sold in the European Union (“EU”) will require EU and possibly also individual country regulatory approval. All such approvals, including additional testing, are time-consuming, expensive and do not have assured outcomes of ultimate regulatory approval.

We need to outsource and rely on third parties for the manufacture of the chemicals, material components or delivery apparatus used in our technology, and part of our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources or capability to manufacture the chemicals necessary to make our odor control products. Our business model calls for the outsourcing of the manufacture of these chemicals in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position and the profitability of our business. Accordingly, we must enter into agreements with other companies that can assist us and provide certain capabilities, including sourcing and manufacturing, which we do not possess. We may not be successful in entering into such alliances on favorable terms or at all. Even if we do succeed in securing such agreements, we may not be able to maintain them. Furthermore, any delay in entering into agreements could delay the development and commercialization of our technology or reduce its competitiveness even if it reaches the market. Any such delay related to such future agreements could adversely affect our business.  While we have been able to secure materials and supplies like plastic containers through the COVID-19 crisis, we have not assurances that our ability to purchase in large quantities on a continual basis.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the commercialization of our technology could be delayed or curtailed.

To the extent that we rely on other companies to manufacture the chemicals used in our technology, or sell or market products incorporating our technology, we will be dependent on the timeliness and effectiveness of their efforts. If any of these parties does not perform its obligations in a timely and effective manner, the commercialization of our technology could be delayed or curtailed because we may not have sufficient financial resources or capabilities to continue such efforts on our own.

We rely on a small number of key supply ingredients in order to manufacture CupriDyne Clean.

The raw ingredients used to manufacture CupriDyne Clean are readily available from multiple suppliers. However, commodity prices for these ingredients can vary significantly, and the margins that we are able to generate could decline if prices rise. If our manufacturing costs rise significantly, we may be forced to raise the prices for our products, which may reduce their acceptance in the marketplace.

If our technology or products incorporating our technology do not gain market acceptance, it is unlikely that we will become profitable.

The potential markets for products into which our technology can be incorporated are rapidly evolving, and we have many successful competitors including some of the largest and most well-established companies in the world. The commercial success of products incorporating our technology will depend on the adoption of our technology by commercial and consumer end users in various fields.

Market acceptance may depend on many factors, including:

●	the willingness and ability of consumers and industry partners to adopt new technologies from a company with little or no history in the industry;

●	our ability to convince potential industry partners and consumers that our technology is an attractive alternative to other competing technologies;

●	our ability to license our technology in a commercially effective manner;

●

our ability to continue to fund operations while our products move through the process of gaining acceptance, before the time in which we are able to scale up production to obtain economies of scale; and

●	our ability to overcome brand loyalties.

If products incorporating our technology do not achieve a significant level of market acceptance, then demand for our technology itself may not develop as expected, and, in such event, it is unlikely that we will become profitable.

Any revenues that we may earn in the future are unpredictable, and our operating results are likely to fluctuate from quarter to quarter.

We believe that our future operating results will fluctuate due to a variety of factors, including:

●	delays in product development by us or third parties;

●	market acceptance of products incorporating our technology;

●	changes in the demand for, and pricing of, products incorporating our technology;

●	competition and pricing pressure from competitive products; and

●	expenses related to, and the results of, proceedings relating to our intellectual property.

We expect our operating expenses will continue to fluctuate significantly in 2021 and beyond, as we continue our research and development and increase our marketing and licensing activities. Although we expect to generate revenues from licensing our technology in the future, revenues may decline or not grow as anticipated, and our operating results could be substantially harmed for a particular fiscal period. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price most likely would decline.

Some of our revenue may be dependent on the award of new contracts from the U.S. government, which we do not directly control.

Some of our revenue has been generated from sales to the U.S. Defense Logistics Agency through a bid process in response to request for bids. The timing and size of requests for bids is unpredictable and outside of our control. The number of other companies competing for these bids is also unpredictable and outside of our control. In the event of more competition for these awards, we may have to reduce our margins. These variables make it difficult to predict when or if we will sell more products to the U.S. government, which in turns makes it difficult to stock inventory and purchase raw materials.

We have limited product distribution experience, and we rely in part on third parties who may not successfully sell our products.

We have limited product distribution experience and rely in part on product distribution arrangements with third parties. In our future product offerings, we may rely solely on third parties for product sales and distribution. We also plan to license our technology to certain third parties for commercialization of certain applications. We expect to enter into additional distribution agreements and licensing agreements in the future, and we may not be able to enter into these additional agreements on terms that are favorable to us, if at all. In addition, we may have limited or no control over the distribution activities of these third parties. These third parties could sell competing products and may devote insufficient sales efforts to our products. As a result, our future revenues from sales of our products, if any, will depend on the success of the efforts of these third parties.

We may not be able to attract or retain qualified senior personnel.

We believe we are currently able to manage our current business with our existing management team. However, as we expand the scope of our operations, we will need to obtain the full-time services of additional senior management and other personnel. Competition for highly-skilled personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel. Our failure to do so could have an adverse effect on our ability to implement our business plan. As we add full-time senior personnel, our overhead expenses for salaries and related items will increase from current levels and, depending upon the number of personnel we hire and their compensation packages, these increases could be substantial.

If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to achieve profitability.

Our future success is substantially dependent on the efforts of our senior management, particularly Dennis P. Calvert, our president and chief executive officer. The loss of the services of Mr. Calvert or other members of our senior management may significantly delay or prevent the achievement of product development and other business objectives. Because of the scientific nature of our business, we depend substantially on our ability to attract and retain qualified marketing, scientific and technical personnel. There is intense competition among specialized and technologically-oriented companies for qualified personnel in the areas of our activities. If we lose the services of, or do not successfully recruit, key marketing, scientific and technical personnel, then the growth of our business could be substantially impaired. At present, we do not maintain key man insurance for any of our senior management, although management is evaluating the potential of securing this type of insurance in the future as may be available.

Nondisclosure agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on nondisclosure agreements with our employees, potential licensing partners, potential manufacturing partners, testing facilities, universities, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

We may become subject to product liability claims.

As a business that manufactures and markets products for use by consumers and institutions, we may become liable for any damage caused by our products, whether used in the manner intended or not. Any such claim of liability, whether meritorious or not, could be time-consuming and/or result in costly litigation. Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above and may not be adequate to indemnify for all liabilities that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business and operating results, and you may lose some or all of any investment you have made, or may make, in our company.

Litigation or the actions of regulatory authorities may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur major expenditures and distract our management. For example, lawsuits by employees, former employees, investors, stockholders, partners, customers or others, or actions taken by regulatory authorities, could be very costly and substantially disrupt our business. As a result of our financing activities over time, and by virtue of the number of people that have invested in our company, we face increased risk of lawsuits from investors. Such lawsuits or actions could from time to time be filed against our company and/or our executive officers and directors. Such lawsuits and actions are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or actions on terms favorable to our company.

If we suffer negative publicity concerning the safety or efficacy of our products, our sales may be harmed.

If concerns should arise about the safety or efficacy of any of our products that are marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for those products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not those claims are supported by applicable law.

The licensing of our technology or the manufacture, use or sale of products incorporating our technology may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

●	incur substantial monetary damages;

●	encounter significant delays in marketing our current and proposed product candidates;

●	be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses;

●	lose patent protection for our inventions and products; or

●	find our patents are unenforceable, invalid or have a reduced scope of protection

Parties making such claims may be able to obtain injunctive relief that could effectively block our company’s ability to further develop or commercialize our current and proposed product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm our company. Litigation, regardless of outcome, could result in substantial cost to, and a diversion of efforts by, our company.

Our patents are expensive to maintain, our patent applications are expensive to prosecute, and thus we are unable to file for patent protection in many countries.

Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technology and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. Pending patent applications relating to our technology may not result in the issuance of any patents or any issued patents that will offer protection against competitors with similar technology. We must employ patent attorneys to prosecute our patent applications both in the United States and internationally. International patent protection requires the retention of patent counsel and the payment of patent application fees in each foreign country in which we desire patent protection, on or before filing deadlines set forth by the International Patent Cooperation Treaty (“PCT”). We therefore choose to file patent applications only in foreign countries where we believe the commercial opportunities require it, considering our available financial resources and the needs for our technology. This has resulted, and will continue to result, in the irrevocable loss of patent rights in all but a few foreign jurisdictions.

Patents we receive may be challenged, invalidated or circumvented in the future, or the rights created by those patents may not provide a competitive advantage. We also rely on trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

We are subject to risks related to future business outside of the United States.

Over time, we may develop business relationships outside of North America, and as those efforts are pursued, we will face risks related to those relationships such as:

●	foreign currency fluctuations;

●	unstable political, economic, financial and market conditions;

●	import and export license requirements;

●	trade restrictions;

●	increases in tariffs and taxes;

●	high levels of inflation;

●	restrictions on repatriating foreign profits back to the United States;

●	greater difficulty collecting accounts receivable and longer payment cycles;

●	less favorable intellectual property laws, and the lack of intellectual property legal protection;

●	regulatory requirements;

●	unfamiliarity with foreign laws and regulations; and

●	changes in labor conditions and difficulties in staffing and managing international operations.

The volatility of certain raw material costs may adversely affect operations and competitive price advantages for products that incorporate our technology.

Most of the chemicals and other key materials that we use in our business, such as minerals, fiber materials and packaging materials, are neither generally scarce nor price sensitive, but prices for such chemicals and materials can be cyclical. Supply and demand factors, which are beyond our control, generally affect the price of our raw materials. We try to minimize the effect of price increases through production efficiency and the use of alternative suppliers, but these efforts are limited by the size of our operations. If we are unable to minimize the effects of increased raw material costs, our business, financial condition, results of operations and cash flows may be materially adversely affected.

Certain of our products sales historically have been highly impacted by fluctuations in seasons and weather.

Industrial odor control products have proven highly effective in controlling volatile organic compounds that are released as vapors produced by decomposing waste material. Such vapors are produced with the highest degree of intensity in temperatures between 40 degrees Fahrenheit (5 degrees Celsius) and 140 degrees Fahrenheit (60 degrees Celsius). When weather patterns are cold or in times of precipitation, our clients are less prone to use our odor control products, presumably because such vapors are less noticeable or, in the case of precipitation, can be washed away or altered. This leads to unpredictability in use and sales patterns for, especially, our CupriDyne Clean product line which accounts for over one-half our total sales.

The cost of maintaining our public company reporting obligations is high.

We are obligated to maintain our periodic public filings and public reporting requirements, on a timely basis, under the rules and regulations of the SEC. In order to meet these obligations, we will need to continue to raise capital. If adequate funds are not available, we will be unable to comply with those requirements and could cease to be qualified to have our stock traded in the public market. As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as related rules adopted by the SEC, has imposed substantial requirements on public companies, including certain corporate governance practices and requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our contractors and consultants, could be subject to pandemics, earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics, acts of terrorism, acts of war and other natural or man-made disasters or business interruptions, for which we are predominantly self-insured. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely in part on third-party manufacturers to produce and process our products or the raw materials used to make our products. Our ability to obtain supplies of our products or raw materials could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster, pandemics, epidemics, or other business interruption, including the recent novel strain of coronavirus (SARS‑CoV‑2 aka COVID-19) that originally surfaced in Wuhan, China in December 2019. The extent to which COVID‑19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID‑19 and the actions to contain 2 or treat its impact, among others. Our corporate headquarters and offices of ONM are in Southern California near major earthquake faults and fire zones. Our operations and financial condition could suffer in the event of a major earthquake, fire or other natural disaster.

The COVID-19 coronavirus pandemic is ongoing and may result in significant disruptions to our clients and/or supply chain which could have a material adverse effect on our business and revenues.

The COVID-19 pandemic is still ongoing as of the date of this prospectus, is still evolving and much of its impact remains unknown. It is impossible to predict the impact it may have on the development of our business and on our revenues in 2021.

Our corporate headquarters and offices of our ONM Environmental division are in Southern California. On March 19, 2020, California’s Governor issued an executive order that all residents of the State must stay at home indefinitely except as needed to maintain “essential critical infrastructure”. Varying forms of this initial order were in place as of December 31, 2020, and are expected to remain in place for the foreseeable future. COVID cases are currently increasing in certain European countries, and that may foretell an additional surge of cases in the United States or in California in the next months. As a result of the initial stay-at-home order, and subsequent restrictions, many businesses have closed and many people are out of work. Although many of our clients are included in the definitions of “essential critical infrastructure”, such as wastewater treatment plants and refuse collection infrastructure, these restrictions have affected our clients’ willingness to purchase our products and services, and adversely affected our revenues in 2020 at various times, and may continue to do so.

The severity of the coronavirus pandemic could also make access to our existing supply chain difficult or impossible by delaying the delivery of key raw materials used in our product candidates and therefore delay the delivery of our products. Any of these results could materially impact our business and have an adverse effect on our business.

A recession in the United States may affect our business.

If the U.S. economy were to contract into a recession or depression, our existing clients, and potential future clients, may divert their resources to other goods and services, and our business may suffer.

Risks Relating to our Common Stock

The sale or issuance of our common stock to Lincoln Park may cause dilution, and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On March 30, 2020, we entered into a Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park agreed to purchase from us at our request up to an aggregate of $10,250,000 of our common stock (subject to certain limitations) from time to time over a period of three years, noted above in our Risks Related to our Business. We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park. Sales of our common stock, if any, to Lincoln Park will depend on market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell pursuant to the LPC Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock, as well as sales of our stock by Lincoln Park into the open market causing reductions in the price of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire to effect sales.

Our common stock is thinly traded and largely illiquid.

Our stock is currently quoted on the OTC Markets (OTCQB). Being quoted on the OTCQB has made it more difficult to buy or sell our stock and from time to time has led to a significant decline in the frequency of trades and trading volume. Continued trading on the OTCQB will also likely adversely affect our ability to obtain financing in the future due to the decreased liquidity of our shares and other restrictions that certain investors have for investing in OTCQB traded securities. While we intend to seek listing on the Nasdaq Stock Market (“Nasdaq”) or another national stock exchange when our company is eligible, there can be no assurance when or if our common stock will be listed on Nasdaq or another national stock exchange.

The market price of our stock is subject to volatility.

Our stock price has been and is likely to continue to be volatile. As a result of this volatility, investors may not be able to sell their common stock at or above their purchase price. The market price of our common stock and warrants may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●

Because our stock is thinly traded, its price can change dramatically over short periods, even in a single day. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk. The market price of our common stock could fluctuate widely in response to many factors, including:

●	developments with respect to patents or proprietary rights;

●	announcements of technological innovations by us or our competitors;

●	announcements of new products or new contracts by us or our competitors;

●	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

●	changes in financial estimates by securities analysts and whether any future earnings of ours meet or exceed such estimates;

●	conditions and trends in our industry;

●	new accounting standards;

●	the size of our public float;

●	short sales, hedging, and other derivative transactions involving our common stock;

●	sales of large blocks of our common stock including sales by our executive officers, directors, and significant stockholders, including Lincoln Park;

●	general economic, political and market conditions and other factors; and

●	the occurrence of any of the risks described herein.

You may have difficulty selling our shares because they are deemed a “penny stock”.

Because our common stock is not quoted or listed on a national securities exchange, if the trading price of our common stock remains below $5.00 per share, which we expect for the foreseeable future, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction before the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer and current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and the ability of holders of our common stock to sell their shares.

Because our shares are deemed a “penny stock,” rules enacted by FINRA make it difficult to sell previously restricted stock.

Rules put in place by the Financial Industry Regulatory Authority (FINRA) require broker-dealers to perform due diligence before depositing unrestricted common shares of penny stocks, and as such, some broker-dealers, including many large national firms (such as eTrade and Charles Schwab), are refusing to deposit previously restricted common shares of penny stocks. We routinely issued non-registered restricted common shares to investors, vendors and consultants. The issuance of such shares is subjected to the FINRA-enacted rules. As such, it can be difficult for holders of restricted stock, including those issued in our private securities offerings, to deposit the shares with broker-dealers and sell those shares on the open market.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock, and must rely on the benefit of owning shares, and presumably a rise in share price. We cannot predict the future price of our stock, and due to the factors enumerated herein, can make no assurance of a future increase in the price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section titled “Risk Factors” incorporated by reference herein. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not assume any obligation to update any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law. In the light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders upon exercise of outstanding warrants to purchase common stock. We will receive no proceeds from the sale of shares of common stock by the selling stockholders in this offering. We may receive up to $7.45 million in aggregate gross proceeds upon exercise of the underlying warrants; provided, however, the exercise price of the warrants is currently much higher than the price at which our common stock is trading and therefore we do not anticipate the warrants to be exercised unless and until the price of our stock increases. See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the exercise of the warrants to help fund general working capital for our corporate operations and repayment of debt.

DIVIDEND POLICY

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of December 31, 2020 (unaudited), and as adjusted to give effect to the sale of the shares offered hereby and the use of proceeds, as described in the section titled “Use of Proceeds” above.

You should read this information in conjunction with “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2020.

	As of December 31, 2020
	Actual	As Adjusted(1)
CASH AND CASH EQUIVALENTS	$716,000	$7,981,000

STOCKHOLDERS’ DEFICIT:
Convertible Preferred Series A, $.00067 Par Value, 50,000,000 Shares Authorized, -0- Shares Issued and Outstanding at December 31, 2020.	—	—
Common stock, $.00067 Par Value, 400,000,000 Shares Authorized, 225,885,682 Shares Issued at December 31, 2020, and 251,939,332 Shares Issued, as adjusted.	151,000	168,000
Additional paid-in capital	135,849,000	143,097,000
Accumulated other comprehensive loss	(101,000)	(101,000)
Accumulated deficit	(132,041,000)	(132,041,000)

Total Biolargo and subsidiaries stockholders’ deficit	3,858,000	11,307,000
Non-controlling interest	(4,093,000)	(4,093,000)
Total stockholders’ deficit	(235,000)	7,030,000
Total liabilities and stockholders’ deficit	4,942,000	12,207,000

(1)

The “as adjusted” column assumes the selling stockholders exercise the remaining exercisable warrants to purchase 26,053,650 shares for an aggregate exercise price of $7,265,000, and that all shares registered hereunder are issued. Of the shares registered, only 2,484,375 are priced at below our current stock price. As such, we believe that unless and until our stock price increases, it is unlikely that a majority of warrants would be exercised.

DILUTION

The net tangible book value of our company as of December 31, 2020 was $(2,726,000) or approximately $(0.012) per share of common stock. Net tangible book value per share is determined by dividing the net tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

Assuming all warrants issued to the Selling Stockholders are exercised (see Note 1 in the Capitalization section immediately above) and the exercise price is received by the Company, our adjusted net tangible book value as of December 31, 2020, would have been $4,539,000 or approximately $0.018 per share. This represents an immediate increase in net tangible book value of approximately $0.03 per share to existing stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

Since January 23, 2008, our common stock has been quoted on the OTC Markets “OTCQB” marketplace (formerly known as the “OTC Bulletin Board”) under the trading symbol “BLGO”.

The table below represents the quarterly high and low closing prices of our common stock for the last three fiscal years as reported by www.otcmarkets.com.

	2018		2019		2020		2021
	High	Low	High	High	High	Low	High	Low
First Quarter	$0.41	$0.27	$0.27	$0.16	$0.29	$0.12	$0.25	$0.13
Second Quarter	$0.45	$0.31	$0.31	$0.16	$0.20	$0.14	[-]	[-]
Third Quarter	$0.45	$0.38	$0.38	$0.22	$0.22	$0.15	[-]	[-]
Fourth Quarter	$0.30	$0.36	$0.36	$0.22	$0.16	$0.12	[-]	[-]

The closing price for our common stock on March 31, 2021, was $0.2275 per share.

Holders of our Common Stock

As of March 31, 2021, 239,723,128 shares of our common stock were outstanding and held of record by approximately 650 stockholders of record, and approximately 4,000 beneficial owners.

Dividends

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information as of December 31, 2019

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders	24,554,888(1)	$0.29	25,134,475
Equity compensation plans not approved by security holders(2)	20,749,583	$0.40	n/a
Total	45,304,471	$0.34	25,134,475
(1)

Includes 5,689,363 shares issuable under the 2007 Equity Plan. The 2007 Equity Plan expired September 6, 2017, and 18,865,525 shares issuable under the 2018 Equity Incentive Plan adopted by the Board on March 7, 2018 and subsequently approved by stockholders on May 23, 2018.

(2)	This includes various issuances to specific individuals either as a conversion of un-paid obligations pursuant to a plan adopted by our board of directors, or as part of their agreement for services

2018 Equity Incentive Plan

On June 22, 2018, our stockholders adopted the BioLargo 2018 Equity Incentive Plan (“2018 Plan”) as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years. It is set to expire on its terms on June 22, 2028. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The total number of shares reserved and available for awards pursuant to this Plan as of the date of adoption of this 2018 Plan by the Board is 40 million shares. The number of shares available to be issued under the 2018 Plan increases automatically each January 1st by the lesser of (a) 2 million shares, or (b) such number of shares determined by our Board.

2007 Equity Incentive Plan

On September 7, 2007, and as amended April 29, 2011, the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) was adopted as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years, which expired on September 7, 2017. The Board’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. As of September 2017, the Plan was closed to further stock option grants.

Equity Compensation Plans not approved by stockholders

In addition to the 2018 and 2007 Equity Plans, our board of directors has approved a plan for employees, consultants and vendors by which outstanding amounts owed to them by our company may be converted to common stock or options to purchase common stock. The conversion and exercise price is based on the closing price of our common stock on the date of agreement. If an option is issued, the number of shares purchasable by the option is calculated by dividing the amount owed by the exercise price, times one and one-half.

DESCRIPTION OF BUSINESS

Our Business - Innovator and Solution Provider

BioLargo, Inc. invents, develops, and commercializes innovative platform technologies to solve challenging environmental problems like PFAS contamination, advanced water and wastewater treatment, industrial odor and VOC control, air quality control, and infection control. With over thirteen years of extensive R&D, BioLargo holds a wide array of issued patents, maintains a robust pipeline of products, and provides full-service environmental engineering. Our peer-reviewed scientific approach allows us to invent or acquire novel technologies and develop them to maturity through our operating subsidiaries. With a keen emphasis on collaborations with academic, municipal, and commercial organizations and associations, BioLargo has proven itself with over 80 awarded grants and numerous pilot projects. We monetize through direct sales, recurring service contracts, licensing agreements, strategic joint venture formation and/or the sale of the IP. Several of our technologies are commercially available and are advancing as disrupters in their respective markets.

In the last year, we developed and refined new technologies that are now ready for commercial trials (see Development of AEC to Combat PFAS Crisis, and New Technology – Mineral Extraction), formalized strategic relationships to expand sales and revenues (see South Korean Joint Venture, and Full Service Environmental Engineering), arranged for demonstration pilot projects for our AOS water treatment system (see Sunworks Farm Pilot and Municipal Wastewater Treatment Pilot – Montreal), increased revenues, including those of our flagship product, CupriDyne Clean (see Results of Operations), and began the process to register our CupriDyne technology with the EPA to make advanced sanitization and disinfection claims, all the while we and the world struggled through the challenges presented by the COVID-19 pandemic.

Formula for Success: Technology, Talent and Purpose

Technology

The company has continually advanced its robust portfolio of technologies since the first acquisition of early iterations of the BioLargo technology in the spring of 2007. Our innovations have primarily been developed through the company’s internal resources, and some through acquisition. These include patents, patents pending and trade secrets that include solutions for:

●	PFAS removal
●	SARS-CoV-2 solutions
●	Air quality controls and systems including odor and VOC control
●	Water decontamination
●	Micro-pollutant destruction and removal
●	Legionella detection and water treatment solutions
●	Mineral processing
●	Infection control
●	Wound management
●	Regenerative tissue therapy
●	Disinfection

Talent

We have steadily grown our team to 27 team members and numerous other part-time consultants, including highly qualified PhDs, engineers, MDs and medical professionals, construction professionals, field service technicians, innovators, sales marketing specialists, entrepreneurial and executive leadership.

Purpose

Our mission to make life better centers our company on serving others with integrity, knowledge, technology, and solutions that protect the environment, improve quality of life, and protect lives. We are unique in our ability to tailor our offerings to serve our customers with proven expertise, proven technology and, if needed, we often have the ability to develop new technical solutions to meet our customer’s needs.

Development of AEC to Combat PFAS Crisis

Our engineers at BLEST have developed a novel water treatment system, called the AEC (Aqueous Electrostatic Concentrator), that removes per- and poly-fluoroalkyl substances (PFAS) from water at a fraction of the cost of existing solutions. PFAS chemicals can cause cancer, infertility, asthma, and other health problems in human beings, are present in a vast range of manufactured goods, common household products (e.g., cleaning products, cookware), and electronics, and contaminate drinking water in unsafe levels all over the globe. Governments and industry are actively seeking less expensive technologies and processes to eliminate PFAS from groundwater and drinking water. The U.S. Environmental Protection Agency (“EPA”) has made finding an economical solution a priority, announcing in February 2021 final regulatory determinations on the safe maximum levels of PFAS in drinking water, paving the way for regulating the chemicals through the Safe Drinking Water Act and creating a regulatory environment where municipalities will be required to install technologies that help remove PFAS from their drinking water supplies prior to distribution.

Our AEC treatment system has been proven in lab-scale studies to meet or exceed the performance of current incumbent solutions (such as carbon-filtration and reverse osmosis) while consuming as little as $0.30 in electrical costs per 1,000 gallons treated. And most significantly, the AEC produces substantially less waste than carbon-filtration and reverse osmosis systems, creating far less of a disposal liability. We believe testing will show that total operating costs of the AEC represent a significant potential cost savings compared to reverse osmosis and carbon sequestration technologies.

PFAS water contamination is a significant problem worldwide. In the United States, PFAS chemicals have been estimated to be present in the blood of 98% of the population, and have been linked to a plethora of health problems including high cholesterol, liver dysfunction, immune disorders and various cancers. Over 1,400 communities so far in the U.S. have been proven to be affected by PFAS water contamination. In Orange County, California, where our corporate offices are located, more than 40 drinking water wells have been taken out of service due to PFAS contamination, and county officials estimate that treating the wells using existing technologies will cost more than $200 million in capital costs and more than $400 million in maintenance and operating costs. When PFAS-laden carbon is incinerated, not only does it produce vast volumes of greenhouse gases such as carbon dioxide, but new evidence suggests volatile fluorochemicals like carbon tetrafluoride, hexafluoroethane, and hydrogen fluoride are released into the air which may have serious human health impacts on adjacent communities. Our technology requires no such harmful disposal.

We are in the final stages of refining the AEC technology prior to commercial sales. We have received interest in the system from multiple municipal water agencies. We have completed third-party testing to validate the efficacy of the system. We have designed a modular system that can theoretically handle large projects. We are constructing a pilot unit for testing at an ongoing project at a municipal water treatment plant in Canada (see Wastewater Treatment Pilot – Montreal, below). We are hopeful to start multiple pre-commercial trials in the U.S. by the end of summer.

Broadly speaking, there are three main markets for PFAS water treatment in the U.S., each of which we intend to address in the coming years. The first is municipal water treatment – that is water which needs treatment for PFAS before it can be distributed to the public or water that must be treated from a wastewater treatment plant. Southern California, Michigan and Wisconsin may be hotbeds for this market, as the states have adopted stringent regulations on PFAS limits in drinking water and wastewater, and significant initiatives have begun to implement systems to address the problem. The second market is military bases, where the use of PFAS-containing fire-fighting foam has contaminated the soil and groundwater. These sites are numerous and have significant groundwater and soil contamination problems which regulators are likely to require remediation for in the coming years. The third market is treatment for water intake or outfalls of industrial facilities that use PFAS compounds in manufacturing and other industrial processes. Our first pilot projects are in municipal water treatment. As our engineers are already providing environmental engineering services on U.S. Airforce bases, we believe that work may lead to sales in that arena.

COVID-19 Response and Related Business Development

In response to the COVID-19 crisis, and because of our technology portfolio’s specialty focus on nature’s best disinfectant, iodine, at the outset of the pandemic we sponsored research with one of the country’s leading researchers in the study of pandemic diseases, Dr. Slobodan Paessler. Located at the Galveston National Laboratory at the University of Texas Medical Branch, his laboratory confirmed that our CupriDyne technology inactivated the Coronavirus that causes COVID-19.

Following this initial study, the laboratory of Dr. Paessler conducted a follow-up study whereby a more concentrated CupriDyne formula (See CupriDyne Plus, below) was tested against the COVID-19 virus. In this study, the CupriDyne Plus completely inactivated SARS-CoV-2 (the COVID-19 virus) in 10 minutes – roughly the same performance observed with highly concentrated bleach. As a consequence of these highly promising results, we are seeking the regulatory approvals to sell a CupriDyne based product to combat the pandemic (see EPA Registration of CupriDyne Plus, below).

ONM Environmental - Industrial Odor and VOC Solutions

In 2020, we changed the name of our odor control subsidiary Odor-No-More, Inc., to ONM Environmental, Inc., to reflect the expansion of its work from odor control sales to more robust environmental services. Its flagship product, CupriDyne® Clean, reduces and eliminates tough odors and volatile organic compounds (“VOCs”) in various industrial settings. CupriDyne Clean is delivered through misting systems, sprayers, water trucks and similar water delivery systems designed, manufactured and installed by ONM. We believe the product is the number-one performing odor-control product in the market, and that it offers substantial savings to our customers compared with competing products. In response to customer demand for expanded services, ONM now holds General, Electrical, Plumbing and Low Voltage contractor licenses issued by the California Contractors State License Board, and offers a menu of services to landfills, transfer stations, wastewater treatment facilities as well as facilities in non-waste related industries. These services include engineering design, construction, installation, ongoing maintenance and on-site support services to assist our clients in the implementation and continued use of the various systems that deliver our liquid products in the field (such as misting systems).

Our customer base for our odor and VOC business was expanding prior to the COVID-19 crisis and we expect it to continue doing so as the United States recovers from the pandemic. We have been and expect to continue selling product to the largest solid waste handling companies in the country. Very recently, some of the capital projects that ONM previously had on hold due to logistical limitations imposed by the pandemic have begun to come back online, with decision-makers from these clients requesting that ONM resume work on these projects. We also have a number of potential partners actively engaged in commercial trials around the globe and we are actively in discussion with a number of groups to leverage our commercial focus through distribution partnerships.

In the fourth quarter of 2020, ONM Environmental acquired a deodorizing and sanitizing technology, called EcoMist®, that helps raise the customer care bar for solid waste collectors to treat all types of waste receptacles in real time during pick up. EcoMist® is a device installed directly onto any waste collection vehicle that automatically sprays odor control products and/or sanitizer into refuse bins or dumpsters during the waste collection process. ONM plans to test market the product directly with its major solid waste handling customers by packaging it with CupriDyne Clean. A video showing EcoMist® in operation can be viewed here: https://www.biolargo.com/ecomist-video. EcoMist® is easy to install and use – it works “out-of-the-box”, allowing customers to install the system themselves, and will thus not require a significant investment in logistics and servicing to support sales. ONM’s acquisition of EcoMist® is part of its strategy to grow revenues of its air quality control division through chemistry deployment systems that lead to more scalable sales of CupriDyne Clean. It also helps ensure ONM can provide the largest waste handling companies in the country with a broad range of tools to solve their odor and VOC control challenges in all facets of their business. ONM’s only obligation under the acquisition agreement is a 10% royalty on EcoMist® system sales.

Cannabis Industry

In 2019, we granted non-exclusive rights to Mabre Systems to sell our CupriDyne Clean product to the Cannabis industry under a private-label brand. Testing shows that CupriDyne Clean eliminates the odors emitted by Cannabis grow and production facilities. We have been installing CupriDyne Clean delivery misting systems for Mabre’s customers, and have over 20 facilities regularly buying product from our distributor. Mabre has expressed an intent to launch a consumer odor product based on CupriDyne Clean in the near future.

South Korean Joint Venture

On February 12, 2020, we executed a “Joint Venture Framework Agreement” with a leading wastewater treatment solution provider based in South Korea (BKT Co. Ltd., “BKT”), to create a South Korean entity that would manufacture odor and VOC control products based on our CupriDyne Clean products. We received a $350,000 investment from BKT and issued 1,593,087 shares of our common stock, and invested $100,000 into the joint venture for a 40% ownership share. BKT and its U.S. based subsidiary invested $150,000 into the joint venture for the remaining 60% ownership share. Although the joint venture established manufacturing and is marketing the product, the COVID-19 pandemic significantly impacted the expected growth of the company. In late 2020, the joint venture (under the name Odin) established corporate offices at the Korea Water Cluster, which is a new world-renowned water innovation campus located in Daegu, South Korea, a center for industrial innovation in Asia. The move positions Odin well to interface with other innovators in the water treatment sector as well as with industry leaders who may need Odin’s products for air quality control.

Full Service Environmental Engineering

Our subsidiary BioLargo Engineering, Science & Technologies, LLC (“BLEST”) offers full service environmental engineering to third parties and provides engineering support services to our internal teams to accelerate the commercialization of our technologies. Its website is found at www.BioLargoEngineering.com.

BLEST focuses its efforts in three areas:

●	providing engineering services to third-party clients;
●	supporting internal product development and business units’ services to customers (e.g., the AOS); and
●	advancing their own technical innovations such as the AEC.

The subsidiary is located in Oak Ridge (a suburb of Knoxville, Tennessee), and employs seven scientists and engineers who collectively worked together for almost 30 years and experience in diverse engineering fields. The team is led by Randall Moore, who served as Manager of Operations for Consulting and Engineering for the Knoxville office of CB&I Environmental & Infrastructure and was formerly a leader at The Shaw Group, Inc., a Fortune 500 global engineering firm. The other team members are also former employees of CB&I and Shaw. The team is highly experienced across multiple industries and they are considered experts in their respective fields, including chemical engineering, wastewater treatment (including design, operations, data gathering and data evaluation), process safety, energy efficiency, air pollution, design and control, technology evaluation, technology integration, air quality management & testing, engineering management, permitting, industrial hygiene, applied research and development, air testing, environmental permitting, HAZOP review, chemical processing, thermal design, computational fluid dynamics, mechanical engineering, mechanical design, NEPDES permitting, RCRA/TSCA compliance and permitting,  project management, storm water design & permitting, computer assisted design (CAD), bench chemistry, continuous emission monitoring system operator, data handling and evaluation and decommissioning and decontamination of radiological and chemical contaminated facilities.

New Technology – Mineral Extraction

BLEST developed a proprietary and patent-pending process to extract valuable minerals from certain types of industrial waste. As a result of this invention, a client is planning a substantial long-term project expected to generate over $1B in revenues, while avoiding expensive soil remediation costs. As the client’s engineering services provider, and developer of the extraction technology, BLEST is in discussions with the client to secure its role as the project manager and/or lead engineer. We believe there are multiple similarly situated industrial waste sites across the country and around the world that would benefit from our newly developed process, and, as resources permit, we intend to explore these opportunities.

BioLargo Water and the Advanced Oxidation System – AOS

BioLargo Water is our wholly owned subsidiary located on campus at the University of Alberta, Edmonton, Canada, that developed and is commercializing our Advanced Oxidation System (AOS).  The AOS is our patented water treatment device that generates a series of highly oxidative species of iodine and other molecules that, because of its proprietary configuration and inner constituents, allow it to eliminate pathogenic organisms and organic contaminants as water passes through the device. The key value proposition of the AOS is its ability to eliminate a wide variety of contaminants with high performance while consuming extremely low levels of input electricity and extremely low levels of chemistry inputs – a trait made possible by the complex set of highly oxidative iodine compounds generated within the AOS reactor. Our proof-of-concept studies and case studies have generated results that project the AOS will be more cost- and energy-efficient than commonly used advanced water treatment technologies such as UV, electro-chlorination, and ozonation. This value proposition may enable advanced water treatment in applications where it otherwise would have been prohibitively costly. Secondly, the AOS has been proven effective against certain soluble organic molecules, pharmaceuticals and a host of other micropollutants which are difficult to treat with other conventional tertiary water treatment technologies like UV. This characteristic of the AOS may offer a significant incentive for prospective customers to choose this technology over established incumbents because of the need in certain contexts to address these hard-to-treat contaminants, in addition to traditional targets of tertiary treatment like microorganisms.

Sunworks Farm pilot

Our efforts to establish our first commercial pilot for the AOS system, at a poultry and livestock farm in Alberta, Canada, is progressing as planned. We expect to have installed a fully functional treatment train featuring our AOS water system at the client’s farm in the second quarter of 2021. When complete, the system will be the first of its kind to allow for the complete reuse of this industrial wastewater, allowing the client to significantly save on water costs and expand production. The project budget of approximately $600,000 will be funded in part by government grants and in part by the client. We expect the project to be successful, and to set a precedent for the AOS and BioLargo’s total water treatment solutions for future customers seeking water reuse, or even “zero liquid discharge” systems, and we believe will lead to follow-up projects with customers who follow Sunworks’ example.

Wastewater Treatment Pilot - Montreal

BioLargo Water is working on a second commercial-scale AOS demonstration pilot, to be installed at a municipal wastewater treatment facility near Montreal, Quebec, to be run in partnership with acclaimed water experts at the Centre des Technologies de L’Eau (CTE). BLEST engineers have already built and delivered this commercial-scale AOS unit to the site near Montreal, and the project is expected to begin collecting important data throughout the first quarter of 2021. The purpose of the project is to assess the AOS (and eventually, an AEC unit to be added on to the treatment train) as effective, cost-efficient, and complementary solutions for disinfecting and eliminating a broad range of recalcitrant contaminants from municipal wastewater in an operating wastewater treatment plant. It is our belief that once these pre-commercial pilots have concluded with the AOS, our ability to entice major water industry players to partner with BioLargo Water to accelerate market adoption of the AOS will be increased dramatically.

In late 2019, BioLargo Water commenced a Regulation Crowdfunding offering in an attempt to raise internal capital to fund its operations. In 2020, the platform on which the offering was being marketed paused its operations, and we elected to place the effort on hold until such time as the platform was more well established. We continue to monitor and reevaluate the opportunity to utilize this funding source.

Clyra Medical Technologies

Clyra Medical Technologies, Inc. is our partially owned subsidiary creating medical products based on our technology.

When the COVID-19 crisis began, we immediately responded by supporting the team at Clyra Medical to develop a product that could help frontline workers battle the pandemic. In response, they developed Clyraguard Personal Protection Spray. Testing and peer-reviewed published data confirmed that Clyraguard inactivates the SARS CoV-2 coronavirus. The product was registered with the FDA as a Class I general purpose disinfectant, and initially sales were brisk. After consultation with legal and regulatory advisors, we decided that that products claims required an EPA registration, and sales were stopped. We are actively working on this now (see CupriDyne Plus, below).

Clyra is preparing to launch a prescription-only product to be used by orthopedic surgeons to reduce infections in knee and hip replacement surgeries.

CupriDyne Plus

At the outset of the Covid-19 pandemic, we set out to revisit and modify the CupriDyne technology with the goal of creating a powerful yet comparatively safer, non-toxic, and environmentally friendly disinfectant and/or surface sanitizer. The result of this redevelopment process, which involved over 500 hours by our engineers and scientists, was “CupriDyne Plus”, a product that delivers a potent concentration of the active ingredient iodine (I2) as compared to traditional CupriDyne based formulations, meaning it can achieve much faster results.

EPA Registration of CupriDyne Plus

We are actively working to obtain an EPA registration for CupriDyne Plus for a number of different applications. CupriDyne Plus has the potential to offer a safer, more environmentally friendly alternative to bleach and other common antimicrobials for applications like hard surface disinfection, sanitization of non-porous non-food contact surfaces, disinfection of air, textiles, and more. Our scientists have conducted many of the tests required for EPA registration. Based on our extensive work, we are confident it meets the minimum performance requirements required for EPA registration as a disinfectant and/or surface sanitizer. We have met with and presented data to officials at the EPA for the purpose of refining our product and determining additional data requirements, and have retained a firm specializing in EPA registration work to help us through the process. While we are not able to predict the results of any EPA application we submit, or the time it will take to complete the process, we believe the market opportunities are large, with the U.S. market for surface disinfectants coming in at greater than $3.4 billion (https://www.grandviewresearch.com/industry-analysis/surface-disinfectant-market).

Intellectual Property

We have 21 patents issued, including 19 in the United States, and multiple pending. We believe these patents provide a foundation from which to continue building our patent portfolio, and we believe that our technology is sufficiently useful and novel that we have a reasonable basis upon which to rely on our patent protections. We also rely on trade secrets and technical know-how to establish and maintain additional protection of our intellectual property. As our capital resources permit, we expect to expand our patent protection as we continue to refine our inventions as well as make new discoveries. See the detailed discussion below of our patent portfolio.

We regard our intellectual property as critical to our ultimate success. Our goal is to obtain, maintain and enforce patent protection for our products and technologies in geographic areas of commercial interest and to protect our trade secrets and proprietary information through laws and contractual arrangements.

Our Chief Science Officer, Mr. Kenneth R. Code, has been involved in the research and development of the technology since 1997. He has participated in the Canadian Federal Scientific Research and Experimental Development program, and he was instrumental in the discovery, preparation and filing of the first technology patents. He has worked with manufacturers, distributors and suppliers in a wide variety of industries to gain a full appreciation of the potential applications and the methodologies applicable to our technology for their manufacture and performance. He continues to research methods and applications to continue to expand the potential uses of our technology as well as work to uncover new discoveries that may provide additional commercial applications to help solve real world problems in the field of disinfection.

We incurred approximately $1,300,000 in expense related to our research and development activities in 2020, a decrease of approximately $150,000 compared with the prior year. We increased research and development to develop products in response to the COVID-19 pandemic, and decreased in other areas as our water treatment technologies have neared commercialization.

We believe that our suite of intellectual property covers the presently targeted major areas of focus for our licensing strategy. The description of our intellectual property, at present, is as follows:

U.S. Patents

●    U.S. Patent 10,238,990, issued on March 26, 2019, and 10,051,866, issued on August 21, 2018, which protect our AOS system.

●    U.S. Patent 10,046,078, issued on August 14, 2018, relating to the misting systems that eliminate odors in waste transfer stations, landfills, and other waste handling facilities.

●    U.S. Patent 9,883,653 issued on February 8, 2018, which encompasses a litter composition used in the absorption of animal wastes.

●    US Patent 9,414,601 granted August 16, 2016, relating to the use of an article for application to a surface to provide antimicrobial and/or anti-odor activity. At least one of the reagents is coated with a water-soluble, water dispersible or water-penetrable covering that prevents ambient conditions of 50% relative humidity at 25ºC from causing more than 10% of the total reagents exposed to the ambient conditions from reacting in a twenty-four hour period.

●    U.S. Patent 8,846,067, issued on September 30, 2014, which encompasses a method of treating a wound or burn on tissue to reduce microbe growth about a wound comprising applying an antimicrobial composition to the wound or burn on tissue using a proprietary stable iodine gel or liquid. This patent covers our technology as used in products being developed by our subsidiary, Clyra Medical Technologies.

●    U.S. Patent 8,757,253, issued on June 24, 2014, relating to the moderation of oil extraction waste environments.

●    U.S. Patent 8,734,559, issued on May 27, 2014, relating to the moderation of animal waste environments.

●    U.S. Patent 8,679,515 issued on March 25, 2014, titled “Activated Carbon Associated with Alkaline or Alkali Iodide,” which provides protection for our BioLargo® AOS filter.

●    U.S. Patent 8,642,057, issued on February 14, 2014, titled “Antimicrobial and Antiodor Solutions and Delivery Systems,” relating to our liquid antimicrobial solutions, including our gels, sprays and liquids imbedded into wipes and other substrates.

●    U.S. Patent 8,574,610, issued on November 5, 2013, relating to flowable powder compositions, including our cat litter additive.

●    U.S. Patent 8,257,749, issued on September 4, 2012, relating to the use of our technology as protection of against antimicrobial activity in environments that need to be protected or cleansed of microbial or chemical material. These environments include closed and open environments and absorbent sheet materials that exhibit stability until activated by aqueous environments. The field also includes novel particle technology, coating technology or micro-encapsulation technology to control the stability of chemicals that may be used to kill or inhibit the growth of microbes to water vapor or humidity for such applications.

●    U.S. Patent 8,226,964, issued on July 24, 2012, relating to use of our technology as a treatment of residue, deposits or coatings within large liquid carrying structures such as pipes, drains, ducts, conduits, run-offs, tunnels and the like, using iodine, delivered in a variety of physical forms and methods, including using its action to physically disrupt coatings. The iodine’s disruptive activity may be combined with other physical removal systems such as pigging, scraping, tunneling, etching or grooving systems or the like.

●    U.S. Patent 8,021,610, issued on September 20, 2011, titled “System providing antimicrobial activity to an environment,” relating to the reduction of microbial content in a land mass. Related to this patent are patents held in Canada and the European Union.

●    U.S. Patent 7,943,158, issued on May 17, 2011, titled “Absorbent systems providing antimicrobial activity,” relating to the reduction of microbial content by providing molecular iodine to stabilized reagents.

●    U.S. Patent 7,867,510, issued on January 11, 2011, titled “Material having antimicrobial activity when wet,” relating to articles for delivering stable iodine-generating compositions.

Pending Patent Applications

Most recently, we filed two patent applications in the United States for our advanced wound care formulas. The inventions in these applications form the basis for the work at Clyra Medical and the products for which that subsidiary intends to seek FDA approval. In addition to these applications, we have filed patent applications in multiple foreign countries, including the European Union, pursuant to the PCT, and other provisional applications.

Subject to adequate financing, we intend to continue to expand and enhance our suite of intellectual property through ongoing focus on product development, new intellectual property development and patent applications, and further third-party testing and validations for specific areas of focus for commercial exploitation. We currently anticipate that additional patent applications will be filed during the next 12 months with the USPTO and the PCT, although we are uncertain of the cost of such patent filings, which will depend upon the number of such applications prepared and filed. The expense associated with seeking patent rights in multiple foreign countries is expensive and will require substantial ongoing capital resources. However, we cannot give any assurance that adequate capital will be available. Without adequate capital resources, we will be forced to abandon patent applications and irrevocably lose rights to our technologies.

Our Company

BioLargo, Inc. is a corporation organized under the laws of the state of Delaware. Our common stock is quoted on the OTC Markets OTCQB “Venture Marketplace” under the trading symbol “BLGO”.

Our corporate offices are located at 14921 Chestnut St., Westminster, California 92683. We have a research facility and offices at the University of Alberta in Canada, and our engineering team is located at 105 Fordham Road in Oak Ridge, Tennessee. Our telephone number is (888) 400-2863. We operate through multiple wholly-owned subsidiary entities, including: BioLargo Life Technologies, Inc., to hold our intellectual property; ONM Environmental, Inc., to manufacture, market, sell and distribute our odor control products; BioLargo Water Investment Group, Inc., which is the sole owner of a Canadian subsidiary, BioLargo Water, Inc., for our Canadian research and development and AOS commercialization operations; BioLargo Development Corp., through which our employees are employed; and BioLargo Engineering, Science & Technologies, LLC, our full service engineering firm in Oak Ridge, Tennessee. Additionally, we own 45% of Clyra Medical Technologies, Inc., formed to develop and market medical products based on our technology.

Our principal corporate website is www.BioLargo.com. We also maintain a blog at www.BioLargo.blogspot.com. Websites concerning our subsidiaries are www.ONMEnvironmental.com, www.CupriDyne.com, www.ClyraMedical.com, www.BioLargoWater.com, and www.BioLargoEngineering.com. The information on our websites and blog are not, and shall not be deemed to be, a part of this Annual Report on Form 10-K.

Executive Officers

As of December 31, 2020, and as the date of this prospectus, our executive officers were:

●	Dennis P. Calvert: Chief Executive Officer, President and Chairman of the Board

●	Charles K. Dargan II: Chief Financial Officer

●	Joseph L. Provenzano: Corporate Secretary and Vice President of Operations

Our operational subsidiaries are led by:

Subsidiary	President
ONM Environmental, Inc.	Joseph L. Provenzano
BioLargo Engineering, Science & Technologies, LLC	Randall Moore
BioLargo Water, Inc. (Canada)	Richard Smith
Clyra Medical Technologies, Inc.	Steven V. Harrison

Employees

As of March 31, 2021, we had 27 full time employees. Our employees including professional engineers, masters of engineering, and PhDs, as well as sales, support and administrative personnel. We also utilize consultants and independent contractors on an as-needed basis who provide certain specified services, such as professional engineers used from time to time by our engineering group in Tennessee.

Competition

We believe that our products contain unique characteristics that distinguish them from competing products. In spite of these unique characteristics, our products face competition from products with similar prices and similar claims. We face stiff competition from companies in all of our market segments, and many of our competitors are larger, better-capitalized, sell under valuable and long-established brands, and have more industry experience.

For example, we would compete with the following leading companies in our respective markets:

●

Disinfecting/Sanitizing: Johnson & Johnson, BASF Corporation, Dow Chemical Co., E.I. DuPont De Nemours & Co., Chemical and Mining Company of Chile, Inc., Proctor and Gamble Co., Diversey, Inc., EcoLab, Inc., Steris Corp., Clorox, and Reckitt Benckiser.

●	Water Treatment: GE Water, Trojan UV, Ecolab, Pentair, Xylem and Siemens AG.

●	Medical Markets: Smith & Nephew, 3M, ConvaTec and Derma Sciences.

●	Industrial Odor Control: MCM Odor Control and OMI Industries.

Each of these named companies and many other competitors are significantly more capitalized than we are and have many more years of experience in producing and distributing products.

Additionally, our technology and products incorporating our technology must compete with many other applications and long embedded technologies currently on the market (such as, for example, chlorine for disinfection).

In addition to the competition we face for our existing products, we are aware of other companies engaged in research and development of other novel approaches to applications in some or all the markets identified by us as potential fields of application for our products and technologies. Many of our present and potential competitors have substantially greater financial and other resources and larger research and development staffs than we have. Many of these companies also have extensive experience in testing and applying for regulatory approvals.

Finally, colleges, universities, government agencies, and public and private research organizations conduct research and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed, some of which may be directly competitive with our applications.

Governmental Regulation

We will have products (each, a ‘‘Medical Device”) that will be subject to the Federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), or similar Laws (including Council Directive 93/42/EEC concerning medical devices and its implementing rules and guidance documents) in any foreign jurisdiction (the FDCA and such similar Laws, collectively, the “Regulatory Laws”) that are developed, manufactured, tested, distributed or marketed by our company or its subsidiary Clyra. Each such Medical Device will need to be developed, manufactured, tested, distributed, and marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a medical device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals.

We believe that no article or part of any Medical Device intended to be manufactured or distributed by our company or any of our subsidiaries will be classified as (i) adulterated within the meaning of Sec. 501 of the FDCA (21 U.S.C. § 351) (or other Regulatory Laws), (ii) misbranded within the meaning of Sec. 502 of the FDCA (21 U.S.C. § 352) (or other Regulatory Laws) or (iii) a product that is in violation of Sec 510 of the FDCA (21 U.S.C. § 360) or Sec. 515 of the FDCA (21 U.S.C. § 360e) (or other Regulatory Laws).

Neither our company nor any of its subsidiaries, nor, to the knowledge of our company, any officer, employee or agent of our company or any of its subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law in any foreign jurisdiction.

We may also have products for which we will desire to make claims that come within the purview of the U.S. Environmental Protection, and therefore require their permission.

Description of Property

Our company owns no real property. We currently lease approximately 9,000 square feet of office and industrial space at 14921 Chestnut Street, Westminster, California. In addition to serving as our principal offices, it is also a manufacturing facility where we manufacture our products, including our CupriDyne Clean Industrial Odor control product, and the home of our subsidiary ONM Environmental.

We also lease approximately 13,000 square feet of office and warehouse space at 105 Fordham Road, Oak Ridge, Tennessee, for our professional engineering division, BioLargo Engineering, Science & Technologies, LLC.

We also lease approximately 1,500 square feet of office and lab space from the University of Alberta. These offices serve as our primary research and development facilities and is the home of our subsidiary, BioLargo Water.

Our telephone number is (888) 400-2863.

Legal Proceedings

Our company is not a party to any material legal proceeding.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we described under “Risk Factors” and elsewhere in this prospectus. Certain statements contained in this discussion, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and the like, constitute “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any of the future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any of such factors or to announce publicly the results of revision of any of the forward-looking statements contained herein to reflect future events or developments. For information regarding risk factors that could have a material adverse effect on our business, refer to the “Risk Factors” section of this prospectus beginning on page 4.

Results of Operations—Comparison of the years ended December 31, 2020 and 2019

We operate our business in distinct business segments:

●	ONM Environmental, which manufactures and sells our odor and VOC control products and services, including our flagship product, CupriDyne Clean;

●

BLEST, our professional engineering services division supporting our internal business units, advancing innovations like the AEC to remove PFAS contaminants from water, and serving outside clients on a fee for service basis;

●	Clyra Medical, our partially owned subsidiary which develops and sells medical products based on our technology; and

●

BioLargo Water, our Canadian division that has been historically pure research and development, and is now transitioning to focus on commercializing our AOS system and supporting the work to advance CupriDyne technology-based products through an EPA registration;

●	Our corporate operations, which support the operating segments with legal, accounting, human resources, and other services.

Consolidated revenue for the year ended December 31, 2020 was $2,432,000, which is a 31% increase over the same period in 2019. Sales at our operating divisions decreased upon the initial shutdowns in late March due to the COVID-19 pandemic, but have since rebounded. Our product revenue includes sales of our CupriDyne Clean industrial odor control product, Clyraguard Personal Protection Spray, and hand sanitizers. While we expect revenues to continue to increase, given the considerable extended time of the COVID-19 pandemic, we cannot be certain.

ONM Environmental (formerly, Odor-No-More)

Our wholly-owned subsidiary ONM Environmental generates revenues through sales of our flagship product CupriDyne Clean, by providing design, installation, and maintenance services on the systems that deliver CupriDyne Clean at its clients’ facilities, and through sales of odor absorption products to the U.S. Government. During 2020, ONM Environmental added two employees to focus on business development, increasing sales and increased levels of construction and maintenance contracts.

Revenue (ONM)

ONM’s revenues for the year ended December 31, 2020, were $1,554,000, an increase of $95,000 or 7% from the same period in 2019. Sales on a quarter-to-quarter basis had been increasing until the COVID-19 pandemic shut down businesses across the country, and have since rebounded. ONM’s fourth quarter revenue were approximately $617,000, an increase of 74% over the prior quarter due to the installation of large custom CupriDyne Clean misting systems. Of its gross sales in 2020, approximately two-thirds were to the waste handling industry.

Cost of Goods Sold (ONM)

ONM’s cost of goods sold includes costs of raw materials, contract manufacturing, and portions of depreciation, salaries and expenses related to the manufacturing and installation of its products. As a percentage of revenue, ONM’s costs of goods improved 2% in 2020 to 41%. The slight decrease in cost of goods is due to increase sales of higher-margin products and services, and an increase in product prices.

Selling, General and Administrative Expense (ONM)

ONM’s selling, general and administrative expenses increased by 22% to $1,418,000 during the year ended December 31, 2020. These expenses have increased alongside its efforts to increase revenues by hiring additional sales and support staff. We expect these expenses to remain consistent in 2021 unless and until its revenues increase.

Net Loss (ONM)

ONM generated $1,554,000 in revenue, a gross margin of $925,000, and had total costs and expenses of $1,408,000, resulting in a net loss of $483,000, compared with $337,000 in 2019. To increase its revenues, ONM had continued to invest in expanding its sales and operations, resulting in a continuing loss from operations, up and until the COVID-19 crisis occurred, but is now focused primarily on developing distribution and strategic alliances as it seeks to expand sales with existing staff.

BLEST (engineering division)

Revenue (BLEST)

Our engineering segment (BLEST) generated $615,000 of revenue in 2020, compared to $401,000 in 2019. The increase is due to an increased number of client contracts, including those as a subcontractor for Bhate pursuant to which BLEST is providing services to U.S. Air Force bases.

In addition to providing service to third party clients, BLEST provides services to BioLargo and its subsidiaries for internal BioLargo projects. These services are billed internally, considered intersegment revenue, and is therefore eliminated in consolidation. In the year ended December 31, 2020, it totaled $435,000, primarily used to further engineer and develop our flagship AOS water filtration system and our AEC PFAS treatment system. In addition, BLEST engineers are performing a critical role in the AOS pilot projects, some of which are supported by third-party research grants and has been instrumental in developing and supporting a professional engineered design service for misting systems being sold by our ONM operating unit.

Cost of Goods (Services) Sold (BLEST)

BLEST’s cost of services includes employee labor as well as subcontracted labor costs. In 2020, its cost of services were 77% of its revenues, versus 80% in 2019. This decrease is due to contracts with better margins. We expect the cost of services to remain consistent in 2021 based on the contracts currently in progress.

Selling, General and Administrative Expense (BLEST)

BLEST’S SG&A expenses were $413,000 in 2020, compared to $478,000 in 2019. We expect these expenses to remain flat in 2020, as the staff required to increase service to its clients and revenues will be included in cost of services.

Net Loss (BLEST)

BLEST generated $615,000 in revenue from third parties, a gross margin of $145,000, and had total costs and expenses of $764,000, resulting in a net loss of $619,000, compared with a net loss of $749,000 in 2019.

BLEST provides substantial support to BioLargo’s other operations, including BioLargo Water and Odor-No-More. While we are unable to record revenues generated from services by the engineering group to other BioLargo operating divisions for important project such as the development of the AOS and AEC technologies, it is important to note that its net loss would be eliminated if it were selling these services to a third party at fair market value.

Because the subsidiary had a net loss, we invested cash during the year to allow it to maintain operations. BLEST’s need for a cash subsidy to support its operations has decreased over time. We expect that in 2021 its sales and thus its gross profit will continue to increase. Our goal for this operation is that it produces a profit and contributes to corporate overhead in a significant way, although predicting when that will happen given the COVID-19 pandemic and other uncertainties in the market, and our limited resources, is difficult.

Other Income

Our wholly owned Canadian subsidiary has been awarded more than 80 research grants over the years from various Canadian public and private agencies, including the Canadian National Research Institute – Industrial Research Assistance Program (NRC-IRAP), the National Science and Engineering Research Council of Canada (NSERC), and the Metropolitan Water District of Southern California’s Innovative Conservation Program “ICP”. The research grants received are considered reimbursement grants related to costs we incur and therefore are included as Other Income. The amount of grant income decreased $81,000 in 2020 to $137,000. We continued to win grants and it is important to note that amounts paid directly to third parties are not included as income in our financial statements.

Our Canadian subsidiary applied for and received a refund on our income taxes pursuant to the “Scientific Research and Experimental Development (SR&ED) Program”, a Canadian federal tax incentive program designed to encourage Canadian businesses to conduct research and development in Canada. For the years ended December 31, 2020 and 2019, we received a refund of $99,000 and $63,000.

Although we are continuing to apply for government and industry grants, and indications from the various grant agencies is highly encouraging, we cannot be certain of continuing those successes in the future. We are very active in both the US and Canada, pursuing grant support for various uses of our products that we believe can help in managing the COVID-19 crisis.

Selling, General and Administrative Expense – consolidated

Our Selling, General and Administrative expense (“SG&A”) include both cash (for example, salaries to employees) and non-cash expenses (for example, stock option compensation expense). Our consolidated SG&A increased in the aggregate by 22% ($1,333,000) in the year ended December 31, 2020 to $7,473,000. Our non-cash expenses (through the issuance of stock and stock options) increased in 2020 compared with 2019 ($3,125,000 compared to $2,232,000) because of options issued for Clyra Medical expenses increased and to option issuances to our employees, vendors and consultants resulted in a greater number of stock and stock options in lieu of cash owed. The largest components of our SG&A expenses included (in thousands):

	Year ended December 31, 2020	Year ended December 31, 2019
Salaries and payroll related	$2,855	$2,186
Professional fees	859	809
Consulting	1,624	1,278
Office expense	1,207	1,124
Board of director expense	259	300
Sales and marketing	494	262
Investor relations	175	181

Our salaries and payroll-related and office-related expenses increased in 2020 due to increased sales personnel at ONM Environmental. Consulting expense increased due primarily to new sales activity at Clyra Medical requiring the supporting infrastructure. There was a slight increase in professional fees and sales and marketing as Biolargo increased its sales and business development efforts in its subsidiaries.

Research and Development

In the year ended December 31, 2020, we spent approximately $1,338,000 in the research and development of our technologies and products. This was a decrease of 9% ($134,000) compared to 2019, primarily due to a change in focus from pure research activities to commercializing our technologies and inventions, including the AOS and AEC water treatment systems. We incurred approximately $1,300,000 in expense related to our research and development activities in 2020, a decrease of approximately $150,000 compared with the prior year. We increased research and development to develop products in response to the COVID-19 pandemic, and decreased in other areas as our water treatment technologies have neared commercialization.

Interest expense

Our interest expense for the year ended December 31, 2020 was $1,923,000, a decrease of 52% compared with 2019. The significant decrease in interest expense is related to the significant decrease of our debt obligations and debt issued during 2020 versus 2019. Of our total interest expense in 2020, $118,000 was paid in cash, and the remainder, $1,805,000, was paid by issuing shares of our common stock. Our non-cash interest related expenses were comprised primarily as follows: (i) $1,618,000 non-cash debt discounts related to warrants issued in conjunction with debt instruments being amortized over the life of the debt instrument (in 2019, it was $3,376,000), and (ii) $184,000 related to interest on debt instruments converted to common stock.

Our outstanding debt as of December 31, 2020 was lower than as of December 31, 2019, and thus we expect our interest expense in 2021 to be less than that in 2020, provided we do not issue more debt with attached warrants during the remainder of the year. Additionally, we record the relative fair value of the warrants and the intrinsic value of the beneficial conversion feature sold with the convertible notes payable which typically results in a full discount on the proceeds from the convertible notes. This discount is amortized as interest expense over the term of the convertible notes. We expect our interest expense to decrease in 2021 because total amount we amortize (the line item on our balance sheet “Discount on convertible notes payable and line of credit, net of amortization”) decreased by $1,550,000 in 2020 – from $1,654,000 at December 31, 2019, to $104,000 at December 31, 2020. We also are currently selling units of common stock and warrants instead of using convertible debt for financing our working capital needs, which if continued, will continue to reduce our ongoing interest expense as compared with prior years.

Net Loss

Net loss for the year ended December 31, 2020 was $9,700,000 a loss of $0.05 per share, compared to a net loss for the year ended December 31, 2019 of $11,440,000 a loss of $0.08 per share. Our net loss this year declined because of an increase in revenue and a reduction in interest expense.

The net loss per business segment is as follows (in thousands):

Net loss	Year ended December 31, 2020	Year ended December 31, 2019
ONM Environmental	$(483)	$(337)
BLEST	(619)	(749)
Clyra Medical	(2,139)	(1,283)
BioLargo Water	(466)	(447)
BioLargo corporate	(5,993)	(8,624)
Consolidated net loss	$(9,700)	$(11,440)

It is important to note that over half of our net loss is due to non-cash expenses, such as interest and stock/stock options issued to employees and vendors in lieu of cash. Of the net loss of $9,700,000, interest expense was $1,923,000, of which $1,805,000 was non-cash expense. Additionally, we recorded $2,459,000 of stock option compensation expense, an additional $666,000 of services were paid by the issuance of our common stock and we recorded $442,000 loss on extinguishment of debt. The total of these non-cash items account for $5,372,000 of the consolidated loss of $9,700,000. Assuming they continue to expand sales, we believe that ONM and BLEST (engineering) can achieve positive cash flow from operations at some point in the future, although predicting when that will happen given the COVID-19 pandemic and other uncertainties in the market, and our limited resources, is difficult. As we are still in the early stages of commercialization of our products, and intend to invest substantial resources into launching the AOS and AEC water treatment systems, we expect to continue to incur a net loss for the foreseeable future.

Liquidity and Capital Resources

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. For the year ended December 31, 2020, we had a net loss of $9,700,000, used $4,154,000 cash in operations, and at December 31, 2020, we had a working capital deficit of $2,039,000, and current assets of $1,505,000. We do not believe gross profits in 2021 will be sufficient to fund our current level of operations or pay our debts as they become due during the next 12 months, and therefore we will have to obtain further investment capital to continue to fund operations and seek to refinance our existing debt. We have been, and anticipate that we will continue to be, limited in terms of our capital resources.

During the year ended December 31, 2020, we generated revenues of $2,432,000 through our subsidiaries. (See Note 12.) Our segments did not individually or in the aggregate generate enough revenues or gross profits to fund their operations, or fund our corporate operations or other business segments. Thus, to operate throughout 2020, we continued to sell securities to raise cash (see Notes 3 and 10), and were able to borrow money through programs administered by the Small Business Administration.

As of December 31, 2020, our cash and cash equivalents totaled $716,000, and our total liabilities included $1,006,000 in debt that is convertible at the option of the debtholders, $100,000 of debt that we may convert to equity at the April 2021 maturity date, $100,000 notes due on demand, $224,000 owed by our partially owned subsidiary Clyra Medical Technologies, Inc. (“Clyra”) due in June 2021, and $1,007,000 owed by Clyra that must be paid out of operational cash (see Note 4 and 10), with a maturity date that automatically extends each June. Since December 30, 2020, we have received over $2 million in proceeds from stock sales to Lincoln Park (see Note 3), and paid off $650,000 in debt (see also Note 14). We have two promissory notes due in August, 2021, (see Note 4, “Notes payable, mature August 12 and 16, 2021”), each of which may be converted by the holder into equity at $0.14 per share. If the holders do not voluntarily convert the notes to equity, we intend to pay the notes with cash raised through sales of stock to Lincoln Park, although there is no guarantee that we will be able to do so. The proceeds we receive from stock sales to Lincoln Park is a function of stock price and volume – a lower stock price and less trading volume results in less money we can receive from Lincoln Park. Our agreement with Lincoln Park precludes us from selling shares to Lincoln Park on a daily basis if our stock price falls below $0.10 per share. If we are unable to make daily sales, it is not likely we will be able to sell enough shares to Lincoln Park to pay the debt due in August, 2021. In such event, we intend to negotiate for a delay in repayment with the holders of the notes.

If we are unable to rely on our current arrangement with Lincoln Park to fund our working capital requirements, we will have to rely on other forms of financing, and there is no assurance that we will be able to do so, or if we do so, it will be on favorable terms.

To reduce our operational cash burdens, we regularly issue officers and vendors stock or options in lieu of cash, and anticipate that we will continue to be able to do so in the future. In the year ended December 31, 2020, our CEO and CSO accepted stock in lieu of $300,000 in unpaid salary and business expenses. Each has indicated a willingness to do so in the future.

The foregoing factors raise substantial doubt about our ability to continue as a going concern, unless we are able to continue to raise funds through stock sales to Lincoln Park or other private financings, and in the long term, our ability to attain a reasonable threshold of operating efficiencies and achieve profitable operations by licensing or otherwise commercializing products incorporating our technologies. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. For the year ended December 31, 2020, we had a net loss of $9,700,000, used $4,154,000 cash in operations, and at December 31, 2020, had a working capital deficit of $2,039,000, and current assets of $1,505,000.

We operate our business in five distinct business segments. Each of these segments obtains cash to fund operations in unique ways. ONM and BLEST generate cash by selling products and services. Clyra Medical obtains cash from revenues, and third party investments of sales of its common stock. BioLargo Water generates cash through government research grants and tax credits. Our corporate operations generate cash through private offerings of stock, debt instruments, and warrants. Cash was generated as follows (in thousands):

SOURCES OF CASH	Year ended December 31, 2020	Year ended December 31, 2019
Revenue from operations	$2,432	$1,861
Grant income	137	218
Tax credit income	111	63
Stock for cash (BioLargo)	2,783	125
Stock for cash (Clyra Medical)	851	536
Proceeds from warrant exercise (BioLargo)	--	560
Debt (BioLargo)	507	4,335
Debt (Clyra Medical)	260	--
Total:	$7,081	$7,698

Although ONM, BLEST, and Clyra Medical generated revenues in the year ended December 31, 2020, neither generated operating profits. As such, we provided cash subsidies to each of these business segments to allow them to continue operations. While revenues have increased in both operating segments, both continue to expand operations and thus continue to generate losses.

Critical Accounting Policies

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of offerings of debt with equity or derivative features which include the valuation of the warrant component, any beneficial conversion feature and potential derivative treatment, and share-based payments. We base our estimates on anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

The methods, estimates and judgments the Company uses in applying these most critical accounting policies have a significant impact on the results of the Company reports in its financial statements.

Critical Accounting Policies

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of offerings of debt with equity or derivative features which include the valuation of the warrant component, any beneficial conversion feature and potential derivative treatment, and share-based payments. We base our estimates on anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

The methods, estimates and judgments the Company uses in applying these most critical accounting policies have a significant impact on the results of the Company reports in its financial statements.

Revenue Recognition

We adopted ASU 2014-09, “Revenue from Contracts with Customers”, Topic 606, on January 1, 2018. The guidance focuses on the core principle for revenue recognition.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

We have revenue from two subsidiaries, ONM and BLEST. ONM identifies its contract with the customer through a written purchase order, in which the details of the contract are defined including the transaction price and method of shipment. The only performance obligation is to create and ship the product and each product has separate pricing. ONM recognizes revenue at a point in time when the order for its goods are shipped if its agreement with the customer is FOB ONM’s warehouse facility, and when goods are delivered to its customer if its agreement with the customer is FOB destination. Revenue is recognized with a reduction for sales discounts, as appropriate and negotiated in the customer’s purchase order. ONM also installs misting systems for which it bills on a time and materials basis. It identifies its contract with the customer through a written purchase order in which the details of the time to be billed and materials purchased and an estimated completion date. The performance obligation is the completion of the installation. Revenue is recognized in arrears as the work is performed.

BLEST identifies services to be performed in a written contract, which specifies the performance obligations and the rate at which the services will be billed. Each service is separately negotiated and priced. Revenue is recognized as services are performed and completed. BLEST’s contracts typically call for invoicing for time and materials incurred for that contract. A few contracts have called for milestone or fixed cost payments where BLEST bills an agreed-to amount per month for the life of the contract. In these instances, completed work, billed hourly, is recognized as revenue. If the billing amount is greater or lesser than the completed work, a receivable or payable is created. These accounts are adjusted upon additional billings as the work is completed. To date, there have been no discounts or other financing terms for the contracts.

Warrants

Warrants issued with our convertible and non-convertible debt instruments are accounted for under the fair value and relative fair value method.

The warrant is first analyzed per its terms as to whether it has derivative features or not. If the warrant is determined to be a derivative and not qualify for equity treatment, then it is measured at fair value using the Black Scholes option model, and recorded as a liability on the balance sheet. The warrant is re-measured at its then current fair value at each subsequent reporting date (it is “marked-to-market”).

If the warrant is determined to not have derivative features, it is recorded into equity at its fair value using the Black Scholes option model, however, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the convertible note.

Convertible debt instruments are recorded at fair value, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the warrant. Further, the convertible debt instrument is examined for any intrinsic beneficial conversion feature (“BCF”) of which the conversion price is less than the closing common stock price on date of issuance. If the relative fair value method is used to value the convertible debt instrument and there is an intrinsic BCF, a further analysis is undertaken of the BCF using an effective conversion price which assumes the conversion price is the relative fair value divided by the number of shares the convertible debt is converted into by its terms. The BCF value is accounted for as equity.

The warrant and BCF relative fair values are also recorded as a discount to the convertible promissory notes. At present, these equity features of the convertible promissory notes have recorded a discount to the convertible notes that is substantially equal to the proceeds received.

Share-based Payments

It is the Company’s policy to expense share-based payments as of the date of grant or over the term of the vesting period in accordance with Auditing Standards Codification Topic 718 “Share-Based Payment.” Application of this pronouncement requires significant judgment regarding the assumptions used in the selected option pricing model, including stock price volatility and employee exercise behavior. Most of these inputs are either highly dependent on the current economic environment at the date of grant or forward-looking expectations projected over the expected term of the award.

Fair Value Measurement

Generally accepted accounting principles establishes a hierarchy to prioritize the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest ranking to the fair values determined by using unadjusted quoted prices in active markets for identical assets (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). Observable inputs are those that market participants would use in pricing the assets based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The Company has determined the appropriate level of the hierarchy and applied it to its financial assets and liabilities.

Management believes the carrying amounts of the Company’s financial instruments as of December 31, 2020 and 2019 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, prepaid assets, accounts payable, convertible notes, and other assets and liabilities.

Recent Accounting Pronouncements

See Note 2 to the Consolidated Financial Statements, “Summary of Significant Accounting Policies – Recent Accounting Pronouncements”, for the applicable accounting pronouncements affecting the Company.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of the date of this prospectus:

Name	Position with Company	Age	Director Since
Dennis P. Calvert	President, Chief Executive Officer, Chairman, and Director	58	June 2002
Kenneth R. Code	Chief Science Officer, Director	74	April 2007
Charles K. Dargan II	Chief Financial Officer	66	February 2008
Dennis E. Marshall(2)(3)(4)	Director	78	April 2006
Joseph L. Provenzano	Vice President of Operations, Corporate Secretary and Director	52	June 2002
Kent C. Roberts, II(1)(3)	Director	61	August 2011
John S. Runyan(1)(5)(6)	Director	82	October 2011
Jack B. Strommen	Director	51	June 2017

______________

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Chairman of Audit Committee
(5)	Chairman of Compensation Committee
(6)	Chairman of Nominating and Corporate Governance Committee

Dennis P. Calvert is our President, Chief Executive Officer and Chairman of the Board. He also serves in the same positions for BioLargo Life Technologies, Inc. and BioLargo Water Investment Group., Inc., both wholly owned subsidiaries, and chairman of the board of directors of our subsidiaries Odor-No-More, Inc., Clyra Medical Technologies, Inc. and BioLargo Water, Inc. (Canada). Mr. Calvert was appointed a director in June 2002 and has served as President and Chief Executive Officer since June 2002, Corporate Secretary from September 2002 until March 2003 and Chief Financial Officer from March 2003 through January 2008. Mr. Calvert holds a B.A. degree in Economics from Wake Forest University, where he was a varsity basketball player. Mr. Calvert also studied at Columbia University and Harding University. He also serves on the board of directors at The Maximum Impact Foundation, a 501(c)(3), committed to bridging the gap for lifesaving work around the globe for the good of man and in the name of Christ. He serves as a Director of Sustain SoCal, a trade association that seeks to promote economic growth in the Southern California clean technology industry. He also serves on the Board of Directors at TMA Bluetech the leading regional water cluster promoting science-based ocean water industries and also serves on the Board of Directors of Tilly’s Life Center, a nonprofit charitable foundation aimed at empowering teens with a positive mindset and enabling them to effectively cope with crisis, adversity and tough decisions.  He serves on the leadership board at Water UCI, which is an interdisciplinary center in the School of Social Ecology at the University of California- Irvine, that facilitates seamless collaboration across schools, departments, and existing research centers around questions of fundamental and applied water science, technology, management, and policy. Mr. Calvert is a scholarship sponsor for the National Water Research Institute. He is also an Eagle Scout. He is married and has two children. Mr. Calvert has an extensive entrepreneurial background as an operator, investor and consultant. Prior to his work with BioLargo, he had participated in more than 300 consulting projects and more than 50 acquisitions as well as various financing transactions and companies that ranged from industrial chemicals, healthcare management, finance, telecommunications and consumer products.

Kenneth R. Code is our Chief Science Officer. He has been a director since April 2007. Mr. Code is our single largest stockholder. He is the founder of IOWC, which is engaged in the research and development of advanced disinfection technology, and from which the Company acquired its core iodine technology in April 2007. Mr. Code has authored several publications and holds several patents, with additional pending, concerning advanced iodine disinfection. Mr. Code graduated from the University of Calgary, Alberta, Canada.

Charles K. Dargan II is our Chief Financial Officer and has served as such since February 2008. Since January 2003, Mr. Dargan has served as founder and President of CFO 911, an organization of senior executives that provides accounting, finance and operational expertise to both small capitalization public and middle market private companies in all phases of their business life cycle. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of Hiplink Software, Inc. Further, Mr. Dargan began his finance career in investment banking with Drexel Burnham Lambert and later became Managing Director of two other investment banking firms, including Houlihan Lokey Howard & Zukin, where he was responsible for the management of the private placement activities of the firm. Mr. Dargan received his B.A. degree in Government from Dartmouth College, his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California. Mr. Dargan is also a CPA (inactive) and CFA.

Dennis E. Marshall has been a director since April 2006. Mr. Marshall has over 45 years of experience in real estate, asset management, management level finance and operations-oriented management. Since 1981, Mr. Marshall has been a real estate investment broker in Orange County, California, representing buyers and sellers in investment acquisitions and dispositions. From March 1977 to January 1981, Mr. Marshall was a real estate syndicator at McCombs Corporation as well as the assistant to the Chairman of the Board. While at McCombs Corporation, Mr. Marshall became the Vice President of Finance, where he financially monitored numerous public real estate syndications. From June 1973 to September 1976, Mr. Marshall served as an equity controller for the Don Koll Company, an investment builder and general contractor firm, at which Mr. Marshall worked closely with institutional equity partners and lenders. Before he began his career in real estate, Mr. Marshall worked at Arthur Young & Co. (now Ernst & Young) from June 1969 to June 1973, where he served as Supervising Senior Auditor and was responsible for numerous independent audits of publicly held corporations. During this period, he obtained Certified Public Accountant certification. Mr. Marshall earned a degree in Accounting from the University of Texas, Austin in 1966 and earned a Master of Science Business Administration from the University of California, Los Angeles in 1969. Mr. Marshall serves as Chairman of the Audit Committee.

Joseph L. Provenzano has been a director since June 2002, assumed the role of Corporate Secretary in March 2003, was appointed Executive Vice President of Operations in January 2008, was elected President of our subsidiary, Odor-No-More, Inc., upon the commencement of its operations in January 2010. He is a co-inventor on several of the company's patents and proprietary manufacturing processes, and has developed over 30 products from our CupriDyne® technology.  Mr. Provenzano began his corporate career in 1988 in the marketing field. In 2001 he began work with an investment holding company to manage their mergers and acquisitions department, participating in more than 50 corporate mergers and acquisitions.

Kent C. Roberts II has been a director since August 2011. Presently, Mr. Roberts is a senior member of the investment team at Vulcan Capital where he leads the Financials and Fintech practice and has held this role since 2017.  He was formerly a partner at Acacia Investment Partners, a management consulting firm serving the asset management industry.  He has had a long and successful career in the asset management business as a north American practice leader or at the senior partner level. His investment experience spans 30 years where he served in a leadership role.  Mr. Roberts has worked for both large firms as well as boutiques that bring unique investment expertise to investors around the world. Those firms include:  Global Evolution USA, First Quadrant and Bankers Trust Company. He has presented at numerous industry conferences and as a guest speaker at numerous industry conferences and events. Prior to entering the financial services industry Mr. Roberts worked in the oil and gas exploration industry. Mr. Roberts received an MBA in Finance from the University of Notre Dame and a BS in Agriculture and Watershed Hydrology from the University of Arizona. Mr. Roberts holds a Series 3 license.

John S. Runyan has been a director since October 2011. He has spent his career in the food industry. He began as a stock clerk at age 12, and ultimately served the Fleming Companies for 38 years, his last 10 years as a Senior Executive Officer in its corporate headquarters where he was Group President of Price Impact Retail Stores with annual sales of over $3 billion. He retired from Fleming in 2001, and established JSR&R Company Executive Advising, with a primary emphasis in the United States and international food business. His clients have included Coca Cola, Food 4 Less Price Impact Stores, IGA, Inc., Golden State Foods, Bozzuto Companies Foodstuffs New Zealand, Metcash Australia and McLane International. In 2005, he joined Associated Grocers in Seattle Washington as President and CEO, overseeing its purchase in 2007 by Unified Grocers, at which time he became Executive Advisor to its CEO and to its President. Mr. Runyan currently serves on the board of directors of Western Association of Food Chains and Retailer Owned Food Distributors of America. Additionally, Mr. Runyan served eight years as a board member of the City of Hope’s Northern California Food Industry Circle, which included two terms as President, and was recognized with the City of Hope “Spirit of Life” award. He was the first wholesale executive to be voted “Man of the Year” by Food People Publication. He is a graduate of Washburn University, which recognized his business accomplishments in 2007 as the honoree from the School of Business “Alumni Fellow Award.” Mr. Runyan serves as Chairman of the Compensation Committee.

Jack B. Strommen is a member of the board of directors of our subsidiary, Clyra Medical Technologies, as the representative of Sanatio Capital LLC. Mr. Strommen is the CEO of PD Instore, a leader in the design, production and installation of retail environments and displays for many Fortune 500 companies including Target, Adidas, Verizon, Disney and Sony. He is also an angel investor in several private companies ranging from bio-tech to med-tech to real estate, and serves on the board of directors of several private and public companies. A relentless force of growth, Mr. Strommen has taken his company, PD Instore, to new and ever increasing levels of success. Mr. Strommen purchased the family owned, local based printing firm, from his grandfather in 1999. With his vision and leadership, it went from a local company with $25M in revenues to a global company with $180M in global sales. Mr. Strommen led the company in a private sale in 2015, remaining as CEO.

CORPORATE GOVERNANCE

Our corporate website, www.biolargo.com, contains the charters for our Audit and Compensation Committees and certain other corporate governance documents and policies, including our Code of Ethics. Any changes to these documents and any waivers granted with respect to our Code of Ethics will be posted at www.biolargo.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683. The information at www.biolargo.com is not, and shall not be deemed to be, a part of this prospectus.

Director Independence

The Board has determined that each of Messrs. Marshall, Roberts, Runyan and Strommen is independent as defined under applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards. The Board has determined that none of Messrs. Calvert, Code or Provenzano is independent as defined under applicable Nasdaq listing standards. None of Messrs. Calvert, Code or Provenzano serves on any committees of the Board.

Meetings of our Board of Directors

Our board of directors held five meetings during 2020, and acted via unanimous written consent three times. Each of the incumbent directors attended all the meetings of our board of directors and committees on which the director served, except for one absence at the January 2020 quarterly meeting, and two at the April 2020 quarterly meeting. Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director.

Communications with our Board of Directors

The following procedures have been established by our board of directors to facilitate communications between our stockholders and our board of directors:

•

Stockholders may send correspondence, which should indicate that the sender is a Stockholder, to our board of directors or to any individual director, by mail to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

•

Our Corporate Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which our board of directors has identified as correspondence which may be retained in our files and not sent to directors. Our board of directors has authorized the Corporate Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Corporate Secretary will not screen communications sent to directors.

•

The log of stockholder correspondence will be available to members of our board of directors for inspection. At least once each year, the Corporate Secretary will provide to our board of directors a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders also may communicate directly with the non-management directors as a group, by mail addressed to Dennis E. Marshall, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls and financial improprieties or auditing matters. Any of our employees may confidentially communicate concerns about any of these matters by mail addressed to Audit Committee, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

All the reporting mechanisms also are posted on our corporate website, www.biolargo.com. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of our Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The Audit Committee meets with management and our independent registered public accounting firm to review the adequacy of internal controls and other financial reporting matters. Dennis E. Marshall served as Chairman of the Audit Committee during 2020 and continues to serve in that capacity. John S. Runyan and Kent C. Roberts II, current board members, also serve on the Audit Committee. Our board of directors has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Audit Committee met four times in 2020.

The Compensation Committee reviews the compensation for all our officers and directors and affiliates. The Committee also administers our equity incentive option plan. Mr. Runyan served as Chairman of the Compensation Committee during 2020. Mr. Marshall also serves on the Compensation Committee. The Compensation Committee acted by consent twice during 2020.

Our board of directors did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2019 or 2020 fiscal years. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align their performance and the interests of our stockholders using competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

The Nominating and Corporate Governance Committee was established in November 2018. Its responsibilities include to identify and screen individuals qualified to become members of the Board, to make recommendations to the Board regarding to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board, to development corporate governance guidelines and oversee corporate governance practices, to develop a process for an annual evaluation of the Board and its committees, to review all director compensation and benefits, to review, approve and oversee and related party transaction, to develop and recommend director independent standards, and to develop and recommend a company code of conduct, to investigate any alleged breach and enforce the provisions of the code. This committee did not meet in 2020.

Our board of directors follows the written code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Leadership Structure of our Board of Directors

Mr. Calvert serves as both principal executive officer and Chairman of the Board. The Company does not have a lead independent director. Messrs. Marshall, Roberts, Strommen and Runyan serve as independent directors who provide active and effective oversight of our strategic decisions. As of the date of this filing, the Company has determined that the leadership structure of the Board has permitted the Board to fulfill its duties effectively and efficiently and is appropriate given the size and scope of the Company and its financial condition.

Our Board of Directors’ Role in Risk Oversight

As a smaller company, our executive management team, consisting of Messrs. Calvert and Code, are also members of our board of directors. Our board of directors, including our executive management members and independent directors, is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing our company’s approach to risk management. Our board of directors exercises these responsibilities on an ongoing basis as part of its meetings and through its committees. Each member of the management team has direct access to the other Board members, and our committees of our board of directors, to ensure that all risk issues are frequently and openly communicated. Our board of directors closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, our board of directors regularly reviews our company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

Family Relationships

There are no family relationships among the directors and executive officers of our company.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to our company in all capacities for the fiscal years ended December 31, 2019 and 2020, by our principal executive officer and our three most highly compensated executive officers other than our principal executive officer, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Positions	Year	Salary		Stock Awards(1)	Option Awards(1)		All other Compensation		Total

Dennis P. Calvert,	2019	$288,603	(2)	$—	$335,820	(3)	$31,696	(4)	$656,120
Chairman, Chief Executive Officer and President	2020	$288,603	(2)	$—	$388,716	(3)	$31,696	(4)	$709,016

Kenneth R. Code,	2019	$288,603	(5)	$—	$—		$12,600	(4)	$301,203
Chief Science Officer	2020	$288,603	(5)	$—	$46,176	(6)	$12,600	(4)	$347,379

Charles K. Dargan	2019	$—			$66,900	(7)	$—		$66,900
Chief Financial Officer	2020	$—		$—	$128,954	(7)	$—		$128,954

Joseph Provenzano,	2019	$169,772	(8)	$—	$26,795	(9)	$13,940	(4)	$210,507
Corporate Secretary; President Odor-No-More, Inc	2020	$169,772	(8)	$—	$44,495	(10)	$16,789	(4)	$231,056

____________

(1)

Our company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of awards of stock or options calculated as of the grant date, if the award is fully vested at grant date. These amounts do not represent cash paid to or realized by any of the recipients during the years indicated.

(2)

In 2019 and 2020 the employment agreement for Mr. Calvert provided for a base salary of $288,603, other compensation for health insurance and an automobile allowance. During the year ended December 31, 2019, Mr. Calvert agreed forego $95,900 of cash compensation due to him and accept 498,653 shares of our common stock in lieu thereof, at prices ranging between $0.16 - $0.23 per share. During the year ended December 31, 2020, Mr. Calvert agreed to forego $142,649 of cash compensation due to him and accept 963,282 shares of our common stock in lieu thereof, at prices between $0.12 - $0.17 per share. The common stock issued to Mr. Calvert is subject to a “lock up agreement” that prohibits Mr. Calvert from selling the shares until the earlier of (i) the sale of the Company; (ii) the successful commercialization of BioLargo products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology; and (iii) the Company’s breach of the employment agreement between the Company and Calvert dated May 2, 2017 and resulting in Calvert’s termination. (See “Employment Agreements—Dennis P. Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details).

(3)

On May 2, 2017, pursuant to his employment agreement, we granted to our president, Dennis P. Calvert, an option to purchase 3,731,322 shares of the Company’s common stock. The option is a non-qualified stock option, exercisable at $0.45 per share, the closing price of our common stock on the grant date, exercisable for ten years from the date of grant, and vesting in equal increments on the anniversary of the option agreement for five years. Any portion of the option which has not yet vested shall immediately vest in the event of, and prior to, a change of control, as defined in the employment agreement. The option cliff vests in 4 equal amounts on each anniversary of the option agreement. The option agreement contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. The fair value of this option totaled $1,679,095 and is being amortized monthly through May 2, 2022. During the year ended December 31, 2019 and 2020, we recorded $335,820 and $335,820, respectively, of selling, general and administrative expense related to this option. Additionally, on May 1, 2020, Mr. Calvert received an option to purchase 393,571 shares of the Company’s common stock. The option is a qualified stock option vested upon issuance, exercisable at $0.13 per share, the closing price of our common stock on the grant date, exercisable for ten years from the date of grant. The fair value of this option totaled $52,896.

(4)	Includes health insurance premiums, automobile allowance, and bonus.

(5)

In 2019 and 2020 the employment agreement for Mr. Code provided for a base salary of $288,603 and other compensation of $12,600. During the year ended December 31, 2019, Mr. Code agreed forego $115,101 of cash compensation due to him and accept 582,298 shares of our common stock in lieu thereof, at prices ranging between $0.16 - $0.32 per share. During the year ended December 31, 2020, Mr. Code agreed to forego $157,126 of cash compensation due to him and accept 1,054,646 shares of our common stock in lieu thereof, at $0.12 - $0.17 per share. See “Employment Agreements—Kenneth R. Code” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(6)

On May 1, 2020, Mr. Code received an option to purchase 343,571 shares of the Company’s common stock. The option is a qualified stock option vested upon issuance, exercisable at $0.13 per share, the closing price of our common stock on the grant date, exercisable for ten years from the date of grant. The fair value of this option totaled $46,176.

(7)

Our Chief Financial Officer, Charles K. Dargan II, did not receive any cash compensation during the years ended December 31, 2019 and 2020. During February 2020, Mr. Dargan received an option to purchase 427,500 shares of our common stock, with 25,000 unvested as of December 31, 2020. Additionally, during 2020, Mr. Dargan received additional options to purchase 311,726 shares of the Company’s common stock. These options are a qualified stock option vested upon issuance, exercisable at a range of $0.12 - $0.15 per share, the closing price of our common stock on the grant date. The value set forth in the table reflects the fair value of the options issued that vested during the 12 months of the years indicated. See “Employment Agreements—Charles K. Dargan II” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(8)

In 2019 and 2020, the employment agreement for Mr. Provenzano provided for a base salary of $169,772, and other compensation for health insurance and automobile allowance. See “Employment Agreements – Joseph Provenzano” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(9)

On May 28, 2019, pursuant to his employment agreement, we granted to our Vice President of Operations and President of our subsidiary Odor-No-More, granted Joseph L. Provenzano a restricted stock unit of 500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. Does not include an option to purchase 1,000,000 shares of common stock that vests in five equal increments beginning one year after grant date.

(10)

During 2020, Mr. Provenzano received additional options to purchase 326,161 shares of the Company’s common stock. These options are a qualified stock option vested upon issuance, exercisable at a range of $0.14 - $0.15 per share, the closing price of our common stock on the grant date. The value set forth in the table reflects the fair value of the options issued that vested during the 12 months of the years indicated. See “Outstanding Equity Awards at Fiscal Year-End” below for more details.

Employment Agreements

Dennis P. Calvert

On May 2, 2017, BioLargo, Inc. (the “Company”) and its President and Chief Executive Officer Dennis P. Calvert entered into an employment agreement (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as the President and Chief Executive Officer of the Company and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Kenneth R. Code

We entered into an employment agreement dated as of April 29, 2007 with Mr. Code, our Chief Science Officer (the “Code Employment Agreement”), which we amended on December 28, 2012 such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases. The Code Employment Agreement can automatically renew for one year periods on April 29th of each year but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination, Mr. Code would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same in the Code Employment Agreement.

In addition, Mr. Code will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our board of directors. When such benefits are made available to our senior employees, Mr. Code is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of 10 weeks per year, life insurance equal to three times his base salary and disability insurance.

The Code Employment Agreement further requires Mr. Code to keep certain information confidential, not to solicit customers or employees of our company or interfere with any business relationship of our company, and to assign all inventions made or created during the term of the Code Employment Agreement as “work made for hire”.

Charles K. Dargan II

Charles K. Dargan, II has served as our Chief Financial Officer since February 2008 pursuant to an engagement agreement with his company, CFO 911, that has been renewed and extended each year.

On January 16, 2019, we and Mr. Dargan again extended his engagement agreement. The extension provides for an additional term to expire September 30, 2019, and is retroactively effective to the termination of the prior extension on September 30, 2018. This extension again compensates Mr. Dargan through the issuance of an option to purchase 300,000 shares of the Company’s common stock, at a strike price equal to the closing price of the Company’s common stock on January 16, 2019 of $0.223, to expire January 16, 2029, and to vest over the term of the engagement with 75,000 shares having vested as of December 31, 2018, and the remaining shares to vest 25,000 shares monthly beginning January 31, 2019, and each month thereafter, so long as the engagement agreement is in full force and effect. The Option was issued pursuant to the Company’s 2018 Equity Incentive Plan. The issuance of the Option is Mr. Dargan’s sole source of compensation for the extended term. All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes.

On February 25, 2020, we and Mr. Dargan again extended his engagement agreement to expire January 31, 2021. As the sole compensation for the Extended Term, Mr. Dargan was issued an option (“Option”) to purchase 25,000 shares of the Company’s common stock for each month during the term (thus, an option to purchase 400,000 shares reflecting an extended term of 16 months). The Option vests over the period of the agreement, with 75,000 shares having vested as of December 31, 2019, and the remaining shares to vest 25,000 shares monthly beginning January 31, 2020, and each month thereafter, so long as the agreement is in full force and effect. The Option is exercisable at $0.21 per share, the closing price of BioLargo’s common stock on February 25, 2020, expires ten years from the grant date, and was issued pursuant to the Company’s 2018 Equity Incentive Plan. The Option is Mr. Dargan’s sole compensation for the Extended Term. As was the case in all prior terms of his engagement, there is no cash component of his compensation for the Extended Term. Mr. Dargan is eligible to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes.

On March 18, 2021, we and Mr. Dargan again extended his engagement agreement. The Engagement Extension Agreement dated as of March 18, 2021 (the “Engagement Extension Agreement”) provides for an additional one-year term to expire January 31, 2022 (the “Extended Term”).

As the sole compensation for the Extended Term, Mr. Dargan was issued an option (“Option”) to purchase 25,000 shares of the Company’s common stock for each month during the Extended Term (thus, an option to purchase 300,000 shares reflecting an extended term of 12 months). The Option vests over the period of the Extended Term, with 25,000 shares having vested as of March 15, 2021, and the remaining shares to vest 25,000 shares monthly beginning March 31, 2021, and each month thereafter, so long as the agreement is in full force and effect. The Option is exercisable at $0.174 per share, the closing price of BioLargo’s common stock on the March 18, 2021 grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2018 Equity Incentive Plan.

The Option is Mr. Dargan’s sole compensation for the Extended Term. As was the case in all prior terms of his engagement, there is no cash component of his compensation for the Extended Term. Mr. Dargan is eligible to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes.

Joseph L. Provenzano

Mr. Provenzano has served as Vice President of Operations since January 1, 2008, in addition to continuing to serve as our Corporate Secretary. On May 28, 2019, the Compensation Committee of the Board of Directors approved the terms of a new employment agreement for Mr. Provenzano, and granted to him an incentive stock option (the “Option”) to purchase 1,000,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2018 Equity Incentive Plan (“Plan”). As set forth in the Plan, the exercise price of the Option is equal to the closing price of the Company’s common stock on the May 28 grant date, at $0.17 per share. The shares in the Option vest in five in equal increments over five years, and the Option may be exercised for up to ten years following the grant date. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Provenzano Employment Agreement. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. On May 28, 2019, the Committee also granted Mr. Provenzano a restricted stock unit of 500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. On June 18, 2019, the other terms of his employment agreement were finalized and a document fully executed. Although fully executed on June 18, 2019, the employment agreement is effective as of May 28, 2019, to reflect Option grant date.

The Provenzano Employment Agreement provides that Mr. Provenzano will serve as our Executive Vice President of Operations, as well as the President and Chief Executive Officer of our wholly owned subsidiary Odor-No-More. Mr. Provenzano’s base compensation will remain at his current rate of $170,000 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the our Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance covering the expenses of his personal commercial grade truck which the company uses in company operations on a continual basis, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Provenzano Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Provenzano Employment Agreement provides that Mr. Provenzano’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Provenzano Employment Agreement means physical or mental incapacity or illness rendering Mr. Provenzano unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Provenzano has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Provenzano’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Provenzano Employment Agreement requires Mr. Provenzano to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Provenzano Employment Agreement as “work made for hire”.

Director Compensation

Each director who is not an officer or employee of our company receives an annual retainer of $60,000, paid in cash or shares of our common stock, or options to purchase our common stock (pursuant to a plan put in place by our board of directors), in our sole discretion. Historically, all but one director has received the entirety of his fees in the form of options to purchase stock, rather than cash. In addition, Mr. Marshall and Mr. Runyan each receive an additional $15,000 for their services as the chairman of the Audit Committee and chairman of the Compensation Committee, respectively. The following table sets forth information for the fiscal year ended December 31, 2020 regarding compensation of our non-employee directors. Our employee directors do not receive any additional compensation for serving as a director.

Name	Fees Earned or Fees Paid in Cash		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Dennis E. Marshall	$77,627	(1)	2,627	—	—	$77,627
Jack B. Strommen	$57,495	(2)	—	—	—	$57,495
Kent C. Roberts III	$57,495	(3)	—	—	—	$57,495
John S. Runyan	$71,869	(4)	—	—	—	$71,869

___________

(1)

In 2020, Mr. Marshall earned director fees of $77,627, which included compensation for serving as Chairman of the Audit Committee of our board of directors. None of these fees was paid in cash. During 2020, Mr. Marshall received options in lieu of cash consisting of (i) on March 31, 2020, an issuance of an option to purchase 110,924 shares of our common stock at $0.17 per share, (ii) on June 30, 2020, an issuance of an option to purchase 119,688 shares of our common stock at $0.16 per share, (iii) on September 30, 2020, an issuance of an option to purchase 162,500 shares of our common stock at $0.15 per share, and (iv) on December 31, 2020, an issuance of an option to purchase 156,250 shares of our common stock at $0.12 per share.

(2)

In 2020 Mr. Strommen earned director fees of $57,495. None of these fees was paid in cash. During 2020, Mr. Strommen received options in lieu of cash consisting of (i) on March 31, 2020, an issuance of an option to purchase 88,235 shares of our common stock at $0.17 per share, (ii) on June 30, 2020, an issuance of an option to purchase 93,750 shares of our common stock at $0.16 per share, (iii) on September 30, 2020, an issuance of an option to purchase 100,000 shares of our common stock at $0.15 per share, and (iv) on December 31, 2020, an issuance of an option to purchase 125,000 shares of our common stock at $0.12 per share.

(3)

In 2020 Mr. Roberts earned director fees of $57,495. None of these fees was paid in cash. During 2020, Mr. Roberts received options in lieu of cash consisting of (i) on March 31, 2020, an issuance of an option to purchase 88,235 shares of our common stock at $0.17 per share, (ii) on June 30, 2020, an issuance of an option to purchase 93,750 shares of our common stock at $0.16 per share, (iii) on September 30, 2020, an issuance of an option to purchase 100,000 shares of our common stock at $0.15 per share, and (iv) on December 31, 2020, an issuance of an option to purchase 125,000 shares of our common stock at $0.12 per share.

(4)

In 2020, Mr. Runyon earned director fees of $71,869, which included compensation for serving as Chairman of the Audit Committee of our board of directors. None of these fees was paid in cash. During 2020, Mr. Runyon received options in lieu of cash consisting of (i) on March 31, 2020, an issuance of an option to purchase 110,924 shares of our common stock at $0.17 per share, (ii) on June 30, 2020, an issuance of an option to purchase 117,188 shares of our common stock at $0.16 per share, (iii) on September 30, 2020, an issuance of an option to purchase 125,000 shares of our common stock at $0.15 per share, and (iv) on December 31, 2020, an issuance of an option to purchase 156,250 shares of our common stock at $0.12 per share.

Limitation of Liability and Indemnification Matters

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

In addition, our Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We may enter into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements would require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms. As of the date of this prospectus, our company has not entered into any indemnification agreement with any of its directors or officers, except for Mr. Strommen.

We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of our size and in our industry.

No pending litigation or proceeding involving a director, officer, employee or other agent of our company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our company.

See “Disclosure of SEC Position on Indemnification for Securities Act Liabilities.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2020.  All stock or options that were granted to the Named Executive Officers during the fiscal year ended December 31, 2020 have fully vested, except as indicated.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Share Price on Grant Date	Option Expiration Date
Dennis P. Calvert	3,731,322	1,492,530	1,492,530	$0.45	$0.45	May 2, 2027
	65,000	--	--	$0.22	$0.22	September 19, 2029
	50,000	--	--	$0.14	$0.14	May 1, 2030
	343,571	--	--	$0.14	$0.14	May 1, 2030
Charles K. Dargan II	10,000	--	--	$0.42	$0.42	January 31, 2021
	120,000	--	--	$0.41	$0.41	February 28, 2021
	300,000	--	--	$0.35	$0.35	April 10, 2022
	410,000	--	--	$0.30	$0.30	December 28, 2022
	300,000	--	--	$0.30	$0.30	July 17, 2023
	300,000	--	--	$0.30	$0.30	June 23, 2024
	300,000	--	--	$0.57	$0.57	September 30, 2025
	300,000	--	--	$0.69	$0.69	February 10, 2027
	300,000	--	--	$0.39	$0.39	December 31, 2027
	300,000	--	--	$0.22	$0.22	January 16, 2029
	79,000	--	--	$0.22	$0.22	September 19, 2029
	400,000	--	--	$0.21	$0.21	February 25, 2030
	27,500	--	--	$0.21	$0.21	February 25, 2030
	25,000	--	--	$0.14	$0.14	May 01, 2030
	214,286	--	--	$0.14	$0.14	May 01, 2030
	5,000	--	--	$0.16	$0.16	June 30, 2030
	5,000	--	--	$0.15	$0.15	September 30, 2030
	2,500	--	--	$0.15	$0.15	September 30, 2030
	50,000	--	--	$0.15	$0.15	September 30, 2030
	7,500	--	--	$0.12	$0.12	December 31, 2030
Kenneth R. Code	200,000	--	--	$1.03	$0.94	July 17, 2023
	65,000	--	--	$0.22	$0.22	September 19, 2029
	343,571	--	--	$0.14	$0.14	May 01, 2030
Joseph Provenzano	200,000	--	--	$0.41	$0.41	March 21, 2021
	100,000	--	--	$0.45	$0.45	October 23, 2027
	1,000,000	800,000	800,000	$0.17	$0.17	May 28, 2029
	32,500	--	--	$0.22	$0.22	September 18, 2029
	50,000	--	--	$0.14	$0.14	May 01, 2030
	202,110	--	--	$0.14	$0.14	May 01, 2030
	74,051	--	--	$0.15	$0.15	September 30, 2030

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 31, 2021, including rights to acquire beneficial ownership of shares of our common stock within 60 days of April 1, 2021, by (a) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding Common stock; (b) each director, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percent of Class(2)
Kenneth R. Code(3)	25,052,218	10.4%
Dennis P. Calvert(4)	11,891,727	4.9%
Jack B. Strommen(5)	8,798,629	3.6%
Charles K. Dargan II(6)	3,603,530	1.5%
Dennis E. Marshall(7)	3,330,386	1.4%
Joseph L. Provenzano(8)	2,329,404	1.0%
Kent C. Roberts II(9)	2,538,158	1.0%
John S. Runyan(10)	2,586,721	1.1%
All directors and officers as a group (8 persons)	60,130,773	24.9%

Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

___________

(1)

The address for all directors and the Named Executive Officers is: c/o BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683, except for: Kent C. Roberts II’s address is 1146 Oxford Road, San Marino, CA 91108; Charles K. Dargan II’s address is 18841 NE 29th Avenue, Suite 700, Aventura, FL 33180; and John S. Runyan’s address is 30001 Hillside Terrace, San Juan Capistrano, CA 92675

(2)

Our company has only one class of stock outstanding. The sum of 239,723,128 shares of common stock outstanding as of the date hereof, and 19,496,913 shares of common stock subject to options currently exercisable or exercisable within 60 days by the directors and officers, are deemed outstanding for determining the number of shares beneficially owned by the directors and officers, and the directors and officers as a group, and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

Includes 22,139,012 shares owned indirectly by Mr. Code issued on April 29, 2007 to IOWC Technologies, Inc. in connection with the acquisition by our company of certain intellectual property and other assets on that date. Includes 608,571 shares issuable to Mr. Code upon exercise of options.

(4)

Includes 1,528,695 shares of common stock held by New Millennium Capital Partners, LLC, which is wholly owned and controlled by Mr. Calvert. Includes 2,611,471 shares issuable to Mr. Calvert upon exercise of other options granted from time to time by our company.

(5)	Includes 892,609 shares issuable to Mr. Strommen upon exercise of options; includes 3,590,476 shares issuable to Mr. Strommen upon the exercise of warrants.

(6)	Includes 3,413,286 shares issuable to Mr. Dargan upon exercise of options.

(7)	Includes 3,070,354 shares issuable to Mr. Marshall upon exercise of options.

(8)	Includes 1,058,661 shares issuable to Mr. Provenzano upon exercise of options.

(9)	Includes 2,011,933 shares issuable to Mr. Roberts upon exercise of options.

(10)	Includes 2,239,552 shares issuable to Mr. Runyan upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our company has adopted a policy that all transactions between our company and its executive officers, directors and other affiliates must be approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors, and must be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

From time to time, our company is unable to pay in full amounts due to its officers for salary and business expenses, and those amounts are recorded as liabilities in our financial statements. These amounts are then paid in the future as our company’s cash position allows, or through the issuance of our common stock, or an option to purchase common stock, pursuant to a plan adopted by our board for the payment of outstanding payables.

Our officers and board members routinely forego cash compensation in lieu of receiving common stock or options to purchase common stock, pursuant to a plan adopted by our board for the payment of outstanding payables.

On March 31, 2020, we issued options to purchase 397,058 shares of our common stock at an exercise price of $0.17 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 110,294 to Mr. Marshall in exchange for $18,750 in fees due; 88,235 to Mr. Strommen in exchange for $15,000 in fees due; 88,235 to Mr. Roberts in exchange for $15,000 in fees due; and 110,294 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On June 30, 2020, we issued options to purchase 421,876 shares of our common stock at an exercise price of $0.16 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 117,188 to Mr. Marshall in exchange for $18,750 in fees due; 93,750 to Mr. Strommen in exchange for $15,000 in fees due; 93,750 to Mr. Roberts in exchange for $15,000 in fees due; and 117,188 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On September 30, 2020, we issued options to purchase 450,000 shares of our common stock at an exercise price of $0.15 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 125,000 to Mr. Marshall in exchange for $18,750 in fees due; 100,000 to Mr. Strommen in exchange for $15,000 in fees due; 100,000 to Mr. Roberts in exchange for $15,000 in fees due; and 125,000 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On December 31, 2020, we issued options to purchase 562,500 shares of our common stock at an exercise price of $0.15 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 156,250 to Mr. Marshall in exchange for $18,750 in fees due; 125,000 to Mr. Strommen in exchange for $15,000 in fees due; 125,000 to Mr. Roberts in exchange for $15,000 in fees due; and 156,250 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On March 31, 2019, we issued options to purchase 421,876 shares of our common stock at an exercise price of $0.16 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 117,188 to Mr. Marshall in exchange for $18,750 in fees due; 93,750 to Mr. Strommen in exchange for $15,000 in fees due; 93,750 to Mr. Roberts in exchange for $15,000 in fees due; and 117,188 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On March 31, 2019, we issued an aggregate 579,996 shares of our common stock to two executive officers in exchange for a reduction of $92,799 of salary and unreimbursed business expenses owed to the officers.

On April 29, 2019, we issued an aggregate 579,996 shares of our common stock to two executive officers in exchange for a reduction of $92,799 of salary and unreimbursed business expenses owed to the officers.

On June 30, 2019, we issued options to purchase 293,478 shares of our common stock at an exercise price of $0.23 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 81,522 to Mr. Marshall in exchange for $18,750 in fees due; 65,217 to Mr. Strommen in exchange for $15,000 in fees due; 65,217 to Mr. Roberts in exchange for $15,000 in fees due; and 81,522 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On September 30, 2019, we issued options to purchase 214,286 shares of our common stock at an exercise price of $0.315 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 59,524 to Mr. Marshall in exchange for $18,750 in fees due; 47,619 to Mr. Strommen in exchange for $15,000 in fees due; 47,619 to Mr. Roberts in exchange for $15,000 in fees due; and 59,524 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On December 31, 2019, we issued options to purchase 306,818 shares of our common stock at an exercise price of $0.22 per share to four members of our board of directors, in lieu of $67,500 in fees, as follows: 85,227 to Mr. Marshall in exchange for $18,750 in fees due; 68,182 to Mr. Strommen in exchange for $15,000 in fees due; 68,182 to Mr. Roberts in exchange for $15,000 in fees due; and 85,227 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

DESCRIPTION OF CAPITAL STOCK

As reflected in the Certificate of Incorporation as amended May 25, 2018, our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.00067 per share, and 50,000,000 shares of preferred stock, par value $0.00067 per share.

Authorized and Issued Stock
	Number of shares at March 31, 2021
Title of Class	Authorized	Outstanding	Reserved

Common stock, par value $0.00067 per share	400,000,000	239,723,128	114,800,000

Preferred stock, $0.00067 par value per share	50,000,000	-0-	-0-

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance operations. See “Risk Factors” and “Dividend Policy.”

Liquidation. If our company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue “blank check” preferred stock. Our board of directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. Our board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our company. Issuances of preferred stock in the future could have a dilutive effect on our common stock.

As of the date of this prospectus, there are no shares of our preferred stock outstanding.

DESCRIPTION OF THE OFFERING

This is a registration of shares that were previously sold by the Company in a series of private placements. This prospectus relates to the sale of up to 26,053,650 shares of our common stock by selling stockholders.

SELLING STOCKHOLDERS

 This prospectus relates to the possible resale by the selling stockholders of shares of common stock that have been or may be issued upon exercise of issued and outstanding warrants. The following table summarizes the material terms of the warrants underlying the shares to be sold in this offering. The warrant agreements setting forth the terms of each warrant are filed as Exhibits to the registration statement of which this prospectus is part.

Exhibit Number	Issue Date of the Warrants	Number of Shares	Exercise Price ($/share)	Expiration Date	Aggregate Exercise Price
4.2	December 2014 – January 2015	616,000(1)	0.300	December 2019	$184,800(1)
4.4	June 2016	300,000	0.350	June 2021	105,000
4.6	December 2016 – January 2017	512,281	0.700	December 2021	358,597
4.9	June 2017 – March 2018	2,012,334	0.441	June 2022	904,600
4.13	February – March 2018	390,000	0.350	March 2023	136,500
4.14	March 2018	150,000	0.500	March 2023	75,000
4.16	March 2018	333,334	0.480	April 2023	160,000
4.17	September 2018	2,484,375	0.200	September 2023	496,875
4.18	October 2018	1,000,000	0.250	October 2023	250,000
4.19	January 2019	300,000	0.250	January 2024	75,000
4.20	January – September 2019	14,393,385	0.250	January-September 2024	3,736,214
4.21	August 2019	1,200,000	0.300	August 2024	360,000
4.22	August 2019	2,426,470	0.250	August 2024	606,618
	Total/Average	26,669,650(1)	0.279		$7,449,204(1)

(1) Warrants to purchase 616,000 have expired unexercised as of the date of this prospectus, and thus the totals have been adjusted to exclude the shares issuable pursuant to those warrants, and proceeds received by the company if exercised.

The selling stockholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that they have acquired upon exercise of the warrants. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares.

The following table presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholders, and reflects their holdings as of August 13, 2019. None of the selling stockholders, nor any of their affiliates, has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates, other than as indicated in the table below. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before this Offering(2)	Shares to be Sold in this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering(2)
Brandan M. Adams	879,424	*	401,052	*
Spence Allen	277,735	*	275,735	*
William Anderson	766,355	*	551,471	*
Anne B. Baddour	103,392	*	83,333	*
Stephen G. Bellamy	188,927	*	162,868	*
Harvey Bibicoff	690,874	*	486,029	*
Chappy Bean LLC(3)	1,080,882	*	1,080,882	*
Richard Charter	140,294	*	110,294	*
Sean Cook	68,612	*	43,860	*
Robert J. Cullinan	393,006	*	237,868	*
Demosthenes Dionis	235,413	*	137,868	*
Jason Dombroski	736,941	*	165,441	*
Mark J. Fissore	100,000	*	100,000	*
Peter Garvy	551,471	*	551,471	*
Steven Helms	551,471	*	551,471	*
Christopher Alan Herr	984,186	*	131,579	*
Sean J. Hunter	3,308,824	*	3,308,824	*
Howard Isaacs	137,868	*	137,868	*
Jeff Jackson	437,268	*	137,868	*
Michael Jones	413,603	*	413,603	*
Anne Marie Johnson	110,294	*	110,294	*
Eric P. Johnson	1,243,362	*	100,000	*
Bruce Kelber	242,857	*	150,000	*
Michael A. Krever	503,569	*	373,309	*
Wesley J. Larsen	500,168	*	325,735	*
Philip S. LaRussa	350,735	*	350,735	*
Larry Levine	858,491	*	87,719	*
Lincoln Park Capital Fund, LLC(4)	300,000	*	300,000	*
Rainer Lipski	1,159,250	*	468,750	*
James Masteller	2,254,939	1.2%	413,603	1.0%
Paul McDermott	252,686	*	137,868	*
Douglas J. Morgan	1,326,941	*	1,326,941	*
Scott Mortara	110,294	*	110,294	*
Frederik Nielsen	275,735	*	275,735	*
Don Oates	260,588	*	220,588	*
Partner Ship, Inc.(5)	768,843	*	150,000	*
Bob Peters	275,735	*	275,735	*
Renji Philip	152,868	*	137,868	*
Platinum Point Capital LLC(6)	551,471	*	551,471	*
Raymond A. Pronto	1,064,610	*	100,000	*
Mark Rice	598,289	*	137,868	*
Michael Rivkind	233,334	*	178,071	*

R. Jonathan Robinson	801,583	*	190,294	*
Tim Romanow	387,868	*	137,868	*
Sanatio Capital, LLC(7)	395,512	*	333,334	*
Vincent J. Severino	3,162,432	1.7%	1,358,873	*
Mark Sherman	687,616	*	212,868	*
John L. & Sheryl A. Stephan	425,999	*	166,667	*
William M. Stephens	307,595	*	108,333	*
Jeanne M. Stratta	307,531	*	50,000	*
Thomas J. Talbot	2,992,886	1.6%	1,200,000	*
Tangiers Global LLC(8)	1,930,147	1.1%	1,930,147	*
Shelly Thompson	422,665	*	400,000	*
Triton Funds LP(9)	1,150,000	*	1,000,000	*
Robert David Vednor	264,302	*	66,000	*
Vernal Bay Investments LLC(10)	3,829,963	2.1%	3,829,963	*
John M. Winovich	733,215	*	333,334	*
			26,669,650

* Less than one percent.

(1)	Includes all shares owned as of the date of this prospectus and shares issuable upon exercise of the warrants.
(2)

Percentages are based on 184,273,672 outstanding shares, comprised of 157,604,022 shares outstanding as of September 12, 2019, plus 26,669,650 shares that would be issued upon exercise of the warrants by the Selling Stockholders.

(3)	Dispositive voting power of Chappy Bean LLC held by Jaren Johnson.
(4)

Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(5)	Dispositive voting power of Partner Ship, Inc., held by Patricia Talbot and Mark Fissore.
(6)	Dispositive voting power of Platinum Point Capital LLC by Brian Friefeld.
(7)	Dispositive voting power of Sanatio Capital, LLC held by Jack B. Strommen, a member of the Company’s board of directors.
(8)	Dispositive voting power of Tangier’s Global, LLC held by Michael Sobeck.
(9)	Dispositive voting power of Triton Funds LP held by Yash Thukral, Sam Yaffa, and Nathan Yee.
(10)	Dispositive voting power of Vernal Bay Investments, LLC held by Anthony Jacobson and Robert Boyer.

* Less than one percent (1%)

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholders. The common stock may be sold or distributed from time to time by a selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Each selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Each selling stockholder has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may receive pursuant to the transactions described in the prospectus. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Each selling stockholder has informed us that each such broker-dealer will receive commissions from the selling stockholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between any selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers, any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to the selling stockholders. We have agreed to indemnify the selling stockholders and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

We have advised each selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

Our common stock is quoted on the OTC Markets under the symbol “BLGO”.

Blue Sky Restrictions on Resale

If the selling stockholder desires to sell shares of our common stock under this prospectus in the United States, then the selling stockholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.

Any person who purchases shares of our common stock from the selling stockholder under this prospectus who then desires to sell such shares also will have to comply with Blue Sky laws regarding secondary sales.

DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by such director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares covered by the registration statement of which this prospectus is a part has been passed upon for us by Wilson Bradshaw, LLP.

EXPERTS

The consolidated financial statements included in this prospectus for the years ended December 31, 2020 and 2019 have been audited by Haskell & White LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein (which expressed an unqualified opinion and includes an explanatory paragraph referring to conditions that raise substantial doubt about BioLargo, Inc. and subsidiaries’ ability to continue as a going concern) and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s website (www.SEC.gov) contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our company on our website, located at www.BioLargo.com.

BIOLARGO, INC.

INDEX TO FINANCIAL STATEMENTS

Index to Audited Consolidated Financial Statements of BioLargo, Inc. as of December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019

Consolidated Statements of Operations for the years ended December 31, 2020 and 2019

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2020 and 2019

Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019

Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

BioLargo, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BioLargo, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”).  In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has experienced recurring losses, negative cash flows from operations, has limited capital resources, a net stockholders’ deficit, and significant debt obligations coming due in the near term.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Report of Independent Registered Public Accounting Firm (continued)

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Fair Value of Stock Options—Refer to Notes 5 and 10 to the Consolidated Financial Statements

Critical Audit Matter Description

The Company issues options from both BioLargo, Inc. as well as its partially-owned subsidiary, Clyra Medical. Management uses the Black-Scholes option-pricing model to estimate the fair value of its stock options. The Black-Scholes option-pricing model involves the use of significant estimates, including the following:

■	Risk-free interest rate;
■	Expected share price volatility;
■	Expected dividend yield; and
■	Expected life of the award.

In addition, management discounts the estimated fair value of the Clyra Medical stock options because the partially-owned subsidiary is a private company with no secondary market for its common stock. Given the significant estimates involved in estimating the fair value of stock options, the related audit effort in evaluating management’s estimates in determining the fair value of stock options was extensive and required a high degree of auditor judgment.

How the Critical Audit Matter was Addressed in the Audit

We obtained an understanding over the Company’s process to estimate the fair value of stock options, including how the Company develops each of the estimates required to utilize the Black-Scholes option-pricing model. We applied the following audit procedures related to testing the Company’s estimates utilized in the Black-Scholes option-pricing model:

■	We compared the Company’s risk-free interest rate used to the comparable United States Treasury yield for a term comparable to the stock options’ expected term.

■

We recalculated the Company’s historical share price volatility for a term comparable to the stock options’ expected term. For Clyra Medical, we recalculated a comparable public company’s historical share price volatility for a term comparable to the stock options’ expected term.

■

We performed a look-back at the Company’s previously issued dividends, noting there were none. We inquired with management of the Company who informed us that no future dividends were currently anticipated.

■

We agreed the expected term of stock options granted to employees and non-employees to the original contractual term of the option as management deems it likely they will remain outstanding for the entire original term. We further noted that this was consistent with historical options granted.

In addition, we reviewed management’s analysis over the discount used on the estimated fair value of the Clyra Medical stock options. Management concluded that both the illiquidity and lack of marketability warranted a discount to the estimated fair value calculated using the Black-Scholes option-pricing model. We noted that Clyra Medical is a private company and therefore its stock is not actively traded. We also reviewed the stock sales history of Clyra Medical noting the infrequent stock sales supports management’s assertions of both illiquidity and lack of marketability. We further researched published articles on valuation discounts and noted that the liquidity and lack of marketability discount used by management was within a reasonable range.

Accounting for Complex Debt Transactions—Refer to Notes 4 and 6 to the Consolidated Financial Statements

Critical Audit Matter Description

During the year ended December 31, 2020, the Company refinanced a convertible note to extend the maturity date by one year. The terms of the refinance included: (1) 25% of the principal and accrued interest converted to common stock, (2) a reduction to the conversion price to both the converted and remaining principal, and (3) extension of maturity dates of the warrants outstanding related to the convertible note. Management had to determine whether to account for the refinance as a debt modification or a debt extinguishment. Management determines if the modified terms of the refinance are considered substantially different, defined as the present value of the remaining cash flows after modification differ by at least 10% of those prior to the modification.

Management used the Black-Scholes option-pricing model to estimate the increase in fair value of the warrants modified with the refinanced convertible note, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the convertible note. The Black-Scholes option-pricing model involves the use of significant estimates, including the following:

■	Risk-free interest rate;
■	Expected share price volatility;
■	Expected dividend yield; and
■	Contractual life of the award.

Management also evaluated the refinanced convertible note for any intrinsic beneficial conversion feature, in which the revised convertible price of the note is less that the closing common stock price on the date of refinance. If the relative fair value method is used to value the convertible note and there is an intrinsic beneficial conversion feature, a further analysis is undertaken of the beneficial conversion feature using an effective conversion price which assumes the conversion price is the relative fair value divided by the number of shares the convertible note is converted into by its terms.

Given the significant estimates involved in estimating the total debt discount resulting from the relative fair value of the warrants and intrinsic beneficial conversion feature, as well as determining whether the debt refinance was a debt modification or debt extinguishment, the related audit effort in evaluating both management’s estimates in determining the total debt discount and determination of whether the refinance was a debt modification or debt extinguishment was extensive and required a high degree of auditor judgment.

How the Critical Audit Matter was Addressed in the Audit

We obtained an understanding over the Company’s process to determine whether a debt refinance is a debt modification or debt extinguishment. We reviewed the relevant guidance and management’s calculation of the present value of the cash flows prior to and after the debt modification. We also obtained an understanding over the Company’s process to estimate the debt discount resulting from the increase in the relative fair value of the modified warrants and the increase in the relative fair value of the intrinsic conversion feature from the reduction in conversion price, including how the Company develops each of the estimates required to utilize the Black-Scholes option-pricing model. We applied the following audit procedures related to testing the Company’s estimates utilized in the Black-Scholes option-pricing model:

■	We compared the Company’s risk-free interest rate used to the comparable United States Treasury yield for a term comparable to the warrants’ remaining contractual term.
■	We recalculated the Company’s historical share price volatility for a term comparable to warrants’ remaining contractual term.
■

We performed a look-back at the Company’s previously issued dividends, noting there were none. We inquired with management of the Company who informed us that no future dividends were currently anticipated.

■	We agreed the remaining contractual term of the warrants to the revised contractual term of the refinanced convertible note.

We also reviewed management’s relative fair value calculation used to determine the total debt discount and agreed all inputs as follows:

■	We agreed the fair value of the note to the refinanced convertible note agreement.
■	We agreed the fair value of the warrants to the fair value calculated using the Black-Scholes option-pricing model.
■	We agreed to stock price at the refinance date to the trading price.
■	We agreed the exercise price to the revised conversion price to the refinanced convertible note agreement.

Finally, we recalculated the change in the present value of the remaining cash flows after debt modification to determine if the correct accounting treatment was used by management.

/s/ HASKELL & WHITE LLP

Irvine, California

March 30, 2021

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for per share data)

	DECEMBER 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$716	$655
Accounts receivable, net of allowance	484	355
Inventories, net of allowance	277	16
Prepaid expenses and other current assets	28	39
Total current assets	1,505	1,065

In-process research and development (Note 9)	2,150	1,893
Equipment, net of depreciation	60	95
Other non-current assets	35	35
Investment in South Korean joint venture	63	—
Right of use, operating lease, net of amortization	341	411
Deferred offering cost	—	122
Clyra Medical prepaid marketing (Note 10)	788	—
Total assets	$4,942	$3,621

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$513	$394
Debt obligations (Note 4)	1,206	4,057
Discount on debt, net of amortization	(104)	(1,472)
Deferred revenue	48	35
Lease liability, current	114	125
Clyra Medical accounts payable and accrued expenses	536	208
Clyra Medical debt obligations (See Note 10)	1,231	1,007
Total current liabilities	3,544	4,354

Long-term liabilities:
Debt obligations (Note 4)	507	700
Discount on convertible notes payable, net of amortization	—	(182)
Lease liability	226	286
Common stock held for redemption (Note 9)	900	643
Total liabilities	5,177	5,801

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred Series A, $0.00067 Par Value, 50,000,000 Shares Authorized, -0- Shares Issued and Outstanding, at December 31, 2019 and December 31, 2020	—	—
Common stock, $0.00067 Par Value, 400,000,000 Shares Authorized, 166,256,024 and 225,885,682 Shares Issued, at December 31, 2019 and December 31, 2020	151	111
Additional paid-in capital	135,849	121,327
Accumulated other comprehensive loss	(101)	(99)
Accumulated deficit	(132,041)	(123,492)
Total BioLargo Inc. and subsidiaries stockholders’ equity (deficit)	3,858	(2,153)
Non-controlling interest (Note 10)	(4,093)	(27)
Total stockholders’ equity (deficit)	(235)	(2,180)
Total liabilities and stockholders’ equity (deficit)	$4,942	$3,621

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except for per share data)

	Year ended December 31,
	2020	2019

Revenue
Product revenue	$1,825	$1,460
Service revenue	607	401
Total revenue	2,432	1,861

Cost of revenue
Cost of goods sold	(743)	(627)
Cost of service	(461)	(318)
Total cost of revenue	(1,204)	(945)
Gross profit	1,228	916

Operating expenses:
Selling, general and administrative expenses	7,473	6,140
Research and development	1,338	1,472
Total operating expenses	8,811	7,612

Operating loss	(7,583)	(6,696)

Other income (expense):
Grant income	137	218
Tax credit income	111	63
Interest expense	(1,923)	(3,996)
Loss on extinguishment of debt	(442)	(1,029)
Total other (expense) income	(2,117)	(4,744)

Net loss	(9,700)	(11,440)

Net loss attributable to noncontrolling interest	(1,268)	(750)
Net loss attributable to common stockholders	$(8,432)	$(10,690)

Net loss per share attributable to common stockholders:
Loss per share attributable to stockholders – basic and diluted	$(0.05)	$(0.08)
Weighted average number of common shares outstanding:	195,993,575	152,086,221

Comprehensive loss attributable to common stockholders

Net loss	$(9,700)	$(11,440)
Foreign currency translation adjustment	(2)	(9)
Comprehensive loss	(9,702)	(11,449)

Comprehensive loss attributable to noncontrolling interest	(1,268)	(750)
Comprehensive loss attributable to stockholders	$(8,434)	$(10,699)

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except for share data)

	Common stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Non- controlling	Total stockholders’
	Shares	Amount	capital	deficit	Loss	interest	equity (deficit)
Balance, December 31, 2018	141,466,071	$95	$110,222	$(111,723)	$(90)	$373	$(1,123)
Conversion of notes	12,105,699	8	1,727	—	—	—	1,735
Warrant exercise	7,544,456	5	555	—	—	—	560
Issuance of common stock for service	3,318,490	2	708	—	—	—	710
Issuance of common stock for interest	915,164	1	199	—	—	—	200
Financing fee in common stock cancelled	(150,000)	—	(42)	—	—	—	(42)
Stock issuance to officer	500,000	—	—	—	—	—	—
Sale of stock for cash	556,144	—	125	—	—	—	125
Stock option compensation expense	—	—	1,522	—	—	—	1,522
Warrants and conversion feature issued as discount on convertible notes payable and line of credit	—	—	3,931	—	—	—	3,931
Issuance of Clyra common stock for cash	—	—	186	—	—	350	536
Debt extinguishment expense	—	—	619	—	—	—	619
Warrant reprice	—	—	56	—	—	—	56
Exchange Clyra ownership for BioLargo debt	—	—	440	—	—	—	440
Preferred Series A Clyra dividend, converted to Clyra common shares	—	—	270	(270)	—	—	—
Deemed dividend	—	—	809	(809)	—	—	—
Net loss	—	—	—	(10,690)	—	(750)	(11,440)
Foreign currency translation	—	—	—	—	(9)	—	(9)
Balance, December 31, 2019	166,256,024	$111	$121,327	$(123,492)	$(99)	$(27)	$(2,180)
Conversion of notes	33,157,961	22	3,504	—	—	—	3,526
Issuance of common stock for service	4,458,731	3	663	—	—	—	666
Issuance of common stock for interest	1,728,331	1	183	—	—	—	184
Sale of stock for cash	17,356,064	12	2,771	—	—	—	2,783
Stock issued as a commitment fee	2,928,571	2	(124)	—	—	—	(122)
Stock option compensation expense	—	—	1,821	—	—	—	1,821
Loss on extinguishment	—	—	442	—	—	—	442
Noncontrolling interest allocation	—	—	3,157	—	—	(3,157)	—
Clyra stock options issued for service	—	—	638	—	—	—	638
Clyra stock issued for consulting agreement	—	—	788	—	—	—	788
Clyra stock issued as line of credit commitment fee	—	—	70	—	—	—	70
Issuance of Clyra common stock for cash	—	—	492	—	—	359	851
Deemed dividend	—	—	117	(117)	—	—	—
Net loss	—	—	—	(8,432)	—	(1,268)	(9,700)
Foreign currency translation	—	—	—	—	(2)	—	(2)
Balance, December 31, 2020	225,885,682	$151	$135,849	$(132,041)	$(101)	$(4,093)	$(235)

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except for per share data)

	DECEMBER 31, 2020	DECEMBER 31, 2019
Cash flows from operating activities
Net loss	$(9,700)	$(11,400)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock option compensation expense	2,459	1,522
Common stock issued in lieu of salary to officers and fees for services from vendors	666	710
Common stock issued for interest	184	200
Interest expense related to amortization of the discount on convertible notes payable and line of credit and deferred financing costs	1,618	3,376
Loss on extinguishment of debt	442	1,029
Loss on investment in South Korean joint venture	37	—
Deferred offering expense	—	53
Financing fee paid in stock (cancellation)	—	(42)
Warrant reprice	—	56
Amortization and depreciation expense	58	65
Bad debt expense	13	24
Changes in assets and liabilities:
Accounts receivable	(142)	(121)
Inventories	(261)	(9)
Accounts payable and accrued expenses	122	(65)
Clyra accounts payable and accrued expenses	327	188
Deferred revenue	14	35
Prepaid expenses and other assets	9	(21)
Net cash used in operating activities	(4,154)	(4,422)
Cash flows from investing activities
Equipment purchases	(23)	(35)
Investment in South Korean joint venture	(100)	—
Net cash used in investing activities	(123)	(35)
Cash flows from financing activities
Proceeds from sale of common stock	2,783	125
Proceeds from convertible notes payable	—	1,632
Proceeds from OID offering	—	2,703
Proceeds from notes payable	—	400
Proceeds from SBA loans	507	—
Proceeds from warrant exercise	—	560
Repayment of note payable	(25)	(915)
Proceeds received by Clyra from inventory line of credit	260	430
Repayment by Clyra on inventory line of credit	(36)	(175)
Proceeds from sale of stock in Clyra Medical	851	536
Net cash provided by financing activities	4,340	4,466
Net effect of foreign currency translation	(2)	(9)
Net change in cash	61	—
Cash at beginning of year	655	655
Cash at end of year	$716	$655
Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$118	$195
Income taxes	$2	$3
Non-cash investing and financing activities
Fair value of warrants issued with convertible notes and letter of credit	$—	$3,931
Conversion of convertible notes payable into common stock	$3,526	$1,735
Convertible notes issued with original Issue Discount	$—	$1,008
Deemed dividend	$117	$809
Fair value of right of use and operating lease	$—	$411
Deferred offering costs recorded as additional paid in capital	$(122)	$—
Fair value of shares issued for In Process research and development	$257	$—
Exchange of note payable for Clyra Shares	$—	$440
Exchange of consulting services for Clyra common shares	$788	$—
Fair value of Clyra shares issued as commitment fee	$70	$—
Allocation of stock option expense within noncontrolling interest	$3,157	$—
Clyra preferred shares dividend exchange for Clyra common stock	$—	$270

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Organization

Description of Business

BioLargo, Inc. is an innovative technology developer and environmental engineering company driven by a mission to “make life better” by delivering robust, sustainable solutions for a broad range of industries and applications, with a focus on clean water, clean air. The company also owns a minority interest in an advanced wound care subsidiary that has licensed BioLargo’s technologies.  Our business strategy is straightforward: we invent or acquire technologies that we believe have the potential to be disruptive in large commercial markets; we develop and validate these technologies to advance and promote their commercial success as we leverage our considerable scientific, engineering, and entrepreneurial talent; we then monetize these technical assets through a variety of business structures that may include licensure, joint venture, sale, spin off, or by deploying direct to market strategies.

Liquidity / Going concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. For the year ended December 31, 2020, we had a net loss of $9,700,000, used $4,154,000 cash in operations, and at December 31, 2020, we had a working capital deficit of $2,039,000, and current assets of $1,505,000. We do not believe gross profits in 2021 will be sufficient to fund our current level of operations or pay our debts as they become due during the next 12 months, and therefore we will have to obtain further investment capital to continue to fund operations and seek to refinance our existing debt. We have been, and anticipate that we will continue to be, limited in terms of our capital resources.

During the year ended December 31, 2020, we generated revenues of $2,432,000 through our subsidiaries. (See Note 12.) Our segments did not individually or in the aggregate generate enough revenues or gross profits to fund their operations, or fund our corporate operations or other business segments. Thus, to operate throughout 2020, we continued to sell securities to raise cash (see Notes 3 and 10), and were able to borrow money through programs administered by the Small Business Administration.

As of December 31, 2020, our cash and cash equivalents totaled $716,000, and our total liabilities included $1,006,000 in debt that is convertible at the option of the debtholders, $100,000 of debt that we may convert to equity at the April 2021 maturity date, $100,000 notes due on demand, $224,000 owed by our partially owned subsidiary Clyra Medical Technologies, Inc. (“Clyra”) due in June 2021, and $1,007,000 owed by Clyra that must be paid out of operational cash (see Note 4 and 10), with a maturity date that automatically extends each June. Since December 30, 2020, we have received over $2 million in proceeds from stock sales to Lincoln Park (see Note 3), and paid off $650,000 in debt (see also Note 14). We have two promissory notes due in August, 2021, (see Note 4, “Notes payable, mature August 12 and 16, 2021”), each of which may be converted by the holder into equity at $0.14 per share. If the holders do not voluntarily convert the notes to equity, we intend to pay the notes with cash raised through sales of stock to Lincoln Park, although there is no guarantee that we will be able to do so. The proceeds we receive from stock sales to Lincoln Park is a function of stock price and volume – a lower stock price and less trading volume results in less money we can receive from Lincoln Park. Our agreement with Lincoln Park precludes us from selling shares to Lincoln Park on a daily basis if our stock price falls below $0.10 per share. If we are unable to make daily sales, it is not likely we will be able to sell enough shares to Lincoln Park to pay the debt due in August, 2021. In such event, we intend to negotiate for a delay in repayment with the holders of the notes.

If we are unable to rely on our current arrangement with Lincoln Park to fund our working capital requirements, we will have to rely on other forms of financing, and there is no assurance that we will be able to do so, or if we do so, it will be on favorable terms.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

To reduce our operational cash burdens, we regularly issue officers and vendors stock or options in lieu of cash, and anticipate that we will continue to be able to do so in the future. In the year ended December 31, 2020, our CEO and CSO accepted stock in lieu of $300,000 in unpaid salary and business expenses. Each has indicated a willingness to do so in the future.

The foregoing factors raise substantial doubt about our ability to continue as a going concern, unless we are able to continue to raise funds through stock sales to Lincoln Park or other private financings, and in the long term, our ability to attain a reasonable threshold of operating efficiencies and achieve profitable operations by licensing or otherwise commercializing products incorporating our technologies. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Organization

We are a Delaware corporation formed in 1991. We have four wholly-owned subsidiaries: BioLargo Life Technologies, Inc., organized under the laws of the State of California in 2006; ONM Environmental, Inc. (formerly, Odor-No-More, Inc.), organized under the laws of the State of California in 2009; BioLargo Water Investment Group Inc. organized under the laws of the State of California in 2019, which wholly owns BioLargo Water, Inc., organized under the laws of Canada in 2014; and BioLargo Development Corp., organized under the laws of the State of California in 2016. Additionally, we own 94% (see Note 9) of BioLargo Engineering Science and Technologies, LLC (“BLEST”), organized under the laws of the State of Tennessee in 2017. We also own 45% of Clyra Medical Technologies, Inc. (“Clyra” or “Clyra Medical”), organized under the laws of the State of California in 2012, and consolidate their financial statements (see Note 2, subheading “Principles of Consolidation,” and Note 10).

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, BLEST, and Clyra Medical. Management believes Clyra Medical’s financial statements are appropriately consolidated with that of the Company after reviewing the guidance of ASC Topic 810, “Consolidation”, and concluding that BioLargo controls Clyra Medical. While BioLargo does not have voting interest control through a majority stock ownership of Clyra Medical (it owns 45% of the outstanding voting stock), it does exercise control under the “Variable Interest Model.” There is substantial board overlap, BioLargo is the primary beneficiary since it has the power to direct Clyra Medical’s activities that most significantly impact Clyra Medical’s performance, and it has the obligation to absorb losses or receive benefits (through royalties and licensing) that could be potentially significant to Clyra Medical. BioLargo has consolidated Clyra Medical’s operations for all periods presented. (See Note 10.)

All intercompany accounts and transactions have been eliminated.

Foreign Currency

The Company has designated the functional currency of BioLargo Water, Inc., our Canadian subsidiary, to be the Canadian dollar. Therefore, translation gains and losses resulting from differences in exchange rates are recorded in accumulated other comprehensive income.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents. Substantially all cash equivalents are held in short-term money market accounts at one of the largest financial institutions in the United States. From time to time, our cash account balances are greater than the Federal Deposit Insurance Corporation insurance limit of $250,000 per owner per bank, and during such times, we are exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the financial institution. We do not anticipate non-performance by our financial institution.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020 and 2019, our cash balances were made up of the following (in thousands):

	2020	2019
BioLargo, Inc. and subsidiaries	$637	$652
Clyra Medical Technologies, Inc.	79	3
Total	$716	$655

Accounts Receivable

Trade accounts receivable are recorded net of allowances for doubtful accounts. Estimates for allowances for doubtful accounts are determined based on payment history and individual customer circumstances. The allowance for doubtful accounts as of December 31, 2020 and 2019 was $13,000 and $24,000.

Credit Concentration

We have a limited number of customers that account for significant portions of our revenue. During the year ended December 31, 2020, there were two customers that accounted for more than 10% of consolidated revenues and during the year ended December 31, 2019, there were no customers that accounted for more than 10% of consolidated revenues, as follows:

	2020	2019
Customer A	13%	<10%
Customer B	11%	<10%

We had two customers that each accounted for more than 10% of consolidated accounts receivable at December 31, 2020 and three customers at December 31, 2019 as follows:

	2020	2019
Customer D	32%	<10%
Customer E	10%	<10%
C,ustomer F	<10%	20%
Customer G	<10%	14%
Customer H	<10%	13%

Inventory

Inventories are stated at the lower of cost or net realizable value using the average cost method. The allowance for obsolete inventory as of December 31, 2020 and 2019 was $3,000. As of December 31, 2020, and 2019, inventories consisted of (in thousands):

	2020	2019
Raw material	$111	$11
Finished goods	166	5
Total	$277	$16

Other Assets

Other Assets consisted of security deposits of $35,000 related to our business offices.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equity Method of Accounting

On March 20, 2020, we invested $100,000 into a South Korean entity (Odin Co. Ltd., “Odin”) pursuant to a Joint Venture agreement we had entered into with BKT Co. Ltd. and its U.S. based subsidiary, Tomorrow Water. We received a 40% non-dilutive equity interest, and BKT and Tomorrow Water each received 30% equity interests for an aggregate $150,000 investment.

We account for our investment in the joint venture under the equity method of accounting. We have determined that while we have significant influence over the joint venture through our technology license and our position on the Board of Directors, we do not control the joint venture or are otherwise involved in managing the entity and we own less than a majority of the equity. Therefore, we record the asset on our consolidated balance sheet and record an increase or decrease the recorded balance by our percentage ownership of the profits or losses in the joint venture. During the nine months ended December 31, 2020, the joint venture incurred a loss and our 40% ownership share reduced our investment interest by $37,000.

Impairment

Long-lived and definite lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, then an impairment loss is recognized. The impairment loss is measured based on the fair value of the asset. Any resulting impairment is recorded as a reduction in the carrying value of the related asset in excess of fair value and a charge to operating results. For the years ended December 31, 2020 and 2019, management determined that there was no impairment of its long-lived assets, including its In-process Research and Development (see Note 9).

Earnings (Loss) Per Share

We report basic and diluted earnings (loss) per share (“EPS”) for common and common share equivalents. Basic EPS is computed by dividing reported earnings by the weighted average shares outstanding. Diluted EPS is computed by adding to the weighted average shares the dilutive effect if convertible notes payable, stock options and warrants were exercised into common stock. For the years ended December 31, 2020 and 2019, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the Company’s net loss which creates an anti-dilutive effect of the convertible notes payable, warrants and stock options.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for stock-based transactions, debt transactions, derivative liabilities, allowance for bad debt, asset depreciation and amortization, among others.

The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results of our financial statements.

Share-Based Compensation Expense

We recognize compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Fair value is determined on the grant date. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes Option Pricing Model.

For stock and stock options issued to consultants and other non-employees for services, the Company measures and records an expense as of the earlier of the date at which either: a commitment for performance by the non-employee has been reached or the non-employee’s performance is complete. The equity instruments are measured at the current fair value, and for stock options, the instruments are measured at fair value using the Black Scholes option model.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following methodology and assumptions were used to calculate share-based compensation for the years ended December 31, 2020 and 2019:

	2020						2019
	Non Plan			2007 Plan			Non Plan			2018 Plan
Risk free interest rate	0.66	–	1.02%	0.64	–	1.90%	1.68	–	2.65%	1.68	–	2.65%
Expected volatility	125	–	131%	126	–	133%	133	–	152%	133	–	152%
Expected dividend yield		—			—			—			—
Forfeiture rate		—			—			—			—
Life in years		10			10			10			10

Expected price volatility is the measure by which our stock price is expected to fluctuate during the expected term of an option. Expected volatility is derived from the historical daily change in the market price of our common stock, as we believe that historical volatility is the best indicator of future volatility.

The risk-free interest rate used in the Black-Scholes calculation is based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Historically, we have not had significant forfeitures of unvested stock options granted to employees and Directors. A significant number of our stock option grants are fully vested at issuance or have short vesting provisions. Therefore, we have estimated the forfeiture rate of our outstanding stock options as zero.

Warrants

Warrants issued with our convertible and non-convertible debt instruments are accounted for under the fair value and relative fair value method.

The warrant is first analyzed per its terms as to whether it has derivative features or not. If the warrant is determined to be a derivative and not qualify for equity treatment, then it is measured at fair value using the Black Scholes option model, and recorded as a liability on the balance sheet. The warrant is re-measured at its then current fair value at each subsequent reporting date (it is “marked-to-market”).

If the warrant is determined to not have derivative features, it is recorded into equity at its fair value using the Black Scholes option model, however, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the convertible note.

Convertible debt instruments are recorded at fair value, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the warrant. Further, the convertible debt instrument is examined for any intrinsic beneficial conversion feature (“BCF”) of which the conversion price is less than the closing common stock price on date of issuance. If the relative fair value method is used to value the convertible debt instrument and there is an intrinsic BCF, a further analysis is undertaken of the BCF using an effective conversion price which assumes the conversion price is the relative fair value divided by the number of shares the convertible debt is converted into by its terms. The BCF value is accounted for as equity.

The warrant and BCF relative fair values are also recorded as a discount to the convertible promissory notes. As present, these equity features of the convertible promissory notes have recorded a discount to the convertible notes that is substantially equal to the proceeds received.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-Cash Transactions

We have established a policy relative to the methodology to determine the value assigned to each intangible we acquire, and/or services or products received for non-cash consideration of our common stock. The value is based on the market price of our common stock issued as consideration, at the date of the agreement of each transaction or when the service is rendered or product is received.

Revenue Recognition

We adopted ASU 2014-09, “Revenue from Contracts with Customers”, Topic 606, on January 1, 2018. The guidance focuses on the core principle for revenue recognition.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

We have revenue from four subsidiaries, ONM, BLEST, BioLargo Water, and Clyra. ONM, BioLargo Water, and Clyra identify its contract with the customer through a written purchase order, in which the details of the contract are defined including the transaction price and method of shipment. The only performance obligation is to create and ship the product and each product has separate pricing. Revenue is recognized at a point in time when the order for its goods are shipped if its agreement with the customer is FOB manufacturer, and when goods are delivered to its customer if its agreement with the customer is FOB destination. Revenue is recognized with a reduction for sales discounts, as appropriate and negotiated in the customer’s purchase order. ONM also installs misting systems for which it bills on a time and materials basis. It identifies its contract with the customer through a written purchase order in which the details of the time to be billed and materials purchased and an estimated completion date. The performance obligation is the completion of the installation, and at that time revenue is recognized.

BLEST identifies services to be performed in a written contract, which specifies the performance obligations and the rate at which the services will be billed. Each service is separately negotiated and priced. Revenue is recognized as services are performed and completed. BLEST’s contracts typically call for invoicing for time and materials incurred for that contract. A few contracts have called for milestone or fixed cost payments, where BLEST invoices an agreed-to amount per month for the life of the contract. In these instances, completed work, billed hourly, is recognized as revenue. If the billing amount is greater or lesser than the completed work, a receivable or payable is created. These accounts are adjusted upon additional billings as the work is completed. To date, there have been no discounts or other financing terms for the contracts.

In the event that we generate revenues from royalties or license fees from our intellectual property, we anticipate a licensee would pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. Upon entering into a licensing agreement, we will determine the appropriate method of recognizing the royalty and license fees.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Government Grants

We have been awarded multiple research grants from the Canadian National Research Institute – Industrial Research Assistance Program (NRC-IRAP) and the National Science and Engineering Research Council of Canada (NSERC). The grants received are considered other income and are included in our consolidated statements of operations. We received our first grant in 2015 and have been awarded over 80 grants totaling over $3.7 million. Some of the funds from these grants are given directly to third parties (such as the University of Alberta or a third-party research scientist) to support research on our technology. The grants have terms generally ranging between six and eighteen months and support a majority, but not all, of the related research budget costs. This cooperative research allows us to utilize (i) a depth of resources and talent to accomplish highly skilled work, (ii) financial aid to support research and development costs, (iii) independent and credible validation of our technical claims.

The grants typically provide for (i) recurring monthly amounts, (ii) reimbursement of costs for research talent for which we invoice to request payment, and (iii) ancillary cost reimbursement for research talent travel related costs. All awarded grants have specific requirements on how the money is spent, typically to employ researchers. None of the funds may be used for general administrative expenses or overhead in the United States. These grants have substantially increased our level of research and development activities in Canada. We continue to apply for Canadian government and agency grants to fund research and development activities. Not all of our grant applications have been awarded, and no assurance can be made that any pending grant application, or any future grant applications, will be awarded.

Income Taxes

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of asset and liabilities. Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax asset and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We account for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by generally accepted accounting principles (“GAAP”).  Under GAAP, the tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date.  If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized.  Management believes there are no unrecognized tax benefits or uncertain tax positions as of December 31, 2020 and 2019.

The Company assessed its earnings history, trends and estimates of future earnings and determined that the deferred tax asset could not be realized as of December 31, 2020. Accordingly, a valuation allowance was recorded against the net deferred tax asset.

The Company recognizes interest and penalties on income taxes as a component of income tax expense, should such an expense be realized.

Fair Value of Financial Instruments

Management believes the carrying amounts of the Company’s financial instruments (excluding debt and equity instruments) as of December 31, 2020 and 2019 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, prepaid assets, accounts payable, lines of credit, and other assets and liabilities.

Tax Credits

Our research and development activities in Canada may entitle our Canadian subsidiary to claim benefits under the “Scientific Research and Experimental Development Program”, a Canadian federal tax incentive program designed to encourage Canadian businesses of all sizes and in all sectors to conduct research and development in Canada. Benefits under the program include credits to taxable income. If our Canadian subsidiary does not have taxable income in a reporting period, we instead receive a tax refund from the Canadian Revenue Authority. Those refunds are classified in Other Income on our Consolidated Statement of Operations and Comprehensive Loss.

Leases

In February 2016, the FASB issued ASU Update No. 2016-02, “Leases,” which requires lessees to recognize most leases on their balance sheets as a right-of-use asset with a corresponding lease liability, and lessors to recognize a net lease investment. Additional qualitative and quantitative disclosures are also required (see Note 13). We adopted this standard effective January 1, 2019 using the effective date option, as approved by the FASB in July 2018, which resulted in a $399,000 gross up of assets and liabilities; this balance may fluctuate over time as we enter into new leases, extend or terminate current leases. Upon the transition to ASC 842, the Company elected to use hindsight as a practical expedient with respect to determining the lease terms (as we considered our updated expectations of acceptance of the Westminster California facility lease renewal) and in assessing any impairment of right-of-use assets for existing leases. No impairment is expected at this time. As of December 31, 2020, the right-of-use assets and the lease liability on our balance sheet related to our operating leases totals $341,000.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”. For convertible instruments, the FASB decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The FASB decided to amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. The FASB observed that the application of the derivatives scope exception guidance results in accounting for some contracts as derivatives while accounting for economically similar contracts as equity. The FASB also decided to improve and amend the related EPS guidance. The amendments in this Update are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Management is currently evaluating the effect on the Company’s financials if and when future convertible securities are issued. This Update does not affect the Company’s current financial statements.

In January 2020, the FASB issued Accounting Standards Update No 2020-01, “Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815”. This Update relates to the Company’s equity method of accounting and the potential interactions between the measurement alternative in Topic 321 and the equity method of accounting in Topic 323 and that diverse views have emerged about the application of the measurement alternative and the equity method of accounting since the adoption of Update 2016-01. The measurement alternative is the ability to measure certain equity securities without a readily determinable fair value at cost, minus impairment, if any. Paragraph 321- 10-35-2, as amended, states that if an entity identifies observable price changes in orderly transactions for the identical or a similar investment of the same issuer, it should measure the equity security at fair value as of the date that the observable transaction occurred (hereinafter referred to as the measurement alternative). The amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. At this time management does not believe that adoption of this Update will have an effect on the Company’s financial statements.

Note 3. Sale of Stock for Cash

Lincoln Park Financing

On August 25, 2017, we entered into a stock purchase agreement (“2017 LPC Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park had agreed to purchase from us at our request up to an aggregate of $10 million of our common stock (subject to certain limitations) from time to time over a period of three years.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 30, 2020, we entered into a stock purchase agreement (the “2020 LPC Purchase Agreement”) with Lincoln Park, pursuant to which Lincoln Park agreed to purchase from us at our request up to an aggregate of $10,250,000 of our common stock (subject to certain limitations) from time to time over a period of three years. The agreement allows us, at our sole discretion, to direct Lincoln Park to purchase shares of our common stock, subject to limitations in both volume and dollar amount. The purchase price of the shares that may be sold to Lincoln Park under the agreement is the lower of (i) the lowest sale price on the date of purchase, or (ii) the average of the three lowest closing prices in the prior 12 business days. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the agreement. This agreement replaced the August 2017 agreement with Lincoln Park. Concurrently with the 2020 LPC Purchase Agreement, we entered into a Registration Rights Agreement, pursuant to which we filed a registration statement on Form S-1 with the SEC on April 10, 2020. This registration statement was declared effective on April 21, 2020, and as of April 29, 2020, we commenced regular purchases under the agreement.

Pursuant to the 2020 LPC Purchase Agreement, we issued 2,928,571 shares to Lincoln Park as a commitment fee, valued at $527,000 and recorded as additional paid in capital on our consolidated balance sheet.

During the years ended December 31, 2020 and 2019, we sold 13,388,642 and 556,144 shares to Lincoln Park, and received $2,058,000 and $125,000 in gross and net proceeds. Subsequent to December 31, 2020, we continue to draw on the 2020 LPC Purchase Agreement for working capital (see Note 14).

2020 Unit Offering

Pursuant to an offering commenced in May 2020, we sold 2,374,335 of our common stock and received $367,000 in gross and net proceeds from six accredited investors. In addition to the share, we issued each shareholder a six-month and a five-year warrant to purchase additional share (see Note 6, “Warrants Issued in 2020 Unit Offering”).

BKT Joint Venture

On February 12, 2020, we executed a “Joint Venture Framework Agreement” with a leading wastewater treatment solution provider based in South Korea (BKT Co. Ltd., “BKT”), to create a South Korean entity that would manufacture odor and VOC control products based on our CupriDyne Clean products. We received a $350,000 investment from BKT and issued 1,593,087 shares of our common stock, and invested $100,000 into the joint venture for a 40% ownership share.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Debt Obligations

The following table summarizes our debt obligations outstanding as of December 31, 2020 and 2019 (in thousands). The table does not include debt obligations of our partially owned subsidiary Clyra Medical (see Note 10, “Debt Obligations of Clyra Medical”).

	December 31,
	2020	2019
Current portion of debt:
Note payable, matures on demand 60 days’ notice (or March 8, 2023)	$50	$50
Line of credit, matures on 30-day demand	50	50
Total notes payable and line of credit	$100	$100
Convertible notes payable:
Convertible note, matured April 7, 2020	—	270
Convertible note, matured June 20, 2020(1)	—	25
Convertible twelve-month OID notes, mature beginning June 2020(1)	—	3,112
Convertible note payable, matures April 20, 2021(1)	100	—
Convertible note payable, matures August 9, 2021	600	—
Convertible notes, mature August 12 and 16, 2021(2)	406	550
Total convertible notes payable	1,106	3,957
Total current liabilities	$1,206	$4,057

Long-term debt:
Convertible note payable, matures August 9, 2021	$—	$600
SBA Paycheck Protection Program loans, mature April 2022	357	—
SBA EIDL Loan, matures July 2050	150	—
Convertible notes payable, mature April 20, 2021(1)	—	100
Total long-term liabilities	$507	$700

Total	$1,713	$4,757

(1)	These notes are convertible at our option at maturity.
(2)	These notes are convertible by the noteholders, and not convertible by the Company.

For the years ended December 31, 2020 and 2019, we recorded $1,923,000 and $3,996,000 of interest expense related to the amortization of discounts on convertible notes payable and coupon interest from our convertible notes and lines of credit.

Note payable, matures on demand 60 day’s notice (or March 8, 2023)

On March 8, 2018, we received $50,000 and entered into a note payable. The note is due on upon demand from the noteholder, with sixty days’ notice. In the absence of the demand, the maturity date is March 8, 2023. (See Note 14, Subsequent Events.)** if this is the Kelber note- the demand was waived in Q1 for additional consideration- check that

Lines of credit, due on demand

On March 1, 2018, we received $390,000, and on September 1, 2018, we received $40,000, pursuant to a line of credit accruing interest at a rate of 18% per annum, for which we have pledged our inventory and accounts receivable as collateral. Interest is paid quarterly; the holder may choose to receive interest payments in (i) cash, (ii) our common stock, calculated based on the 20-day average closing price, or (iii) options to purchase our common stock, priced at the 20-day average closing price, the number of shares doubled, and expiring 10 years from the date of grant.

The holders of the line of credit has the right to call due the outstanding principal amount on 30-days’ notice at any time after September 1, 2019.

During July and August 2019, line of credit holders in the principal amount of $205,000, agreed to satisfy the line of credit through the issuance of an amended and restated convertible promissory note totaling $256,000 due in 12 months, August 2020, including a 25% original issue discount. They also received a warrant to purchase 1,130,515 shares of our common stock (see Note 6). The amended and restated note is convertible by the holder at $0.17 per share. The interest rate was reduced from 18% to 5% per annum.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The total of the fair value of the warrant and the fair value of the new note and its beneficial conversion feature exceeded the carrying value of the old note by $315,000, resulting in a loss on debt extinguishment recorded on our statement of operations.

During the three months ended December 31, 2019, $175,000 was paid to line of credit holder. As of December 31, 2020, and 2019, the line of credit outstanding balance totaled $50,000. The line of credit was paid subsequent to year end (see Note 14.)

Convertible Note, matured April 7, 2020 (Vista Capital)

On January 7, 2019, Vista Capital Investments, LLC (“Vista Capital”) invested $300,000 and we issued a convertible promissory note (the “Vista 2019 Note”) in the principal amount of $330,000, maturing nine months from the date of issuance (October 7, 2019). The Vista 2019 Note earned a one-time interest charge of 12%, recorded as a discount on convertible notes and will be amortized over the term of the note. The Vista 2019 Note allowed Vista Capital to convert the note to our common stock at any time at a price equal to 65% of the lowest closing bid price of the Company’s common stock during the 25 consecutive trading days immediately preceding the conversion date. The Vista 2019 Note includes a term that allows Vista Capital to adopt any term of a future financing more favorable than what is provided in the note. For example, these provisions could include a more favorable interest rate, conversion price, or original issue discount. The intrinsic value of the beneficial conversion feature resulted in a fair value totaling $300,000, and is recorded as a discount on convertible notes on our balance sheet. This discount was amortized over the term of the note as interest expense.

On August 13, 2019, we and Vista Capital amended the note extending the maturity date to April 7, 2020.

On November 22, 2019 and December 17, 2019, Vista Capital elected to convert $50,000, totaling $100,000, into 690,530 shares of common stock. As of December 31, 2019, the outstanding balance on this note totaled $270,000.

During the three months ended March 31, 2020, Vista Capital elected to convert the remaining balance of $270,000 of the outstanding principal and interest due on the note, and we issued 2,417,059 shares of our common stock.

Convertible Notes, mature June 20, 2020 (Summer 2017 Unit Offering)

We received a total of $604,000 of investments in our Summer 2017 Unit Offering and issued convertible promissory notes at $0.42 a share.

As of December 31, 2019, one note in the principal amount of $25,000 remained outstanding on this offering.

On June 20, 2020, we elected to convert $25,000 of the remaining outstanding principal on a convertible note issued as part of our Summer 2017 offering and issued 83,334 shares of our common stock.

Convertible Twelve-month OID notes

From June 7, 2019 through September 30, 2019, we received $2,235,000 and issued convertible promissory notes (each, a “Twelve-Month OID Note”) in the aggregate principal amount of $2,794,000, with a 25% original issue discount, to 34 accredited investors. The original issuance discount totaled $559,000 and is recorded as a discount on convertible notes payable on our balance sheet. The intrinsic value of the beneficial conversion features resulted in an aggregate fair value of $2,235,000, and is recorded as a discount on convertible notes on our balance sheet. The discounts were amortized and recorded to interest expense over the term of the notes. These notes each mature twelve months from the date of issuance.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the three months ended September 30, 2019, in exchange for $305,000 of convertible note payables that were coming due, we issued an additional $381,000 in Twelve-Month OID Notes, with a 25% original issue discount. The original issue discount totaled $76,000 and is recorded as a discount on convertible notes payable on our balance sheet. The intrinsic value of the beneficial conversion features resulted in an aggregate fair value of $381,000 and is recorded as debt extinguishment expense on our statement of operations. The discount will be amortized and recorded to interest expense over the term of the notes. These notes mature twelve months from the date of issuance.

Each Twelve-month OID Note was convertible by the investor at any time at $0.17 per share. The notes earned interest at a rate of five percent (5%) per annum, due at maturity. At the maturity of each note, the Company exercised its right to redeem the notes through the issuance of common stock at a conversion price equal to the lower of the “conversion price” (initially $0.17, as may be adjusted), and 70% of the lowest daily volume weighted average price of the Company’s common stock during the 25 trading days preceding the conversion date.

During 2020, $3,112,000 of the remaining outstanding principal of Twelve-Month OID Notes was converted, and we issued 30,208,453 shares of our common stock. Of that amount, 1,415,221 shares were issued as payment for interest due on the notes.

Convertible Note, matures April 20, 2021 (Spring 2018 Unit Offering)

In March 2018 we received one investment of $100,000 for a promissory note convertible at $0.30 per share. This investment was received from an entity owned/controlled by a member of our board of directors. In light of the decreasing price of our common stock, in September 2018, we issued a pricing supplement reducing the unit price to $0.25 per share, reducing the unit price of the prior investor to $0.25 per share. As of December 31, 2020 and 2019, $100,000 was outstanding. We intend to convert this note to equity at its April 20, 2021 maturity.

Convertible note, matures August 9, 2021

On August 9, 2019, we received $600,000 from one accredited investor and issued a promissory note in the principal amount of $600,000, maturing in two years, accruing interest at 15% to be paid in cash monthly, and which converts to common stock at the holder’s option at $0.30 per share. This investor also received a warrant to purchase 1,200,000 shares of our common stock at $0.30 per share, expiring five years from the grant date (see Note 6). Subsequent to December 31, 2020, we paid the outstanding principal of this note in full (see Note 14).

Convertible notes, mature August 12 and 16, 2021

On September 19, 2018, we received $400,000 and issued promissory notes originally due January 5, 2019 and incurring interest at an annual rate of 12% to two investors (Vernal Bay Investments, LLC (“Vernal”) and Chappy Bean, LLC (“Chappy Bean”)).

We and the noteholders agreed to extend the maturity dates of the notes multiple times in 2019. In August, 2019, we made a partial payment to one of the noteholders, and agreed to refinance the remaining $440,000 principal and interest through the issuance of amended and restated convertible promissory notes due in 12 months, which included a 25% original issue discount, and is convertible by the holders at $0.17 per share. The interest rate was reduced from 18% to 5% per annum. The terms of the investment are similar to that offered to the Twelve-month OID note investors (see section above titled “Convertible Twelve-month OID Notes”), and thus we issued warrants in conjunction with the amended and restated notes (see Note 6). Including the OID, the principal amount due on the notes is $550,000. The total of the fair value of the warrants and the fair value of the new notes and their beneficial conversion features exceeded the carrying value of the old notes by $422,000, resulting in a loss on debt extinguishment recorded on our statement of operations.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On August 10, 2020, we entered into an agreement to extend the maturity date of the Vernal note to August 12, 2021. As consideration for the extension of the maturity date, we agreed to lower the conversion price from $0.17 to $0.14, extend the expiration date from September 18, 2023 to September 18, 2025, of a warrant issued to Vernal to purchase 1,734,375 shares of common stock, and extend the expiration date from August 12, 2024 to August 12, 2025 of a warrant issued to Vernal to purchase 2,095,588 shares of common stock. The fair value of the reduced conversion price and extended warrant expirations dates resulted in a fair value totaling $228,000, recorded as a loss on extinguishment on our statement of operations. Vernal subsequently converted $119,000 of principal into 848,214 shares of common stock and $24,000 of accrued interest into 169,643 shares of common stock. The outstanding balance of this note as of December 31, 2020 was $356,000.

On August 10, 2020, we and Chappy Bean entered into an agreement in which we agreed to pay $25,000 in cash, and the holder agreed to extend the maturity date of the note to August 16, 2021. The outstanding balance of this note as of December 31, 2020 was $50,000.

SBA Program Loans

In April 2020, our subsidiaries ONM, BLEST and Clyra received $218,000, $96,000 and $43,000, respectively, received loans pursuant to the U.S. Small Business Administration Paycheck Protection Program. The loans mature in two years and incur interest at 1%. Management believes that it has fully complied with the terms of forgiveness as set forth by the Small Business Administration, and subsequent to December 31, 2020, filed forgiveness applications.

Our subsidiary ONM received an Economic Injury Disaster loan from the U.S. Small Business Administration of $150,000. The term of the loan is 30 years and has a 3.75% interest rate. Monthly payments of $800 begin July 2021.

Note 5. Share-Based Compensation

Restricted Stock Units

On May 28, 2019, our Compensation Committee, in conjunction with the approval of a new employment agreement for our Vice President of Operations and President of our subsidiary ONM, granted Joseph L. Provenzano a restricted stock unit of 500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination.

Issuance of Common Stock in exchange for payment of payables

Payment of Officer Salaries

During the year ended December 31, 2020, we were unable to pay our officer salaries in full, as such, our officers agreed to convert $299,000 of accrued and unpaid salary into 2,017,928 shares of our common stock. The unpaid salary is converted on the last day of each quarter as follows: December 31, 2020, we issued 652,100 shares of our common stock at $0.12 per share; on September 30, 2020, we issued 349,670 shares of our common stock at $0.15; on June 30, 2020, we issued 367,403 shares of our common stock at $0.16; on March 31, 2020, we issued 648,755 shares of our common stock at $0.17 per share.

During the year ended December 31, 2019, we were unable to pay our officer salaries in full, as such, our officers agreed to convert $210,000 of accrued and unpaid salary into 1,080,951 shares of our common stock. The unpaid salary is converted on the last day of each quarter as follows: September 30, 2019, we issued 35,080 shares of our common stock at $0.31 per share; June 28, 2019, we issued 465,875 shares of our common stock at $0.23 per share; March 29, 2019, we issued 579,996 shares of our common stock at $0.16 per share.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shares issued to Officers are unvested at the date of grant and subject to a lock-up agreement restricting vesting and sale until the earlier of (i) the consummation of a sale (in a single transaction or in a series of related transactions) of BioLargo by means of a sale of (a) a majority of the then outstanding common stock of BioLargo (whether by merger, consolidation, sale or transfer of common stock, reorganization, recapitalization or otherwise) or (b) all or substantially all of the assets of BioLargo; and (ii) the successful commercialization of BioLargo’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology; and (iii) the Company’s breach of the employment agreement between the Company and Officer and resulting in Officer’s termination.

Payment of Consultant Fees

During 2020, we were unable to pay our consultant fees in full, as such, agreed to convert $366,000 accrued and unpaid obligations into 2,440,803 shares of our common stock. The unpaid obligation is converted on the last day of each quarter as follows: December 31, 2020, we issued 373,438 shares of our common stock at $0.12 per share; September 30, 2020, we issued 270,000 shares of our common stock at $0.15 per share; June 30, 2020, we issued 1,406,630 shares of our common stock at $0.16 per share; March 31, 2020, we issued 390,735 shares of our common stock at $0.17 per share.

During 2019, we were unable to pay our consultant fees in full, as such, agreed to convert $500,000 of accrued and unpaid obligations into 2,237,539 shares of our common stock. The unpaid obligation is converted on the last day of each quarter as follows: December 31, 2019, we issued 528,001 shares of our common stock at $0.23 per share; September 30, 2019, we issued 594,118 shares of our common stock at $0.26 per share; June 30, 2019, we issued 515,809 shares of our common stock at an average of $0.21 per share; March 29, 2019, we issued 649,545 shares of our common stock at $0.17 per share.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Payment of Interest

During 2020, pursuant to terms included in our debt agreements, we converted $184,000 accrued interest into 1,728,331 shares of our common stock as follows: September 30, 2020, we issued 1,412,052 shares of our common stock at $0.11 per share; June 30, 2020, we issued 297,001 shares of our common stock at $0.16 per share; March 31, 2020, we issued 19,278 shares of our common stock at $0.17 per share.

During 2019, pursuant to terms included in our debt agreements, we converted $200,000 accrued interest into 927,318 shares of our common stock as follows: December 31, 2019 we issued 292,380 shares of our common stock at $0.18 per share, we issued 395,944 shares of our common stock at $0.27 per share; during the three months ended June 30, 2019, we issued 87,478 shares of our common stock, at an average of $0.17 per share; during the three months ended March 31, 2019, we issued 139,362 shares of our common stock at an average of $0.18 per share.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Stock Option Expense

During the years ended December 31, 2020 and 2019, we recorded an aggregate $1,821,000 and $1,552,000, in selling general and administrative expense related to the issuance of stock options. We issued options through our 2018 Equity Incentive Plan, our now expired 2007 Equity Incentive Plan, and outside of these plans. See Note 8 for information on stock option expense for options issued by subsidiary Clyra Medical.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2018 Equity Incentive Plan

On June 22, 2018, our stockholders adopted the BioLargo 2018 Equity Incentive Plan (“2018 Plan”) as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years. It is set to expire on its terms on June 22, 2028. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The total number of shares reserved and available for awards pursuant to this Plan as of the date of adoption of this 2018 Plan by the Board is 40 million shares. The number of shares available to be issued under the 2018 Plan increases automatically each January 1st by the lesser of (a) 2 million shares, or (b) such number of shares determined by our Board.

Activity for our stock options under the 2018 Plan during the year ended December 31, 2019, and the year ended December 31, 2020, is as follows:

					Weighted
					Average	Aggregate
	Options	Exercise			Price per	intrinsic
	Outstanding	Price per share			share	Value(1)
Balance, December 31, 2018	1,318,517	$0.22	–	0.43	$0.30
Granted	7,895,839	$0.16	–	0.40	$0.25
Balance, December 31, 2019	9,214,356	$0.16	–	0.43	$0.25
Granted	11,197,687	$0.12	–	0.40	$0.15
Expired	(1,546,518)
Balance, December 31, 2020	18,865,525	$0.16	–	0.40	$0.19
Non-vested	(6,418,622)	$0.17	–	0.45	$0.19
Vested, December 31, 2020	12,446,903	$0.16	–	0.45	$0.18	$—

(1) – Aggregate intrinsic value based on closing common stock price of $0.12 at December 31, 2020.

The options granted under the 2018 Plan to purchase 11,197,687 shares during 2020 were issued to officers, board of directors, employees and consultants: (i) we issued options to purchase 4,880,945 shares of our common stock at an exercise price of $0.14 per share to employees and consultants as a bonus during the COVID-19 pandemic. These options vest quarterly over one year and the fair value totaled $616,000; (ii) we issued options to purchase 517,500 shares of our common stock at an exercise price range of $0.14 – $0.21 per share to our CFO, with 492,500 shares having vested during 2020, and the remaining shares to vest 25,000 in January 31, 2021, the fair value of the options issued to our CFO totals $100,000; (iii) we issued options to purchase 1,746,434 shares of our common stock at an exercise price on the respective grant date of $0.17 ,$0.16, $0.15 and $0.12 per share to members of our board of directors for services performed, all options vested at issuance and the fair value of these options totaled $250,000; (iv) we issued options to purchase 2,019,556 shares of our common stock to employees as part of an employee retention plan at an exercise price on the respective date of $0.17, $0.16, $0.15 and $0.12 per share; the fair value of employee retention plan options totaled $277,000 and vest quarterly over four years as long as they are retained as employees; (v) we issued options to purchase 531,298 shares of our common stock to consultants in lieu of cash for unpaid obligations totaling $74,000; and (vi) we issued options to purchase 1,501,954 shares of common stock at an exercise price ranging between $0.14 – $0.17 per share to employees to convert accrued and unpaid obligations and for previously issued options that expire. All of these options vested at issuance and the fair value totaled $198,000. All stock option expense is recorded on our consolidated statement of operations as selling, general and administrative expense.

The options to purchase 7,895,839 shares granted during the year ended December 31, 2019 are comprised of options issued to employees, consultants, officers, and directors. We issued options to purchase 6,614,381 shares of our common stock employees as part of their employment agreement and as part of an employee retention program on their respective grant dates ranging between $0.16 – $0.40 per share. The vesting terms for employment agreements generally called for a portion of option to vest immediately and the remaining portion to vest over four years. Certain option issuances to our officers and employees have vesting terms that are based on metrics over a period of time, these are described in more detail below. We issued options to purchase 1,281,458 shares of our common stock to members of our board of directors for services performed, in lieu of cash, at an exercise price on the respective grant dates ranging between $0.16 – $0.32 per share.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Chief Financial Officer Contract Extension

On January 16, 2019, we agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times) with our Chief Financial Officer, Charles K. Dargan, II. The Engagement Extension Agreement dated as of January 16, 2019 (the “Engagement Extension Agreement”) provides for an additional term to expire September 30, 2019 (the “Extended Term”), and is retroactively effective to the termination of the prior extension on September 30, 2018. Mr. Dargan has been serving as the Company’s Chief Financial Officer since such termination pursuant to the terms of the December 31, 2018 extension.

For the Extended Term, Mr. Dargan was issued an option (“Option”) to purchase 300,000 shares of the Company’s common stock, at a strike price equal to the closing price of the Company’s common stock on January 16, 2019 of $0.22, to expire January 16, 2029, and to vest over the term of the engagement with 75,000 shares having vested as of December 31, 2018, and the remaining shares to vest 25,000 shares monthly beginning January 31, 2019, and each month thereafter, so long as the Engagement Agreement is in full force and effect. The Option was issued pursuant to the Company’s 2018 Equity Incentive Plan.

The issuance of the Option is Mr. Dargan’s sole source of compensation for the Extended Term. As was the case in all prior terms of his engagement, there is no cash component of his compensation for this term. Mr. Dargan is eligible to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes.

See also Note 14, Subsequent Events.

Vice President of Operations Contract Extension

On May 28, 2019, the Compensation Committee of the Board of Directors approved the terms of an employment agreement for Joseph L. Provenzano to continue his work as Vice President of Operations and President of our subsidiary ONM, and granted to Mr. Provenzano an incentive stock option to purchase 1,000,000 shares of the Company’s common stock pursuant to the terms of our 2018 Plan. The exercise price and fair value of the option is equal to the closing price of our common stock on the May 28, 2019 grant date, at $0.17 per share. The option will vest annually in 200,000 increments over five years. The option may be exercised for up to ten years following the grant date. Notwithstanding the foregoing, any portion of the option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in Mr. Provenzano’s employment agreement.

Vice President of Sales

On May 28, 2019, the Compensation Committee of the Board of Directors approved the terms of an employment agreement for our Vice President of Sales and issued him options to purchase an aggregate 1,200,000 shares of the Company’s common stock pursuant to the terms of our 2018 Plan. The exercise price of the first option to purchase 200,000 shares is equal to the closing price of our common stock on the May 28 grant date, at $0.17 per share. One-third of the option vests upon grant, the next third at the first anniversary of the grant, and the final third upon the second anniversary of the grant. The remaining options to purchase an aggregate 1,000,000 shares are unvested at grant date, and contingent upon certain performance metrics based on sales of our ONM subsidiary, none of which have been met. As such, no additional fair value was recorded and we are unable to estimate at this time if these metrics will be met. Upon execution of his employment agreement on July 5, 2019, an additional option to purchase 300,000 shares was granted, with an exercise price as of July 5 ($0.25), vesting 100,000 shares on the first, second and third anniversary of the agreement.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Director of Business Development for ONM

On July 23, 2019, the Compensation Committee of the Board of Directors approved the terms of an employment agreement for ONM’s Director of Business Development, who also serves as BioLargo’s Director of Corporate Development, and issued him options to purchase an aggregate 1,000,000 shares of the Company’s common stock at $0.35 per share pursuant to the terms of our 2018 Plan. The first option allows the purchase of 400,000 shares and vests 100,000, 90 days after issuance, 100,000 shares on the first anniversary, and 200,000 shares on the second anniversary of the employment agreement. The remaining options to purchase an aggregate 600,000 shares are unvested at grant date, and contingent upon certain performance metrics based on sales of our ONM subsidiary, none of which have been met. As such, no additional fair value was recorded and we are unable to estimate at this time if these metrics will be met. This individual resigned in August, 2020, and unvested options ceased vesting after that date.

2007 Equity Incentive Plan

On September 7, 2007, and as amended April 29, 2011, the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) was adopted as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years, which expired on September 7, 2017. The Board’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. As of September 2017, the Plan was closed to further stock option grants.

Activity for our stock options under the 2007 Plan for the years ended December 31, 2019 and 2020 is as follows:

					Weighted
					Average	Aggregate
	Options	Exercise			Price per	intrinsic
	Outstanding	price per share			share	Value(1)
Balance, December 31, 2018	9,691,586	0.22	–	0.94	0.43
Expired	(922,135)	0.45	–	0.55	0.49
Balance, December 31, 2019	8,769,451	$0.22	–	0.94	$0.43
Expired	(3,080,088)	0.22	–	0.58	0.38
Balance, December 31, 2020	5,689,363	$0.23	–	0.94	$0.44	$—

(1) – Aggregate intrinsic value based on closing common stock price of $0.12 at December 31, 2020.

Non-Plan Options issued

During the year ended December 31, 2020, we issued options to purchase 1,145,476 shares of our common stock at exercise prices ranging between $0.12 – $0.21 per share to vendors for fees for services. The fair value of the options issued totaled $167,000 and is recorded in our selling, general and administrative expense.

During the year ended December 31, 2019, we issued options to purchase 1,226,586 shares of our common stock at exercise prices ranging between $0.16 – $0.32 per share to vendors for fees for services. The fair value of the options issued totaled $260,000 and is recorded in our selling, general and administrative expense.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity of our non-plan stock options issued for the years ended December 31, 2020 and 2019 is as follows:

					Weighted
	Non-plan				average	Aggregate
	Options	Exercise			price per	intrinsic
	outstanding	price per share			share	value(1)
Balance, December 31, 2018	19,319,496	0.23	–	1.00	0.43
Granted	1,226,586	0.16	–	0.32	0.21
Expired	(941,975)	0.45	–	0.55	0.52
Balance, December 31, 2019	19,604,107	$0.16	–	1.00	$0.43
Granted	1,145,476	0.12	–	0.21	0.15
Balance, December 31, 2020	20,749,583	$0.12	–	1.00	$0.41
Unvested	(2,369,708)		0.45		0.45
Vested and outstanding, December 31, 2020	18,379,875	$0.23	–	1.00	$0.41	$—

(1) – Aggregate intrinsic value based on closing common stock price of $0.12 at December 31, 2020.

Note 6. Warrants

We have certain warrants outstanding to purchase our common stock, at various prices, as described in the following table:

					Weighted
					average	Aggregate
	Warrants	Exercise			price per	intrinsic
	outstanding	price per share			share	value(1)
Balance, December 31, 2018	26,872,430	$0.25	–	1.00	$0.43
Granted	24,490,687	0.25	–	0.48	0.29
Exercised	(7,544,456)		0.30		0.30
Expired	(587,500)		0.40		0.40
Balance, December 31, 2019	43,231,161	$0.25	–	1.00	$0.35
Granted	5,594,314	0.13	–	0.27	0.20
Expired	(15,844,486)	0.18	–	0.70	0.43
Balance, December 31, 2020	32,980,989	$0.13	–	1.00	$0.29	$—

(1) – Aggregate intrinsic value based on closing common stock price of $0.12 at December 31, 2020.

Warrants issued in 2020 Unit Offering

During the year ended December 31, 2020, pursuant to our 2020 Unit Offering (see Note 3), we issued six-month stock purchase warrants to purchase an aggregate 2,318,194 shares of our common stock at prices from $0.18 - $0.22 per share, and five-year stock purchase warrants to purchase an aggregate 2,318,194 shares of our common stock at prices from $0.23 - $0.27 per share.

Warrants Issued to One-Year Noteholders

In conjunction with two investments of one-year convertible notes (see Note 4, “Convertible notes, mature August 12 and 16, 2021”) we issued warrants in July 2017 to purchase an aggregate 400,000 shares to two investors at an exercise price of $0.65 per share. Each of these warrants contained provisions that required a reduction to the exercise price and increase to the number of warrant shares in the event that we sold our common stock at a lower price than the exercise price (subject to some exceptions). During the year ended December 31, 2020, in conjunction with extensions of the maturity dates of these notes, we adjusted downward the warrant exercise price to $0.13, resulting in an increase of 957,926 warrants available for exercise. The increase in warrants resulted in a fair value totaling $117,000, recorded as a deemed dividend in our consolidated statement of stockholders’ equity.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants issued as part of debt extension and extinguishment

On March 5, 2019, we executed amendments extending the maturity dates of notes issued to Vernal Bay and Chappy Bean (see Note 4, subsection titled “Notes payable, mature August 12 and 16, 2020 (previously due September 6, 2019)”). As consideration for this extension, we agreed to reduce the exercise price from $0.25 to $0.20 per share, and increase the number of shares purchasable by the warrants from 1,987,500 to 2,484,375. In doing so, the maximum investment amount under each warrant remained the same.

In conjunction with the refinance of the Vernal and Chappy Bean notes in August 2019, Vernal received a warrant to purchase 2,095,588 shares of our common stock, expiring in five years, and which may be exercised at $0.25 per share, and Chappy Bean received a warrant to purchase 330,882 shares of our common stock under the same terms.

Warrants issued as part of line of credit extinguishment

In July and August 2019, we issued warrants to purchase an aggregate 1,130,515 shares of our common stock to three line of credit holders who had agreed to convert their line of credit into an amended and restated note plus a warrant (see Note 4, “Line of credit, due on demand”). The warrant expires in five years and may be exercised at $0.25 per share.

Warrants issued as part of 2018 OID extinguishment

On September 12 and September 16, 2019, the holders of a convertible note in the aggregate principal amount of $100,000, agreed to satisfy the note through the issuance of an amended and restated convertible promissory note due in 12 months, September 12 and September 16, 2020, including a 25% original issue discount (see Note 4) and a warrant to purchase 551,471 shares of our common stock. The warrant expires in five years and may be exercised at $0.25 per share.

Warrants issued as consent for variable rate debt waiver

On January 7 and January 31, 2019, Lincoln Park Capital Fund, LLC agreed to waive the provisions of the Purchase Agreement dated August 25, 2017, prohibiting variable rate transactions. As consideration for the waivers, we issued to Lincoln Park a warrant to purchase 300,000 shares of our common stock at $0.25 per share, expiring five years from the date of grant. The fair value of these warrants totaled $54,000 and was recorded as a discount on note payable on our consolidated balance sheet and will amortize to interest expense in 2019 over the term of the notes. (See Note 4.)

Warrants issued concurrently with the Nine-month OID notes

In conjunction with the issuance of nine-month OID notes, we issued each investor a warrant to purchase common stock for $0.25 per share, expiring 5 years from the date of issuance. During the three months ended March 31, 2019, we issued warrants to purchase 637,500 shares of our common stock to the three investors. The fair value of these warrants totaled $89,000 and was recorded as a discount on note payable on our consolidated balance sheet and will amortize to interest expense over the term of the notes. On June 7, 2019, we reduced the conversion prices of the notes from $0.25 to $0.17, and this resulted in an increase in the number of warrants purchasable by the investors by 300,000 to 937,500, which resulted our recording the fair value of $84,000, which is recorded as a deemed dividend.

Warrants Issued concurrently with Twelve-month OID notes

During the year ended December 31, 2019, we issued warrants to purchase 12,325,370 shares of our common stock to purchasers of our Twelve-month OID Notes (see Note 4). The warrants allow the holder to purchase common stock for $0.25 per share, expiring 5 years from the date of issuance. The number of shares purchasable under each warrant was equal to the 75% of the principal balance of the investor’s note, divided by $0.17 (thus, for example, a $300,000 investment would yield a note with principal balance of $375,000, and a warrant allowing for the purchase of up to 1,654,412 shares). The fair value and BCF of these warrants totaled $2,240,000 and was recorded as a discount on note payable on our consolidated balance sheet and will amortize to interest expense over the term of the notes.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants Issued concurrently with the Convertible Note due August 9, 2021

In conjunction with an August 2019 investment and the issuance of a convertible note due August 9, 2021 (see Note 4), we issued an investor a warrant to purchase 1,200,000 shares of our common stock for $0.30 per share, expiring 5 years from the date of issuance. The fair value and BCF of these warrants totaled $198,000 and was recorded as a discount on note payable on our consolidated balance sheet and will amortize to interest expense over the term of the note.

Exercise of Warrants

During the year ended December 31, 2019, we issued 7,544,456 shares of our common stock from the exercise of outstanding stock purchase warrants and in exchange we received proceeds totaling $560,000.

On June 24, 2019, Vista Capital exercised its stock purchase warrant issued September 12, 2018, electing to utilize the cashless exercise feature in the warrant. The cashless exercise formula required the issuance of 2,877,790 shares of common stock. The increase of 2,520,780 available shares under the warrant was the result of the downward adjustment of the exercise price (pursuant to price protection features in the warrant), resulting in a fair value totaling $355,000, which is recorded as a deemed dividend in our statement of stockholders’ equity.

Fair Value – Interest Expense

To determine interest expense related to our outstanding warrants issued in conjunction with debt offerings, the fair value of each award grant is estimated on the date of grant using the Black-Scholes option pricing model and the relative fair values are amortized over the life of the warrant. For the determination of expense of warrants issued for services, extinguishment of debt and settlement management also uses the option-pricing model. The principal assumptions we used in applying this model were as follows:

	2020			2019
Risk free interest rate	0.10	–	0.23%	1.42	–	2.13%
Expected volatility	100	–	112%	101	–	110%
Expected dividend yield		—			—
Forfeiture rate		—			—
Expected life in years	2	–	5	1	–	5

The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant. Expected volatilities are based on historical volatility of our common stock. The expected life in years is based on the contract term of the warrant.

Note 7. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses included the following (in thousands):

As of December 31, 2020 (in thousands):

Category	BioLargo	ONM	BLEST	Water	Elim	Totals
Accounts payable	$125	$73	$56	$103	$(42)	$315
Accrued payroll	23	42	91	—	—	156
Accrued interest	42	—	—	—	—	42
Total						$513

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019 (in thousands):

Category	BioLargo	ONM	BLEST	Water	Elim	Totals
Accounts payable	$102	$35	$46	$43	$(31)	$195
Accrued payroll	11	34	82	—	—	128
Accrued interest	71	—	—	—	—	71
Total						$394

See Note 10, “Accounts Payable and Accrued Expenses”, for the accounts payable and accrued expenses of Clyra Medical.

Note 8. Provision for Income Taxes

Given our historical losses from operations, income taxes have been limited to the minimum franchise tax assessed by the State of California. Since 2016, we have not consolidated for tax purposes, our subsidiary, Cyyra Medical, as our ownership interest was less than 80%. Our subsidiary BLEST is a Tennessee limited liability company and as such, is not consolidated in our corporate tax return. As a pass-through entity, it does not pay federal taxes. However, the state of Tennessee charges franchise and excise taxes for limited liability companies, and thus BLEST will incur a nominal franchise tax and will not pay an excise tax unless and until it is profitable.

At December 31, 2020, we had federal and California tax net operating loss carry-forwards (“NOLs”) of approximately $104,000,000 and $47,000,000 respectively. Due to changes in our ownership through common stock issuances throughout the year, the utilization of NOLs may be subject to annual limitations and discounts under provisions of the Internal Revenue Code. We have not conducted a complete analysis to determine the extent of these limitations or any future limitation. Such limitations could result in the permanent loss of a significant portion of the NOLs. Under the Tax Cuts and Jobs Act (“TCJA”) signed into law on December 22, 2018, post‑2018 NOLs may be carried forward indefinitely, and pre‑2018 NOLs have a 20-year limitation on carryforwards; however, the NOLs are limited to the lesser of (1) the aggregate of the NOL carryovers to such year, plus the NOL carry-backs to such year, or (2) 80% of taxable income (determined without regard to the deduction) (Internal Revenue Code Sec. 172(a)). Generally, NOLs can no longer be carried back but are allowed to be carried forward indefinitely (Sec. 172(b)(1)(A), which applies to 2018 and later NOLs only). Nevertheless, for California purposes, the additional taxable income limitations on NOL carryforwards as well as the indefinite time to use the NOLs have not been adopted. Therefore, for California, NOLs expire after 20 years. As such, ours will begin to expire in for the tax period ending December 31, 2021. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law, under which federal NOLs could be carried back for five years against taxable income. Since BioLargo does not have any taxable income, this provision of the CARES Act will not affect any tax position. Realization of our deferred tax assets, which relate to operating loss carryforwards and timing differences, is dependent on future earnings. The timing and amount of future earnings are uncertain and therefore we have established a 100% valuation allowance.

Note 9. In-process Research and Development

On September 26, 2018, BioLargo and Clyra Medical entered into a transaction (the “Scion Transaction”) whereby BioLargo would acquire, and then license back to Clyra, the intangible assets of Scion Solutions, LLC (“Scion”), and in particular its in-process research and development of the “SkinDisc,” a method for treating advanced hard-to-treat wounds including diabetic ulcers. In addition to a pending patent application, the assets included the technical know-how and data developed by the Scion team.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The consideration provided to Scion is subject to an escrow agreement dated September 26, 2018 (“Escrow Agreement”) and earn out provisions and includes: (i) 21,000 shares of the Clyra Medical common stock; (ii) 10,000 shares of Clyra Medical common stock redeemable for 7,142,858 BioLargo common shares (detailed below); and (iii) a promissory note in the principal amount of $1,250,000 owed by Clyra Medical to be paid through new capital investments and revenue, as detailed below. This consideration was initially held in escrow pending Clyra Medical raising $1 million “base capital” to fund its business operations.

On December 17, 2018, the parties entered into a closing agreement (“Closing Agreement”) reflecting the satisfaction of the obligation to raise $1 million “base capital”; at that time, one-half of the shares of Clyra Medical common stock exchanged for the Scion assets were released to Scion. The remaining Clyra Medical common shares (a total of 15,500 shares) remained subject to the Escrow Agreement’s performance metrics, each vesting one-fifth of the remaining shares of common stock: (a) notification of FDA premarket clearance of certain orthopedics products, or recognition by Clyra Medical of $100,000 gross revenue; (b) the recognition by Clyra Medical of $100,000 in aggregate gross revenue; (c) the granting of all or any part of the patent application for the SkinDisc product, or recognition by Clyra Medical of $500,000 in gross revenue; (d) recognition by Clyra Medical of $1 million in aggregate gross revenue; and (e) recognition by Clyra Medical of $2 million in gross revenue.

Immediately following Clyra Medical’s purchase of Scion’s intangible assets, Clyra Medical sold to BioLargo the assets, along with 12,755 Clyra Medical common shares. In exchange, BioLargo issued Clyra Medical 7,142,858 shares of BioLargo common stock. Concurrently, BioLargo licensed back to Clyra Medical the Scion assets. Scion may exchange its 10,000 Clyra Medical common shares for the 7,142,858 shares of BioLargo common stock issued to Clyra Medical, subject to the escrow and earn-out provisions described above. The fair value of the 7,142,858 BioLargo shares as of the date of December 31, 2019, was $1,893,000.

During the year ended December 31, 2020, Clyra’s gross revenue exceeded $200,000, and thus the first and second performance metrics in the Escrow Agreement were met. As a result, Scion vested 6,200 Clyra common shares, of which 2,200 are redeemable for 1,428,571 BioLargo shares. The fair value of the newly vested shares totals $257,000. On our balance sheet, the In-Process Research and Development asset, and Common Stock Held for Redemption liability, each increased by that amount as of December 31, 2020.

Note 10. Noncontrolling Interest – Clyra Medical

As discussed in Note 2, above, we consolidate the operations of our partially owned subsidiary Clyra Medical, of which we owned 45% of its outstanding shares as of December 31, 2020.

Debt Obligations of Clyra Medical

Note Payable (Scion)

In conjunction with the Scion Transaction (see Note 9), Clyra issued a promissory note to Scion in the principal amount of $1,250,000 on September 26, 2018 (“Clyra-Scion Note”), accruing interest at an annual rate of 5%. Clyra is obligated to make principal and interest payments periodically, based on a percent (25%) of investment proceeds, and 5% of revenues. Payments are scheduled to be made annually beginning on June 26, 2021 and each June 26th thereafter until paid. At December 31, 2020 and 2019, the balance due on the Clyra Medical Note Payable totaled $1,007,000.

Line of Credit

On June 30, 2020, Clyra entered into a Revolving Line of Credit Agreement whereby Vernal Bay Capital Group, LLC committed to provide a $1,000,000 inventory line of credit to Clyra. Clyra received $260,000 in draws and made repayments totaling $36,000. As of December 31, 2020, the balance outstanding on this line of credit totals $224,000.

Clyra is required to use funds from the line of credit to produce inventory. Additional draws are conditional upon Clyra presenting invoices or purchase orders to the lender equal to the greater of one-half of principal outstanding on the line of credit, and $200,000. The line of credit note earns interest at 15%, matures in one year, and requires Clyra pay interest and principal from gross product sales. For the first 180 days, on a monthly basis, Clyra is required to pay 30% of gross product sales to reduce amounts owed, and thereafter 60% of gross sales. Clyra issued Vernal Bay 323 shares of its common stock as a commitment fee for the line of credit, valued at $70,000. A security agreement of the same date grants Vernal Bay a security interest in Clyra’s inventory, as that term is defined in the Uniform Commercial Code. Clyra may prepay the note at any time.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consulting Agreement

On December 30, 2015, Clyra entered into a consulting agreement with Beach House Consulting, LLC, through which Jack B. Strommen will be providing consulting services to Clyra related to its sales and marketing activities, and in exchange receive $23,000 per month for a period of four years. On June 30, 2020, at Clyra’s request, Beach House Consulting agreed to accept 3,639 shares of Clyra common stock, in lieu of cash, as full prepayment of the consulting fee. The obligation to provide the consulting services is dependent on Clyra generating an average of $250,000 in monthly sales over three consecutive months, which has not been met. The value of the shares issued to Beach House totaled $788,000 and is recorded as a non-current asset on our balance sheet.

Equity Transactions

As of December 31, 2020, Clyra had the following common shares outstanding:

Shareholder	Shares	Percent
BioLargo, Inc.	49,207	45%
Sanatio Capital	18,704	17%
Scion Solutions(1)	21,700	20%
Other	19,118	18%
Total	108,729

(1)	Does not include an additional 9,300 shares held in escrow subject to performance metrics.

Common Shares

During the year ended December 31, 2020, Clyra sold 2,742 shares of its common stock for $851,000 to private investors at $310 per Clyra share.

In June 2020, BioLargo increased its investment in Clyra by 23,004 shares. Of this amount, 22,513 shares were issued to BioLargo pursuant to an amendment to the BioLargo/Clyra license agreement whereby BioLargo has granted Clyra rights to commercialize its technology in certain medical fields. The amendment provided, among other things, for the payment of the “initial license fee” through the issuance of 22,513 shares of Clyra common stock. Additionally, BioLargo acquired 490 shares of Clyra common stock by making vendor payments on Clyra’s behalf in exchange for the equity, at a price of $310 per share.

During the year ended December 31, 2019, Clyra sold 2,680 shares of its common stock for $536,000 at $200 per Clyra share.

Series A Preferred shares

Sanatio Capital purchased Clyra Series A Preferred shares in 2015. Sanatio Capital is owned by Jack B. Strommen, who subsequently joined BioLargo’s board of directors. Clyra’s Preferred Shares accrue an annual dividend of 8% for a period of five years.

On December 31, 2019, Sanatio Capital agreed to convert the accrued dividend of $270,000, and its preferred shares, into 3,544 shares of Clyra common stock. The dividend is recorded on our December 31, 2019 statement of stockholders’ deficit.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Options

During 2019, Clyra began issuing options to its employees and consultants in lieu of compensation owed. As of December 31, 2019, the Company had issued options to purchase 7,624 shares of Clyra stock. During 2020, Clyra issued options to purchase 3,943 shares of its common stock. Each option issued has an exercise price of $1.00 per share, are vested upon issuance and an expiration date 10 years from the date of grant. The fair value of the options issued in 2020, totaled $853,000, which exceeded the amount of compensation owed, and the additional fair value totaling $214,000 was recorded as a loss on extinguishment of debt in our consolidated statement of operations. We used the Black-Scholes model to calculate the initial fair value, assuming a stock price on date of grant of $310 per share. Because Clyra is a private company with no secondary market for its common stock, the resulting fair value was discounted by 30%.

Accounts Payable and Accrued Expenses

At December 31, 2020, Clyra had the following accounts payable and accrued expenses:

Category	Amount (in thousands)

Accounts payable	$402
Accrued payroll	32
Accrued interest	102
Total	$536

Note 11. BioLargo Engineering, Science and Technologies, LLC

In September 2017, we commenced a full-service environmental engineering firm and formed a Tennessee entity named BioLargo Engineering, Science & Technologies, LLC (“BLEST”). In conjunction with the start of this subsidiary, we entered into a three-year office lease in the Knoxville, Tennessee area, and entered into employment agreements with six scientists and engineers. (See Note 12 “Business Segment Information”.) The company was capitalized with two classes of membership units: Class A, 100% owned by BioLargo, and Class B, held by management of BLEST, and which initially have no “profit interest,” as that term is defined in Tennessee law. However, over the succeeding five years, the Class B members can earn up to a 30% profit interest. They also have been granted options to purchase up to an aggregate 1,750,000 shares of BioLargo, Inc. common stock. The profit interest and option shares are subject to a five year vesting schedule tied to the performance of the subsidiary, including gross revenue targets that increase over time, obtaining positive cash flow by March 31, 2018 (which was not met), collecting 90% of its account receivables, obtaining a profit of 10% in its first year (and increasing in subsequent years), making progress in the scale-up and commercialization of our AOS system, and using BioLargo research scientists (such as our Canadian team) for billable work on client projects. These criteria are to be evaluated annually by BLEST’s compensation committee (which includes BioLargo’s president, CFO, and BLEST’s president), beginning September 2018. Given the significant performance criteria, the Class B units and the stock options will only be recognized in compensation expense if or when the criteria are satisfied.

The BLEST Compensation Committee has met regularly since the subsidiary commenced operations. In 2018, it reviewed the operating performance and determined that the performance metrics were not met and as a result, did not award any Class B units or stock options. In November 2019, it determined that a portion of the performance metrics were met, and that one-half of the eligible profits interests would be vested (2.5% in the aggregate), and therefore one-half of the option interests (10%) would be vested (175,000 options shares in the aggregate). The vesting of option shares resulted in a fair value totaling $44,000, recorded on our consolidated statement of operations as selling, general and administrative expense. The fair value of the profit interest was nominal and not booked. In January 2021, the committee again reviewed the operating performance and determined that a portion of the performance metrics were met. It was agreed that one-half and one-quarter of the eligible profits interests would be vested (3.75% in the aggregate), and therefore one-half of the option interests (15%) would be vested (262,500 options shares in the aggregate). The vesting of option shares resulted in a fair value totaling $65,000, recorded on our consolidated statement of operations as selling, general and administrative expense for the year ended December 31, 2020.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Business Segment Information

BioLargo currently has four operating business segments, plus its corporate entity which is responsible for general corporate operations, including administrative functions, finance, human resources, marketing, legal, etc. The four operational business segments are:

1.	ONM Environmental (formerly Odor-No-More, Inc.) (“ONM”) -- which sells odor and volatile organic control products and services (located in Westminster, California);
2.	Clyra Medical Technologies (“Clyra Medical”) -- which develops and sells medical products based on our technologies;
3.	BLEST -- which provides professional engineering services on a time and materials basis for outside clients and supports our internal operations as needed (located in Oak Ridge, Tennessee); and
4.	BioLargo Water (“Water”) -- which historically focused entirely on R&D, and has now shifted its focus to commercializing the AOS technology (located in Edmonton, Alberta Canada).

Historically, none of our operating business units have operated at a profit and therefore each required additional cash to meet its monthly expenses. The additional sources of the cash to fund the shortfall from operations of ONM, BLEST and BioLargo Water have been provided by BioLargo’s sales of debt or equity, research grants, and tax credits. Clyra Medical has been funded by third party investors who invest directly in Clyra Medical in exchange for equity ownership in that entity.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The segment information for the years December 31, 2020 and 2019, is as follows (in thousands):

	2020	2019
Revenues
BioLargo corporate	$14	$—
ONM Environmental	1,568	1,459
Clyra Medical	240	—
BLEST	1,050	999
BioLargo Water	37	—
Intersegment revenue	(477)	(597)
Total	$2,432	$1,861

Operating loss
BioLargo corporate	$(3,947)	$(3,651)
ONM Environmental	(493)	(335)
Clyra Medical	(1,827)	(1,233)
BLEST	(619)	(749)
BioLargo Water	(697)	(728)
Total	$(7,583)	$(6,696)

Interest expense
BioLargo corporate	$(1,823)	$(3,944)
ONM Environmental	—	(2)
Clyra Medical	(100)	(50)
Total	$(1,923)	$(3,996)

Research and development
BioLargo corporate	$(754)	$(892)
BLEST	(351)	(354)
Clyra Medical	(164)	(219)
BioLargo Water	(505)	(610)
BioLargo corporate - intercompany	436	603
Total	$(1,338)	$(1,472)

As of December 31, 2020	BioLargo	ONM	Clyra	BLEST	Water	Elimination	Total
Tangible assets	$603	$624	$1,125	$314	$105	$(42)	$2,729
Investment in South Korean joint venture	63	—	—	—	—	—	63
Intangible assets	2,150	—	—	—	—	—	2,150

As of December 31, 2019	BioLargo	ONM	Clyra	BLEST	Water	Elimination	Total
Tangible assets	$1,050	$420	$3	$264	$50	$(59)	$1,728
Intangible assets	1,893	—	—	—	—	—	1,893

Note 13. Commitments and Contingencies

Provenzano Employment Agreement

On June 18, 2019, we and the head of our ONM subsidiary, Joseph L. Provenzano, entered into an employment agreement (the “Provenzano Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Provenzano dated January 1, 2008.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Provenzano Employment Agreement provides that Mr. Provenzano will serve as our Executive Vice President of Operations, as well as the President and Chief Executive Officer of our wholly owned subsidiary ONM. Mr. Provenzano’s base compensation will remain at his current rate of $170,000 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the our Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance covering the expenses of his personal commercial grade truck which the company uses in company operations on a continual basis, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

In conjunction with this agreement, our Compensation Committee awarded Mr. Provenzano an option to purchase common stock and restricted stock units under our 2018 Equity Incentive Plan (see Note 5).

The Provenzano Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Provenzano Employment Agreement provides that Mr. Provenzano’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Provenzano Employment Agreement means physical or mental incapacity or illness rendering Mr. Provenzano unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Provenzano has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Provenzano’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one-half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Provenzano Employment Agreement requires Mr. Provenzano to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Provenzano Employment Agreement as “work made for hire”.

Office Leases

We have long-term operating leases for office, industrial and laboratory space in Westminster, California, Oak Ridge, Tennessee, and Alberta, Canada. Payments made under operating leases are charged to the Consolidated Statement of Operations and Comprehensive Loss on a straight-line basis over the term of the operating lease agreement. For the years ended December 31, 2020 and 2019, rental expense was $228,000 and $208,000, respectively.  On January 1, 2019, we adopted ASC 842 which resulted in a right-of-use asset and lease liability. Short-term leases are not included in our analysis. The adoption resulted in an immaterial cumulative effect of an accounting change that was not recorded.  The lease of our Westminster facility qualifies for the new treatment; it originated in August 2016, was originally scheduled to expire August 2020, contains a yearly escalation of 3%, and includes a four-year renewal option whereby the base rent is adjusted to then market value. During 2020, we exercised our option to extend the lease for four years. It is too early for management to determine if it will extend another four years, therefore the additional four-year extension is not included in the analysis. The lease of our Oak Ridge, Tennessee facility also qualifies, and it had one three-year extension to September 2022, and has one renewal option for another five years where the rental rate would adjust to greater of the current price and fair market value. No determination has been made whether to exercise the five-year renewal option for the Oak Ridge facility. The lease of our Canadian facility is less than one year. None of our leases have additional terms related to the payments or mechanics of the lease. The leases have no additional payment terms such as common area maintenance payments, tax sharing payments or other allocable expenses. Likewise, the leases do not contain other terms and conditions of use, such as variable lease payments, residual value guaranties or other restrictive financial terms. Since there is no explicit interest rate in our leases, management used its incremental borrowing rate, which is estimated to be 18% to determine lease liability.

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020, our weighted average remaining lease term is three years and the total remaining operating lease payments is $522,000. Our minimum lease payments over the next five years are as follows:

Years ending	BioLargo Corp / ONM	BLEST	Total
December 31, 2021	$111,000	$65,000	$176,000
December 31, 2022	115,000	43,000	158,000
December 31, 2023	118,000	--	118,000
December 31, 2024	70,000	--	70,000
December 31, 2025	--	--	--
Total minimum lease payments	$414,000	$108,000	$522,000

Note 14. Subsequent Events.

Management has evaluated subsequent events through the date of the filing of this Annual Report and management noted the following for disclosure.

Lincoln Park Capital Purchase of Shares

From January 1, 2021, through March 24, 2021, we have sold 12,511,674 shares of common stock to Lincoln Park pursuant to our the 2020 LPC Purchase Agreement (see Note 3), and received $2,020,000 in gross and net proceeds. These sales were registered with the SEC on Form S-1 (file number 333-237651).

Satisfaction of Notes

On March 1, 2021, we paid in cash the outstanding principal of $600,000, and $7,371 in accrued interest, on the promissory note issued August 9, 2019, and scheduled to mature on August 9, 2021

On March 1, 2021, we paid in cash the outstanding principal of $50,000, and $1,455 in accrued interest, on the remaining amount due on a line of credit in which was due on demand at any time after September 1, 2019. There is no remaining balance on this line of credit, and we no longer have the ability to draw on the line of credit.

Amendment to Note payable matures on 60 day’s notice (or March 8, 2023)

On March 1, 2021, we and the holder of a $50,000 note payable modified the note to set a specific maturity date of March 1, 2023, and allow the investor to convert the note to our common stock at a price of $0.16 per share. In lieu of interest during the extended period of the note, we issued the investor a warrant to purchase 225,000 shares of our common stock at $0.16 per share for a period of five years.

Chief Financial Officer Contract Extension

On March 18, 2021, we and our Chief Financial Officer Charles K. Dargan, II formally agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been and continues to serve as the Company’s Chief Financial Officer. The Engagement Extension Agreement dated as of March 18, 2021 (the “Engagement Extension Agreement”) provides for an additional one-year term to expire January 31, 2022 (the “Extended Term”).

BIOLARGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As the sole compensation for the Extended Term, Mr. Dargan was issued an option (“Option”) to purchase 25,000 shares of the Company’s common stock for each month during the Extended Term (thus, an option to purchase 300,000 shares reflecting an extended term of 12 months). The Option vests over the period of the Extended Term, with 25,000 shares having vested as of March 15, 2021, and the remaining shares to vest 25,000 shares monthly beginning March 31, 2021, and each month thereafter, so long as the agreement is in full force and effect. The Option is exercisable at $0.174 per share, the closing price of BioLargo’s common stock on the March 18, 2021 grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2018 Equity Incentive Plan.

The Option is Mr. Dargan’s sole compensation for the Extended Term. As was the case in all prior terms of his engagement, there is no cash component of his compensation for the Extended Term. Mr. Dargan is eligible to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes.

PPP loan forgiveness

We received a notice dated March 19, 2021, that the Small Business Administration had approved our application for forgiveness of Paycheck Protection Act loan to Clyra Medical in the amount of $43,000.